                                                                    Exhibit 10.1


================================================================================

                             PARTICIPATION AGREEMENT

                                      among

                         SUMITOMO METAL MINING CO., LTD.
                            (a Japanese corporation),

                              SUMITOMO CORPORATION
                            (a Japanese corporation),

                          SUMMIT GLOBAL MANAGEMENT B.V.
                             (a Dutch corporation),

                      COMPANIA DE MINAS BUENAVENTURA S.A.A.
                     (a Peruvian sociedad anonima abierta),

                            PHELPS DODGE CORPORATION
                            (a New York corporation),

                          CYPRUS AMAX MINERALS COMPANY
                            (a Delaware corporation),

                              CYPRUS METALS COMPANY
                            (a Delaware corporation),

                          CYPRUS CLIMAX METALS COMPANY
                            (a Delaware corporation),

                                       and

                       SOCIEDAD MINERA CERRO VERDE S.A.A.
                      (a Peruvian sociedad anonima abierta)

                           Dated as of March 16, 2005

================================================================================

                                Table of Contents

                                                                                   Page
                                                                                   ----
1.    Definitions...............................................................     3
2.    General Capital Increase and Special Dividend.............................    10
      2.1.     Authorization of General Capital Increase and Special Dividend...    10
      2.2.     Conduct of General Capital Increase..............................    13
      2.3.     Initial Sale and Purchase of Preemptive Rights; First Round......    13
      2.4.     Second Round.....................................................    15
      2.5.     Reallocation of Capital Increase Shares..........................    15
      2.6.     Final Allocation.................................................    17
3.    Actions at the First and Final Closings...................................    17
      3.1.     Actions at the First Closing.....................................    17
      3.2.     Actions at or Prior to the Final Closing.........................    18
4.    Cost......................................................................    19
      4.1.     Expenses Incurred in Connection with the Preparation of the
                  Transaction Documents.........................................    19
5.    Representations...........................................................    19
      5.1.     Representations Regarding Cerro Verde............................    19
      5.2.     Representations Regarding PDC....................................    24
      5.3.     Representations Regarding the PD Participant.....................    25
      5.4.     Representations Regarding SC and SMM.............................    27
      5.5.     Representations Regarding SGM and the Sumitomo Participant.......    28
      5.6.     Representations Regarding BVN....................................    30
6.    Covenants.................................................................    31
      6.1.     No Sale of Interest in the Participants..........................    31
      6.2.     Permitted Encumbrances...........................................    31
      6.3.     Beneficial Ownership of PDC Common Stock.........................    32
      6.4.     Covenants Regarding the Sumitomo Participant.....................    32
      6.5.     Actions to Cause Closing, etc....................................    32
      6.6.     Transfers of Interests...........................................    32
      6.7.     Competition; Business Opportunities..............................    33
      6.8.     Conduct of Business until Final Closing..........................    33
      6.9.     Opinions of Counsel..............................................    33

                                Table of Contents
                                   (continued)

                                                                                   Page
                                                                                   ----
7.    Conditions to Closing.....................................................    34
      7.1.     Conditions to Obligations of SMM, SC, SGM and the Sumitomo
                  Participant...................................................    34
      7.2.     Conditions to Obligations of Cerro Verde, the PD Participant
                  Parents and the PD Participant................................    35
      7.3.     Consequences of Failure to Satisfy Conditions to Closing.........    36
8.    Termination...............................................................    36
      8.1.     Event of Termination.............................................    36
      8.2.     Effect of Termination............................................    37
      8.3.     Indemnification..................................................    37
      8.4.     Indemnification Procedures.......................................    38
9.    Use of Information........................................................    40
      9.1.     Confidentiality..................................................    40
      9.2.     Conflict of Interest.............................................    41
10.   Miscellaneous.............................................................    41
      10.1.    Notices..........................................................    41
      10.2.    Entire Agreement.................................................    43
      10.3.    Waiver, etc......................................................    43
      10.4.    Severability.....................................................    44
      10.5.    Governing Law....................................................    44
      10.6.    Arbitration......................................................    44
      10.7.    Binding Effect...................................................    45
      10.8.    Headings.........................................................    45
      10.9.    Counterparts.....................................................    45
      10.10.   Assignability....................................................    45

                                  Exhibit List

Exhibit 1              Dividend Distribution Policy
Exhibit 2              New Cerro Verde Estatutos (Spanish and English)
Exhibit 3              Form of Shareholders Agreement

                                  Schedule List

Schedule A             Mining Concessions
Schedule 5.1(c)(ii)    Compliance with Other Instruments and Laws
Schedule 5.1(c)(iii)   Government Authorizations, Permits and Licenses
Schedule 5.1(d)        Environmental Matters
Schedule 5.1(e)        Taxes
Schedule 5.1(f)        Labor Matters
Schedule 5.1(g)(ii)    Legal Proceedings; Competing Claims
Schedule 5.1(i)        Financial Statements
Schedule 5.1(l)        Absence of Changes and Events
Schedule 5.1(m)        Title to Assets, Mining and Beneficiation Concessions and
                       Other Rights
Schedule 5.1(n)        Related Party Transactions and Commitments

     PARTICIPATION AGREEMENT, dated as of March 16, 2005, among SUMITOMO METAL MINING CO., LTD., a Japanese corporation ("SMM"), SUMITOMO CORPORATION, a Japanese corporation ("SC"), SUMMIT GLOBAL MANAGEMENT B.V., a Dutch corporation ("SGM"), COMPANIA DE MINAS BUENAVENTURA S.A.A., a Peruvian sociedad anonima abierta ("BVN"), PHELPS DODGE CORPORATION, a New York corporation ("PDC"), CYPRUS AMAX MINERALS COMPANY, a Delaware corporation ("CAMC"), CYPRUS METALS COMPANY, a Delaware corporation ("CMC"), CYPRUS CLIMAX METALS COMPANY, a Delaware corporation ("CCMC" or the "PD Participant") and SOCIEDAD MINERA CERRO VERDE S.A.A., a Peruvian sociedad anonima abierta ("Cerro Verde").

                                   WITNESSETH:

     WHEREAS, Cerro Verde currently has 227,309,099 shares of common voting stock, par value U.S.$0.5409 per share ("Common Stock"), outstanding (the "Current Outstanding Shares");

     WHEREAS, the board of directors of Cerro Verde (the "Board") has approved the development of a primary sulfide ore body beneath the oxide ore body located within the mining concessions owned by Cerro Verde identified in Schedule A hereto, which shall be processed into copper concentrate as a final product at new facilities that are to be developed generally as described in the Cerro Verde Primary Sulfide Feasibility Study, dated May 2004, prepared by Fluor Canada Ltd., as modified by the Project Update, dated September 2004 (the "Feasibility Study"), with such changes to such facilities as the Board determines, in its good faith reasonable judgment, to be necessary or advisable and which do not substantially alter the basic nature and scope of such facilities (the "Sulfide Project");

     WHEREAS, in connection with obtaining the financing necessary to implement the Sulfide Project, Cerro Verde is contemplating (i) an equity financing in the form of a general capital increase (the "General Capital Increase") involving the issuance of 122,746,913 additional shares of Common Stock (the "Capital Increase Shares") at the Per Share Price (as defined below) to be consummated after the closing conditions set forth in section 7.1 of this Agreement, as such conditions may have been modified or waived by the Sumitomo Participant (the "Capital Increase Closing Conditions"), have been satisfied or waived; and (ii) debt financings to finance the development and completion of the Sulfide Project and to provide an appropriate amount of working capital for the operation of the Sulfide Project;

     WHEREAS, in connection with the General Capital Increase, each Holder of Record on the date set by the shareholders of Cerro Verde at the Shareholders Meeting

(as defined below) will receive preemptive rights ("Preemptive Rights") to subscribe for up to a number of Capital Increase Shares equal to such shareholder's Respective Share (as defined below) multiplied by the aggregate number of Capital Increase Shares;

     WHEREAS, BVN owns 20,833,367 Current Outstanding Shares, which represent approximately 9.2% of the Current Outstanding Shares (the "Current BVN Shares"), and believes it is in the best interests of Cerro Verde to develop the Sulfide Project and to engage Minera Phelps Dodge del Peru S.A.C., a Peruvian sociedad anonima cerrada and indirect subsidiary of PDC ("MPDP"), to assist such development and serve as the Operator on terms and conditions to be set forth in an operator's agreement that shall be in form and substance reasonably satisfactory to Cerro Verde, MPDP, SMM, SC and BVN (the "Operator's Agreement");

     WHEREAS, BVN and the other parties hereto wish for BVN to increase its equity investment in Cerro Verde to up to 20.1% of the Common Stock by participating in the General Capital Increase on the terms and conditions contemplated herein;

     WHEREAS, SC owns 100% of the outstanding shares of capital stock of SGM, and as of the First Closing Date, SMM will own 80% of the outstanding capital stock of the Sumitomo Participant, SGM will own 20% of the outstanding capital stock of the Sumitomo Participant and the Sumitomo Parties wish to make an investment in Cerro Verde with the understanding that MPDP, an indirect subsidiary of PDC, will serve as Operator on the terms and conditions set forth in the Operator's Agreement;

     WHEREAS, the parties hereto wish for the Sumitomo Participant to make an equity investment of up to 24.99% of the Common Stock by participating in the General Capital Increase on the terms and conditions contemplated herein;

     WHEREAS, SMM and Cerro Verde wish to arrange a ten-year concentrate sales agreement, which shall be in form and substance reasonably satisfactory to Cerro Verde and SMM, under which SMM would agree to purchase each year up to 50% of all copper concentrates produced by the Sulfide Project, including copper concentrates produced by third parties under any toll agreements providing for the treatment of ore mined by Cerro Verde (the "SMM Concentrate Agreement");

     WHEREAS, PDC owns 100% of the outstanding shares of capital stock of CAMC; CAMC owns 100% of the outstanding shares of capital stock of CMC, CMC owns 100% of the outstanding shares of capital stock of the PD Participant; and the PD Participant owns 187,500,306 Current Outstanding Shares, which represent approximately 82.5% of the Current Outstanding Shares;

     WHEREAS, subject to the consummation of the General Capital Increase on the Final Closing Date (as defined below), Cerro Verde intends to pay the Special Dividend

(as defined below) on such date to the Holders of Record of Current Outstanding Shares; and

     NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements herein set forth, the parties hereto agree as follows:

     1. Definitions.

     AAA: the meaning given in section 10.6(b) of this Agreement.

     Affiliate: with respect to a particular Person, any Person directly or indirectly controlling, controlled by or under common control with such Person.

     Agreement: this Participation Agreement, as amended, modified or supplemented from time to time.

     Board: the meaning given in the second recital of this Agreement.

     Business Day: any day other than a Saturday, Sunday, national holiday in the United States, the Netherlands or the Republic of Peru or day on which either state or national banking institutions in the State of Arizona or the State of New York or banking institutions in the Netherlands or the Republic of Peru are not open for the conduct of normal banking business.

     BVL: Bolsa de Valores de Lima.

     BVN: Compania De Minas Buenaventura S.A.A., a Peruvian sociedad anonima abierta.

     BVN First Round Rights: the meaning given in section 2.3(c)(i) of this Agreement.

     BVN Shares: the Capital Increase Shares that BVN has agreed to acquire on the Final Closing Date pursuant to this Agreement.

     BVN Shortfall: the meaning given in section 2.5(a)(i) of this Agreement.

     Call Exercise Notices: the meaning given in section 2.5(b)(ii) of this Agreement.

     CAMC: Cyprus Amax Minerals Company, a Delaware corporation.

     Capital Increase Closing Conditions: the meaning given in the third recital of this Agreement.

     Capital Increase Shares: the meaning given in the third recital of this Agreement.

     CAVALI: Caja de Valores y Liquidaciones de Lima ICLV S.A.

     CCMC: Cyprus Climax Metals Company, a Delaware corporation.

     Cerro Verde: Sociedad Minera Cerro Verde S.A.A., a Peruvian sociedad anonima abierta.

     Claimant: the meaning given in section 10.6(b) of this Agreement.

     Closing Conditions: the meaning given in section 7.1 of this Agreement.

     CMC: Cyprus Metals Company, a Delaware corporation.

     Committed Capital Increase Shares: with respect to any Person, Capital Increase Shares that such Person has committed to purchase by validly exercising a Preemptive Right in the General Capital Increase.

     Common Stock: the meaning given in the first recital of this Agreement.

     CONASEV: Comision Nacional Supervisora de Empresas y Valores.

     Confidential Information: the meaning given in section 9.1 of this Agreement.

     Current BVN Shares: the meaning given in the fifth recital of this Agreement.

     Current Outstanding Shares: the meaning given in the first recital of this Agreement.

     Damages: the meaning given in section 8.3(a).

     Defendant: the meaning given in section 10.6(b) of this Agreement.

     Direct Claim Notice: the meaning given in section 8.4(b) of this Agreement.

     El Peruano: the Peruvian official gazette published daily by Editora Peru, a private company fully owned and controlled by the Peruvian government.

     Excess Sumitomo Participant Shares: the meaning given in section 2.5(a)(ii) of this Agreement.

     Feasibility Study: the meaning given in the second recital of this Agreement.

     Final Allocation: the meaning given in section 2.6 of this Agreement.

     Final Closing: the meaning given in section 3.2 of this Agreement.

     Final Closing Date: the meaning given in section 3.2 of this Agreement.

     Financial Statements: the meaning given in section 5.1(i) of this Agreement.

     First Closing: the meaning given in section 3.1 of this Agreement.

     First Closing Date: the meaning given in section 3.1 of this Agreement.

     First Round: the meaning given in section 2.3(a) of this Agreement.

     First Round Trading Period: the meaning given in section 2.3(a) of this Agreement.

     Full Completion: final completion of the Sulfide Project as set forth in the Project Debt Agreements.

     Fully Diluted Respective Share: with respect to any holder of Common Stock or Preemptive Rights, the percentage interest of such holder in the aggregate number of shares of Common Stock that will be outstanding immediately after the Final Closing.

     General Capital Increase: the meaning given in the third recital of this Agreement.

     Holder of Record: a Participant or Person registered with CAVALI as an owner of Current Outstanding Shares on any Record Date.

     Indemnitee: the meaning given in section 8.4 of this Agreement.

     Indemnitor: the meaning given in section 8.4 of this Agreement.

     Liability Threshold Amount: the meaning given in section 8.3(a) of this Agreement.

     Material Adverse Effect: any change or effect that is materially adverse to
(a) the financial condition, properties, assets, business or results of operations of Cerro Verde taken as a whole or (b) the ability of Cerro Verde to achieve Full Completion of the Sulfide Project; provided, that any adverse change in or effect resulting from (i) regulatory, economic or political conditions (including acts of war, declared or undeclared, armed hostilities and terrorism) in Peru having general application and effect on the mining industry or generally in Peru, (ii) Peruvian or international financial or securities markets or prevailing interest rates, (iii) international market prices of copper generally, or (iv) the announcement of this Agreement or any Other Transaction Document or the consummation of the transactions contemplated in the Transaction Documents or in the Project Debt Agreements, shall not constitute a Material Adverse Effect.

     MPDP: Minera Phelps Dodge del Peru S.A.C., a Peruvian sociedad anonima cerrada.

     New Cerro Verde Estatutos: the meaning given in section 2.1(c)(v) of this Agreement.

     Operator: Minera Phelps Dodge del Peru S.A.C., Peruvian sociedad anonima cerrada and an indirect wholly-owned subsidiary of PDC, which shall act as operator pursuant to the Operator's Agreement, or any entity which shall replace such corporation as operator pursuant to the terms thereof.

     Operator's Agreement: the meaning given in the fifth recital of this Agreement.

     Other Transaction Documents: the Shareholders Agreement, the SMM Concentrate Agreement and the Operator's Agreement.

     Participants: the PD Participant, the Sumitomo Participant, BVN and any Person which becomes a party to the Shareholders Agreement and a participant in accordance with the provisions of sections 9 or 10 of the Shareholders Agreement.

     PDC: Phelps Dodge Corporation, a New York corporation.

     PD Closing Conditions: the meaning given in section 2.1(c)(vii)(E)

     PD Participant: Cyprus Climax Metals Company, a Delaware corporation.

     PD Participant Parents: PDC, CAMC and CMC.

     PD Participant Shortfall: the meaning given in section 2.5(a)(iv) of this Agreement.

     PD Reallocation Call Options: the meaning given in section 2.5(b)(ii) of this Agreement.

     PD Reallocation Shares: the meaning given in section 2.5(b)(i) of this Agreement.

     Person: any individual, corporation, partnership, association, public body, governmental authority or other entity.

     Per Share Price: U.S.$3.6074 per share of Common Stock.

     Peruvian GAAP: accounting principles generally accepted in the Republic of Peru.

     Preemptive Right: the meaning given in the fourth recital of this Agreement.

     Preemptive Right Certificate: the meaning given in the fourth recital of this Agreement.

     Project Debt Agreements: the definitive agreements providing for indebtedness for money borrowed or incurred by Cerro Verde to finance the development and completion of the Sulfide Project and to provide an appropriate amount of working capital for the operation of the Sulfide Project.

     Qualified Directors: the meaning given in the New Cerro Verde Estatutos.

     Record Date: a date set by Cerro Verde's shareholders at a shareholders meeting or, upon appropriate delegation of authority, by Cerro Verde's Board of Directors, in accordance with applicable Peruvian law, to determine which shareholders will be entitled to the benefit of a specified corporate action.

     Respective Share: with respect to any holder of Common Stock, the percentage interest of such holder of Common Stock in the aggregate number of Current Outstanding Shares.

     SC: Sumitomo Corporation, a Japanese corporation.

     Second Round Distribution: the meaning given in section 2.4(a) of this Agreement.

     Second Round: the meaning given in section 2.4(a) of this Agreement.

     Second Round Preemptive Rights: the meaning given in section 2.4(a) of this Agreement.

     SGM: Summit Global Management B.V., a Dutch corporation.

     Shareholders Agreement: a shareholders agreement substantially in the form of Exhibit 3.

     Shareholders Meeting: the meaning given in section 2.1(a) of this Agreement.

     Six Month LIBOR Rate: the rate per annum equal to (i) the rate per annum (rounded upward to the nearest whole multiple of 1/32 of 1% per annum) appearing on Moneyline Telerate Markets Page 3750 (or any successor page) as the London interbank offered rate for deposits in U.S. dollars at approximately 11:00 A.M. (London time) on June 28, 2005 for a six-month term, minus (ii) 50 basis points.

     SMM: Sumitomo Metal Mining Co., Ltd., a Japanese corporation.

     SMM Concentrate Agreement: the meaning given in the ninth recital of this Agreement.

     Special Board Meeting: the meaning given in section 2.1(a) of this Agreement.

     Special Dividend: an amount, which shall be determined by the Board prior to the Final Closing Date and, subject to the consummation of the General Capital Increase on the Final Closing Date, paid on the Final Closing Date to Holders of Record of Current Outstanding Shares, equal to the sum of (a) U.S.$45.0 million plus (b) an amount equal to the product of (i) the total number of pounds of copper cathode produced by Cerro Verde between April 30, 2004 and the Final Closing Date, and (ii) the difference between the average copper cathode price per pound between April 30, 2004 and the Final Closing Date and U.S.$0.90 per pound; provided, that in any case, the Special Dividend shall be reduced by an amount that the Board in its discretion may deem to be required to ensure that on the Final Closing Date the sum of (x) Cerro Verde's net working capital, plus (y) costs incurred in connection with the Sulfide Project that should be classified under generally accepted accounting principles in the United States as construction in progress, shall be no less than U.S.$40.0 million and in no event shall the aggregate amount of the Special Dividend exceed the amount of distributable earnings approved by the shareholders of Cerro Verde in accordance with applicable law.

     Stability Agreement: the meaning given in section 5.1(o) of this Agreement.

     Subsidiary: with respect to any Person (the "Parent"), any other Person (other than a natural person), whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by the Parent or by one or more of its respective Subsidiaries.

     Sulfide Project: the meaning given in the second recital of this Agreement.

     Sumitomo First Round Rights: the meaning given in section 2.3(c)(i) of this Agreement.

     Sumitomo Participant: SMM Cerro Verde Netherlands B.V., a Dutch corporation.

     Sumitomo Participant Parents: SGM, SMM and SC.

     Sumitomo Participant Shortfall: the meaning given in section 2.5(a)(iii) of this Agreement.

     Sumitomo Parties: the meaning given in section 6.9(b) of this Agreement.

     Sumitomo Shares: the Capital Increase Shares that the Sumitomo Participant has agreed to acquire on the Final Closing Date pursuant to this Agreement.

     Taxes: the meaning given in section 2.1(c)(vii)(E) of this Agreement.

     Third Party Claim Notice: the meaning given in section 8.4(a) of this Agreement.

     Transaction Documents: This Agreement, the Shareholders Agreement, the SMM Concentrate Agreement and the Operator's Agreement.

     Unsubscribed Shares: the meaning given in section 2.1(c)(vii)(A) of this Agreement.

     2. General Capital Increase and Special Dividend.

     2.1. Authorization of General Capital Increase and Special Dividend.

     (a) Promptly, and in any event within two Business Days of the date hereof, Cerro Verde shall call a special Board meeting (the "Special Board Meeting") to authorize, and recommend that the shareholders of Cerro Verde approve, the General Capital Increase and the Special Dividend at the annual or an extraordinary meeting of shareholders (the "Shareholders Meeting").

     (b) The agenda for the Special Board Meeting shall include all items necessary or advisable to authorize the General Capital Increase and the Special Dividend, including without limitation:

          (i) the approval of Cerro Verde financial statements that demonstrate the existence of an amount of distributable earnings (as defined under Peruvian law) at least equal to the amount of the then-anticipated Special Dividend and the approval of a resolution of the Board recommending such financial statements for approval at the Shareholders Meeting;

          (ii) the approval of a resolution of the Board recommending approval at the Shareholders Meeting of (x) the General Capital Increase, and (y) the Special Dividend, including approving plans of distribution and all other terms and conditions required by Peruvian law;

          (iii) the calling of the Shareholders Meeting; and

          (iv) the authorization of the Managers and other officers of Cerro Verde to take all other action required by law, or otherwise advisable, with respect to the Special Dividend, the General Capital Increase and any other actions contemplated by this section 2.1, including without limitation, making all notices and disclosure to CONASEV and BVL necessary to effect the General Capital Increase (including the distribution of the Preemptive Rights pursuant to section 2.3(a)) and the Special Dividend.

     (c) Promptly after, and in any event within two Business Days of, the authorization of the General Capital Increase and the Special Dividend at the Special Board Meeting, Cerro Verde shall take all action necessary to call the Shareholders Meeting for the purpose of:

          (i) approving the financial statements recommended by the Board pursuant to section 2.1(b)(i);

          (ii) affirming the dividend distribution policy approved by the shareholders on December 12, 2003, a copy of which is attached as Exhibit 1;

          (iii) approving the terms of the General Capital Increase, including the determination of the Record Date, the procedures for the issuance of Preemptive Rights and all other terms and conditions required by Peruvian law;

          (iv) approving the Special Dividend, including approving plans of distribution and all other terms and conditions required by Peruvian law;

          (v) adopting, subject to the consummation of the General Capital Increase on the Final Closing Date and determination by the Board of the capital share amounts in Article 6 and the definition of "Closing Date" in Article 1 pursuant to the delegation of authority set forth in (vii)(D) below, the Spanish version of the amended and restated estatutos substantially in the form of
Exhibit 2 hereto (the "New Cerro Verde Estatutos") in accordance with applicable Peruvian law;

          (vi) approving the Operator's Agreement; and

          (vii) delegating to the Board the authority to:

               (A) sell and/or place, in its discretion, any unsubscribed Capital Increase Shares remaining after the conclusion of the Second Round ("Unsubscribed Shares") to any third party, including without limitation, any purchaser of Capital Increase Shares or any holder of Preemptive Rights in accordance with section 2.6 of this Agreement;

               (B) determine the terms, conditions and procedures for the sale and/or placement of such Unsubscribed Shares in accordance with section 2.6 of this Agreement;

               (C) determine the procedures for the payment for the Committed Capital Increase Shares and Unsubscribed

                    Shares, including the date of such payment and the issuance of provisional share certificates regarding such Shares;

               (D) with respect to the New Cerro Verde Estatutos, (i) determine the information necessary to finalize the capital share amounts in Article 6 and the definition of "Closing Date" in
                    Article 1, and (ii) declare the New Cerro Verde Estatutos valid and in full force and effect upon consummation of the General Capital Increase on the Final Closing Date;

               (E) if, (i) the Sumitomo Participant delivers written notice to the Board on the Final Closing Date in its good faith and reasonable judgment stating that the Capital Increase Closing Conditions have not been satisfied or waived as of such date, (ii) the Board determines on or prior to the Final Closing Date that the conditions set forth in section
                    7.2 hereof (the "PD Closing Conditions") have not been satisfied or waived as of such date, or (iii) unless otherwise agreed by the Sumitomo Participant, the Final Closing shall not have occurred by September 30, 2005, cancel the Special Dividend and the General Capital Increase and cause Cerro Verde to return promptly to each applicable subscriber or purchaser (x) the aggregate Per Share Price in United States dollars, or any other amount of consideration, paid by such subscriber or purchaser to Cerro Verde in connection with the exercise of Preemptive Rights regarding the Capital Increase Shares or the purchase of Unsubscribed Shares, plus (y) interest, calculated at a rate per annum equal to the Six Month LIBOR Rate, on such aggregate Per Share Price for the period commencing on June 30, 2005 and ending on the day before such aggregate Per Share Price is returned; provided that with respect to subscribers and purchasers who otherwise would have acquired a Fully Diluted Respective Share that exceeds five percent, such return shall be made in immediately available funds by wire transfer to an account designated by each applicable subscriber or purchaser, in each case without deduction for any present or future taxes, tax withholding, levies, imposts, duties or similar charges imposed by the Republic of Peru or any local taxing authority therein (collectively, "Taxes"); and

               (F) determine the amount of the Special Dividend; provided that if (x) the amount of the distributable earnings reflected in the financial statements approved by the Special Board Meeting pursuant to section 2.1(b)(i) and by the Shareholders Meeting pursuant to section 2.1(c)(i) is less than the amount of the Special Dividend; and (y) financial statements of Cerro Verde for periods after the periods covered by the previously approved financial statements (the "Subsequent Financial Statements") reflect additional distributable earnings, the Board shall (1) recommend that the shareholders approve all Subsequent Financial Statements that reflect such additional distributable earnings and (2) call an extraordinary meeting of the shareholders, to be held prior to the Final Closing Date, to approve such Subsequent Financial Statements.

     (d) At the Shareholders Meeting, each of the PD Participant and BVN shall vote its Current Outstanding Shares in favor of all resolutions necessary to approve the General Capital Increase, the Special Dividend and all other matters described in section 2.1(c) above.

     2.2. Conduct of General Capital Increase.

     (a) Promptly upon approval of the General Capital Increase and the Special Dividend at the Shareholders Meeting, Cerro Verde will prepare and file with CONASEV and the BVL all disclosure required by Peruvian law regarding the terms and conditions of the General Capital Increase and the Special Dividend. Immediately thereafter, Cerro Verde will begin the distribution of the Preemptive Rights pursuant to section 2.3(a).

     (b) Cerro Verde shall conduct the General Capital Increase in accordance with all applicable Peruvian laws and regulations, including without limitation the rules of CONASEV and BVL.

     2.3. Initial Sale and Purchase of Preemptive Rights; First Round.

     (a) After filing the disclosure contemplated by section 2.2(a), Cerro Verde will commence the General Capital Increase by issuing to each of its Holders of Record Preemptive Rights in book entry form representing the right to purchase up to a number of Capital Increase Shares equal to such stockholder's Respective Share multiplied by the aggregate number of Capital Increase Shares. Such Preemptive Rights shall be tradable for a period of 15 Business Days from, and exercisable for a period of 17 Business Days from, but excluding the date of issuance (such 15 Business Day Period being the "First Round Trading Period" and such 17 Business Day period being the "First Round").

     (b) Upon commencement of the General Capital Increase, Cerro Verde shall issue Preemptive Rights regarding 101,250,165 Capital Increase Shares to the PD Participant and Preemptive Rights regarding 11,250,018 Capital Increase Shares to BVN, and Preemptive Rights regarding, in the aggregate, 10,246,730 Capital Increase Shares to all other Holders of Record.

     (c)  (i) Promptly after receipt of the Preemptive Rights contemplated in section 2.3(b), and at any date and time selected by the PD Participant prior to the end of the First Round Trading Period, the PD Participant shall simultaneously (1) assign and transfer directly to the Sumitomo Participant through a stock broker selected by the PD Participant, which is currently expected to be Credibolsa Sociedad Agente de Bolsa S.A., and the Sumitomo Participant shall acquire from the PD Participant directly through such stock broker, 73,511,763 Preemptive Rights (the "Sumitomo First Round Rights") and (2) assign and transfer directly to BVN through a stock broker selected by the PD Participant, which is currently expected to be Credibolsa Sociedad Agente de Bolsa S.A., and BVN shall acquire from the PD Participant directly through such stock broker, 27,738,402 Preemptive Rights (such Preemptive Rights, together with Preemptive Rights regarding the 11,250,018 Capital Increase Shares BVN receives directly from Cerro Verde pursuant to the transaction contemplated in section 2.3(b), the "BVN First Round Rights").

          (ii) The PD Participant shall be solely responsible for paying any taxes, broker fees or commissions incurred in connection with the assignments and transfers referred to in clause (i) above.

     (d) Immediately prior to the end of the First Round, BVN shall exercise the BVN First Round Rights and, if the Closing Conditions have been satisfied or waived by the Sumitomo Participant, the Sumitomo Participant shall exercise the Sumitomo First Round Rights, in accordance with the terms of the Preemptive Rights, pursuant to which the Sumitomo Participant and BVN each shall pay to Cerro Verde the Per Share Price for each Committed Capital Increase Share issuable upon exercise of the Sumitomo First Round Rights and the BVN First Round Rights, respectively, in immediately available funds by wire transfer to an account designated by Cerro Verde.

     (e) Except as contemplated in this section 2.3, (i) neither the PD Participant nor the Sumitomo Participant shall, directly or indirectly, sell, transfer, assign, acquire or exercise any Current Outstanding Shares or Preemptive Rights during the First Round; and (ii) BVN shall not, directly or indirectly, sell, transfer, assign or acquire any Current Outstanding Shares, or acquire or exercise Preemptive Rights to the extent that it would result in it acquiring, or having the opportunity to acquire through the exercise of Preemptive Rights, a Fully Diluted Respective Share of greater than 20.1%, during the First Round.

     2.4. Second Round.

     (a) After the conclusion of the First Round, Cerro Verde shall, in accordance with applicable Peruvian law, recognize preemptive rights to subscribe for a pro-rata portion of the Capital Increase Shares that were not subscribed for during the First Round (the "Second Round Preemptive Rights") and distribute such Second Round Preemptive Rights to each Person that exercised Preemptive Rights during the First Round on a pro-rata basis determined in accordance with Peruvian law. Such Second Round Preemptive Rights shall be tradable for a period of three calendar days from, and exercisable for a period of four calendar days from, but excluding the date of issuance (such four calendar day period being the "Second Round").

     (b) Second Round Preemptive Rights may be exercised on or prior to the end of the Second Round in accordance with the terms of the Second Round Preemptive Rights. Without limiting the generality of the foregoing, holders of Second Round Preemptive Rights shall pay to Cerro Verde the Per Share Price for each Committed Capital Increase Share issuable upon exercise of their respective Second Round Preemptive Rights in immediately available funds by wire transfer to an account designated by Cerro Verde.

     (c) Neither the PD Participant nor the Sumitomo Participant shall, directly or indirectly, sell, transfer, assign, acquire or exercise any Current Outstanding Shares or Preemptive Rights during the Second Round. BVN shall not, directly or indirectly, sell, transfer, assign or acquire any Current Outstanding Shares, or acquire or exercise Preemptive Rights to the extent that it would result in it acquiring, or having the opportunity to acquire through the exercise of Preemptive Rights, a Fully Diluted Respective Share of greater than 20.1%, during the Second Round.

     2.5. Reallocation of Capital Increase Shares.

     (a) Promptly after the conclusion of each of the Second Round and, with respect to clauses (ii) and (iv) below, the Final Allocation, Cerro Verde shall determine whether, based upon the actual exercise of Preemptive Rights in the General Capital Increase and assuming that all Committed Capital Increase Shares will be fully paid on the Final Closing Date:

          (i) BVN would have a Fully Diluted Respective Share of less than 20.1% (the number of Capital Increase Shares accounting for such shortfall are referred to as the "BVN Shortfall");

          (ii) the Sumitomo Participant would have a Fully Diluted Respective Share that exceeds 24.99% (the number of Capital Increase Shares accounting for such excess are referred to as the "Excess Sumitomo Participant Shares");

          (iii) the Sumitomo Participant would have a Fully Diluted Respective Share of less than 24.99% (the number of Capital Increase Shares accounting for such shortfall are referred to as the "Sumitomo Participant Shortfall"); and

          (iv) the PD Participant would have a Fully Diluted Respective Share of less than 53.56% (a "PD Participant Shortfall").

     (b) (i) If Cerro Verde determines pursuant to section 2.5(a) that a PD Participant Shortfall exists, it shall immediately notify BVN, the PD Participant and the Sumitomo Participant of such determination and the number of Committed Capital Increase Shares BVN and the Sumitomo Participant shall be required to sell to the PD Participant to cure such Shortfall (the "PD Reallocation Shares"); provided, that the PD Participant shall be solely responsible for paying any taxes, broker fees or commissions incurred in connection with such sale.

          (ii) Each of BVN and the Sumitomo Participant hereby grant to the PD Participant an option to purchase such PD Reallocation Shares, if any, on the Final Closing Date at a price per share equal to the Per Share Price (the "PD Reallocation Call Options"). The PD Reallocation Call Options shall be registered in the Cerro Verde share registry. Upon receipt of the notice contemplated in section 2.5(b)(i), the PD Participant may exercise each PD Reallocation Call Option by delivering written requests (the "Call Exercise Notices") to BVN and the Sumitomo Participant exercising the PD Reallocation Call Options.

          (iii) On the Final Closing Date, immediately after the consummation of the Final Closing and receipt of a Call Exercise Notice, BVN and the Sumitomo Participant shall sell to the PD Participant, at the Per Share Price and in the manner specified in the Call Exercise Notice, the applicable number of PD Reallocation Shares set forth in the applicable Call Exercise Notice. If the PD Participant would have a Fully Diluted Respective Share of less than 50%, BVN, the Sumitomo Participant and the PD Participant will cooperate and use their best efforts to obtain an express exemption from CONASEV from the obligation to complete such sale through a public tender offer procedure (Oferta Publica de Adquisicion - OPA). Should CONASEV require the PD Participant to acquire such PD Reallocation Shares through such public tender offer procedure, BVN and the Sumitomo Participant agree to (i) participate in such public tender offer launched by the PD Participant; (ii) tender the applicable, and not more than the applicable, number of PD Reallocation Shares set forth in the applicable Call Exercise Notice; and (iii) refrain from tendering any other shares in addition to the number of PD Reallocation Shares set forth in the applicable Call Exercise Notice.

          (iv) the PD Participant shall indemnify and hold harmless each of the Sumitomo Participant and BVN, from and against any tax incurred or paid by the Sumitomo Participant or BVN, as the case may be, in connection with the sale of the PD Reallocation Shares.

     (c) If, after consummation of the transaction contemplated in section 2.5(b) above, the Sumitomo Participant would continue to hold any Excess Sumitomo Participant Shares, or if Cerro Verde determines pursuant to section 2.5(a) that the Sumitomo Participant would hold Excess Sumitomo Participant Shares immediately after the consummation of the Final Closing, the Sumitomo Participant shall sell on the BVL such Excess Sumitomo Participant Shares on the Final Closing Date immediately after the consummation of the Final Closing.

     (d) BVN, the PD Participant, and the Sumitomo Participant shall cooperate in all respects with the transactions described in this section 2.5. Each party hereto shall execute and deliver such certificates and other documents as may be reasonably requested by the other parties in order to consummate or implement the transactions contemplated in this section 2.5.

     2.6. Final Allocation. If, after the conclusion of the Second Round, Cerro Verde determines (i) pursuant to section 2.5(a) that there would be a BVN Shortfall and/or a Sumitomo Participant Shortfall and (ii) that there are Unsubscribed Shares, upon the approval of the Board, Cerro Verde shall, to the extent available and on terms and conditions determined by the Board take the following action on the Final Closing Date:

     (a) offer to BVN at the Per Share Price, a number of Unsubscribed Shares such that, if BVN purchased such Unsubscribed Shares, BVN would have a Fully Diluted Respective Share of not greater than 20.1%;

     (b) if BVN fails to purchase 100% of such Unsubscribed Shares after the offer contemplated in section 2.6(a), offer to the Sumitomo Participant at the Per Share Price, and the Sumitomo Participant shall, if the Closing Conditions have been satisfied or waived by the Sumitomo Participant, purchase a number of Unsubscribed Shares such that, if the Sumitomo Participant purchased such Unsubscribed Shares, the Sumitomo Participant would have a Fully Diluted Respective Share of not greater than 24.99%; and

     (c) if any Unsubscribed Shares remain unsold after the transactions contemplated in sections 2.6(a) and (b) above, offer to the PD Participant at the Per Share Price such remaining Unsubscribed Shares (the actions in clauses
(a), (b) and (c) are the "Final Allocation").

If any Unsubscribed Shares remain outstanding after the Final Allocation, Cerro Verde may in its discretion, offer to one or more third parties, any remaining Unsubscribed Shares on terms and conditions determined by the Board.

     3.   Actions at the First and Final Closings.

     3.1. Actions at the First Closing. The following transactions shall take place at the offices of Rodrigo, Elias & Medrano, Av. San Felipe 758, Lima, Peru on the date (the

"First Closing Date") that the Sumitomo Participant exercises the Sumitomo First Round Rights (the "First Closing"):

     (a) The Sumitomo Participant shall pay to Cerro Verde, in immediately available funds by wire transfer, the Per Share Price with respect to the Sumitomo First Round Rights, as required by the terms of the Preemptive Right Certificates; and

     (b) BVN shall pay to Cerro Verde, in immediately available funds by wire transfer, the Per Share Price with respect to the BVN First Round Rights, as required by the terms of the Preemptive Right Certificates.

     3.2. Actions at or Prior to the Final Closing. On the date determined by the Board acting pursuant to the delegation of authority contemplated in section 2.1(c)(vii) or, in the absence of such delegation, the shareholders of Cerro Verde in accordance with applicable Peruvian law (the "Final Closing Date"), (i) the Sumitomo Participant shall (x) determine in its good faith and reasonable judgment whether the Capital Increase Closing Conditions have been satisfied or waived and (y) evidence such determination by delivering a written notice to the Board as of such date and (ii) the Board shall determine on or prior to the Final Closing Date whether the PD Closing Conditions have been satisfied or waived as of such date. If (A) the Sumitomo Participant determines in its good faith and reasonable judgment that the Capital Increase Closing Conditions have been satisfied or waived as of such date and (B) the Board determines that the PD Closing Conditions have been satisfied or waived as of such date, the General Capital Increase shall be consummated and the following transactions shall take place at the offices of Rodrigo, Elias & Medrano, Av. San Felipe 758, Lima, Peru (the "Final Closing"):

     (a) the Board, acting by unanimous written consent or at a duly convened special meeting, shall (i) declare the exact number of Capital Increase Shares to be issued in the General Capital Increase; (ii) authorize the issuance of provisional stock certificates for Capital Increase Shares that have been properly subscribed for in accordance with the terms of the Preemptive Rights;
(iii) authorize the payment of the Special Dividend (iv) finalize the New Cerro Verde Estatutos, including the capital share amounts in Article 6 and the definition of "Closing Date" in Article 1 on the Final Closing Date; and (v) declare the New Cerro Verde Estatutos, as so finalized, valid and in full force and effect;

     (b) The Sumitomo Participant shall pay to Cerro Verde the balance of the aggregate purchase price due, if any, of the applicable number of Committed Capital Increase Shares subscribed for by the Sumitomo Participant in the First Round; and Cerro Verde shall issue to the Sumitomo Participant provisional stock certificates for the applicable number of Committed Capital Increase Shares properly subscribed for by the Sumitomo Participant in accordance with the terms of the Preemptive Rights and the procedures applicable to all participants in the General Capital Increase determined by the Board acting pursuant to the delegation of authority contemplated in section 2.1(c)(vii) (or in the absence of such delegation, the shareholders of Cerro Verde in accordance with applicable Peruvian law);

     (c) BVN shall pay to Cerro Verde the balance of the aggregate purchase price due, if any, of the applicable number of Committed Capital Increase Shares subscribed for by BVN in the First Round and the Second Round, and Cerro Verde shall issue to BVN provisional stock certificates for the applicable number of Committed Capital Increase Shares properly subscribed for by BVN in accordance with the terms of the Preemptive Rights and the procedures applicable to all participants in the General Capital Increase determined by the Board acting pursuant to the delegation of authority contemplated in section 2.1(c)(vi) (or in the absence of such delegation, the shareholders of Cerro Verde in accordance with applicable Peruvian law);

     (d) In addition, after consummation of the transactions contemplated in clauses (a)-(c) above, if applicable, the parties shall consummate the transactions contemplated in section 2.5 and section 2.6.

     4.   Cost.

     4.1. Expenses Incurred in Connection with the Preparation of the Transaction Documents. Each party hereto shall assume and bear all expenses, costs and fees incurred or assumed by such party or any of its Affiliates in the preparation and execution of the Transaction Documents, whether or not the transactions contemplated hereby or thereby are consummated.

     5.   Representations.

     5.1. Representations Regarding Cerro Verde. Cerro Verde, the PD Participant and the PD Participant Parents hereby represent and warrant to each of BVN, SMM, SC, SGM and the Sumitomo Participant as follows:

     (a) Organization, Authority, Binding Effect. Cerro Verde is a sociedad anonima abierta duly incorporated, validly existing and in good standing under the laws of the Republic of Peru. Cerro Verde has the corporate power and authority to enter into and perform this Agreement and each of the Other Transaction Documents and to carry out the transactions contemplated hereby and thereby; the execution and delivery of this Agreement and each of the Other Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been or will have been duly authorized by all necessary corporate action on the part of Cerro Verde; this Agreement has been, and on the Final Closing Date each of the Other Transaction Documents will have been, duly executed and delivered by a duly authorized officer of Cerro Verde; and this Agreement constitutes, and on the Final Closing Date each of the Other Transaction Documents will constitute, the valid, legal and binding obligation of Cerro Verde, in each case enforceable in accordance with their respective terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the rights and remedies of creditors or parties to executory contracts generally and by equitable principles of general applicability.

     (b) Capitalization. (i) At the date hereof, the authorized, issued and outstanding capital stock of Cerro Verde consists solely of 227,309,099 duly authorized, validly issued, fully paid and nonassessable shares of Common Stock. Immediately prior to the consummation of the transactions contemplated by section 2, the PD Participant will have the legal right and authority to transfer its preemptive rights to the Sumitomo Participant and BVN as contemplated by this Agreement. Upon (x) compliance by the Sumitomo Participant with all of its obligations under this Agreement and Peruvian law regarding the General Capital Increase, (y) consummation of the General Capital Increase and the delivery of the Sumitomo Shares to the Sumitomo Participant and (z) receipt by Cerro Verde of payment therefor, good and valid title to the Sumitomo Shares, free and clear of any and all liens, claims, restrictions, encumbrances, security interests or options (other than any created by the Sumitomo Participant or contemplated by the Shareholders Agreement) shall pass to the Sumitomo Participant. Upon (x) compliance by BVN with all of its obligations under this Agreement and Peruvian law regarding the General Capital Increase,
(y) consummation of the General Capital Increase and the delivery of the BVN Shares to BVN and (z) receipt by Cerro Verde of payment therefor, good and valid title to the BVN Shares, free and clear of any and all liens, claims, restrictions, encumbrances, security interests or options (other than any created by BVN) or contemplated by the Shareholders Agreement shall pass to BVN.

          (ii) As of the Final Closing Date, (A) the authorized capital stock of Cerro Verde will be 350,056,012 shares of Common Stock and the issued and outstanding capital stock of Cerro Verde will not exceed 350,056,012 duly authorized, validly issued, fully paid and nonassessable shares of Common Stock,
(B) except as contemplated by Peruvian law, the Shareholders Agreement or the Project Debt Agreements, there will not be any shares of capital stock or other securities of Cerro Verde subject to any outstanding subscriptions, options, warrants, calls, rights, convertible securities or other agreements or other instruments outstanding or in effect giving any Person the right to acquire from Cerro Verde any shares of capital stock or other securities of Cerro Verde and
(C) Cerro Verde will not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the shareholders of Cerro Verde on any matter.

     (c) Compliance with Other Instruments and Laws.

          (i) Neither the execution and delivery of this Agreement, or any of the Other Transaction Documents nor the consummation of the transactions contemplated hereby or thereby will result in any violation of or be in conflict with, constitute a default under, or result in the creation of any lien, charge or encumbrance upon any property of Cerro Verde pursuant to any provision of the organizational documents of Cerro Verde, or any agreement (other than a Project Debt Agreement), instrument, judgment, decree, order, law or regulation applicable to Cerro Verde or any of its properties, except where such violation, conflict, default or lien, charge or encumbrance, in any case or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect or materially impair the consummation of the transactions contemplated by the Transaction Documents.

          (ii) As of the date hereof, except as disclosed in Schedule 5.1(c)(ii), Cerro Verde is, and has been since March 16, 2003, in material compliance with all such provisions, agreements, instruments, judgments, decrees, orders, laws or regulations applicable to Cerro Verde or any of its properties, except to the extent that such lack of compliance, in any case or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect or materially impair the consummation of the transactions contemplated by the Transaction Documents.

          (iii) Except as disclosed in Schedule 5.1(c)(iii) or as would not, in any case or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (i) Cerro Verde has obtained, and is, and has been since March 16, 2003, in compliance with all of the terms and requirements of, each governmental authorization, permit and license material to the conduct or operation of Cerro Verde's business in the manner in which it is presently conducted, ownership or use of any of its assets (including its mining and beneficiation concessions) or necessary to achieve Full Completion of the Sulfide Project and (ii) all such authorizations, permits and licenses are in full force and effect.

     (d) Environmental Matters. Except as disclosed in Schedule 5.1(d) or as would not, in any case or in the aggregate, reasonably be expected to result in a Material Adverse Effect, Cerro Verde is, and has been March 16, 2003, in material compliance with all applicable laws and regulations relating to the protection of the environment and hazardous or toxic substances.

     (e) Taxes. Except as disclosed in Schedule 5.1(e) or as reflected or reserved against in the Financial Statements, Cerro Verde has filed or caused to be filed all tax returns required to be filed by it, and has paid all taxes shown to be due and payable on such returns, or on any assessments made against it or any of its properties by written notice, and all other taxes, assessments, fees, liabilities or other charges imposed on it or on its properties by applicable laws or regulations, except where such failure to file or pay, in any case or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

     (f) Labor Matters. Except as disclosed in Schedule 5.1(f), Cerro Verde (i) is, and has been since March 16, 2003, in material compliance with all applicable laws and regulations relating to labor, industrial relations and the employment of its employees, except for any failure to comply that would not, in any case or in the aggregate, reasonably be expected to result in a Material Adverse Effect and
(ii) has no knowledge of any pending or existing labor dispute that would reasonably be expected to result in a Material Adverse Effect.

     (g) Legal Proceedings.

          (i) There is no action, suit, proceeding or investigation, at law or in equity, or before any governmental authority or other Person, pending or, to the best knowledge of the PD Participant, the PD Participant Parents and Cerro Verde, threatened, against Cerro Verde or its assets that (x) questions the validity of any of the Transaction Documents or any action taken or to be taken pursuant hereto or thereto, or (y) in any case or in the aggregate would reasonably be expected to result in a Material Adverse Effect.

          (ii) Except as set forth on Schedule 5.1(g)(ii), (x) as of December 31, 2004 and the Final Closing Date, there were no actions, suits, proceedings or investigations, at law or in equity, or before any governmental authority or other Person, pending or, to the best knowledge of the PD Participant, the PD Participant Parents and Cerro Verde, overtly threatened, in which Cerro Verde's claim to its mining concessions is or would be challenged, (y) as of December 31, 2004 and the Final Closing Date, there were no actions, suits or proceedings, at law or in equity, initiated by Cerro Verde relating to its mining concessions, and (z) as of December 31, 2004 and the Final Closing Date, to the best knowledge of the PD Participant, the PD Participant Parents and Cerro Verde, there were no competing, existing claims to such mining concessions reported in El Peruano within the twelve month period immediately preceding the date of this Agreement or registered in the Book of Mining Rights of the Public Records Office, except in each case for any such actions, suits, proceedings, investigations or competing existing claims, that, in any case or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

     (h) Consents, etc. Except in connection with the General Capital Increase and the Special Dividend, neither the execution or delivery by Cerro Verde of this Agreement or any of the Other Transaction Documents nor the consummation by Cerro Verde of the transactions provided for hereby or thereby is subject to any requirement that Cerro Verde obtain any consent, approval or authorization of, or make any declaration or filing with, any governmental authority or third party which, in any case or in the aggregate, if not obtained or made, would reasonably be expected to result in a Material Adverse Effect, render such execution, delivery or consummation illegal, or materially impair the consummation of such transactions.

     (i) Financial Statements. Attached as Schedule 5.1(i) to this Agreement are the audited financial statements for the twelve months ended December 31, 2003 and

2004 of Cerro Verde (the "Financial Statements"). The Financial Statements fairly present in all material respects, the financial condition of Cerro Verde and the results of operations and changes in financial position as of that date and for the twelve-month periods ended December 31, 2003 and 2004 and have been prepared according to Peruvian GAAP, consistently applied throughout the periods reported on therein. There are no material off-balance sheet transactions, arrangements, obligations or relationships attributable to Cerro Verde's business or to which Cerro Verde is a party that would reasonably be expected to result in a Material Adverse Effect.

     (j) No Broker. No broker, finder, agent or other intermediary has been engaged by Cerro Verde in connection with the negotiation of any of the Transaction Documents or the consummation of the transactions contemplated by sections 2 and 3 hereof.

     (k) Absence of Undisclosed Liabilities. Cerro Verde has not incurred any liabilities or obligations that would be required to be reflected or reserved against in a balance sheet prepared in accordance with Peruvian GAAP in a manner consistent with the Financial Statements except for (i) liabilities or obligations reflected or reserved against in the Financial Statements or (ii) liabilities, including liabilities incurred in the ordinary course of business since December 31, 2004, that in any case or in the aggregate would not reasonably be expected to result in a Material Adverse Effect.

     (l) Absence of Certain Changes and Events. Except as set forth in Schedule 5.1(l) or as contemplated by this Agreement, the Feasibility Study or the Project Debt Agreements, since December 31, 2004, (x) Cerro Verde has conducted its business in the ordinary course and has not suffered any Material Adverse Effect, and (y) to the best knowledge of the PD Participant, the PD Participant Parents and Cerro Verde, no event or condition is threatened that, individually or in the aggregate, has had or would reasonably be expected to have, a Material Adverse Effect.

     (m) Title to Assets, Mining and Beneficiation Concessions and Other Rights. Except as set forth in Schedule 5.1(m) or the Feasibility Study or as would not, in any case or in the aggregate, reasonably be expected to result in a Material Adverse Effect, Cerro Verde has full and sufficient rights to use the tangible personal property, mining and beneficiation concessions, water rights and surface lands necessary for the operation of the business of Cerro Verde as currently conducted and, with respect to the Sulfide Project, as anticipated by the Feasibility Study to be conducted. Except as would not, in any case or in the aggregate, reasonably be expected to result in a Material Adverse Effect, or as disclosed in the Feasibility Study, any real property owned by Cerro Verde is currently served by all easements, rights of way and utilities services that are necessary for the operation of the business of the Cerro Verde as currently conducted thereon and with respect to the Sulfide Project, anticipated to be conducted by the Feasibility Study.

     (n) Related Party Transactions and Commitments. Schedule 5.1(n) sets forth a true, complete and correct list as of December 31, 2004 of all related party transactions, contracts and commitments between Cerro Verde and its Affiliates involving continuing liabilities and obligations in excess of U.S.$50,000 per year, including an indication of which transactions, contracts and commitments will continue following the Final Closing.

     5.2. Representations Regarding PDC. PDC hereby represents and warrants to each of BVN, SMM, SC, SGM and the Sumitomo Participant as follows:

     (a) Organization, Authority, Binding Effect. PDC is a corporation duly incorporated, validly existing and in good standing under the laws of the State of New York. PDC has the corporate power and authority to enter into and perform this Agreement and the Shareholders Agreement and to carry out the transactions contemplated hereby and thereby; prior to the First Closing Date, upon ratification by the PDC Board of Directors of the authorization of this Agreement and the Shareholders Agreement by the Executive Committee of the PDC Board of Directors, the execution and delivery of this Agreement and the Shareholders Agreement and the consummation of the transactions contemplated hereby and thereby shall have been duly authorized by all necessary corporate action on the part of PDC; this Agreement has been, and on the Final Closing Date the Shareholders Agreement will have been, duly executed and delivered by a duly authorized officer of PDC; and this Agreement constitutes, and on the Final Closing Date the Shareholders Agreement will constitute, the valid, legal and binding obligation of PDC, in each case enforceable in accordance with their respective terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the rights and remedies of creditors or parties to executory contracts generally and by equitable principles of general applicability.

     (b) Compliance with Other Instruments and Laws. Neither the execution and delivery by PDC of this Agreement or the Shareholders Agreement nor the consummation of the transactions contemplated hereby or thereby will result in any violation of or be in conflict with, constitute a default under, or result in the creation of any lien, charge or encumbrance upon any property of PDC pursuant to any provision of the PDC Certificate of Incorporation or By-Laws, or any agreement (other than a Project Debt Agreement), instrument, judgment, decree, order, law or regulation applicable to PDC or any of its properties, except where such violation, conflict, default or lien, charge or encumbrance, in any case or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect or materially impair the consummation of the transactions contemplated by this Agreement or the Shareholders Agreement.

     (c) Legal Proceedings. There is no action, suit, proceeding or investigation, at law or in equity, or before any governmental authority or other Person, pending or, to the best knowledge of PDC, threatened, against PDC or its assets that questions the validity of this Agreement or the Shareholders Agreement, or any action taken or to be taken pursuant hereto or that otherwise would reasonably be expected to result in a material adverse effect on the ability of PDC to perform its obligations under this Agreement or the Shareholders Agreement.

     (d) Consents, etc. Except in connection with the General Capital Increase or the Special Dividend, neither the execution or delivery by PDC of this Agreement or the Shareholders Agreement nor the consummation by PDC of the transactions provided for hereby or thereby is subject to any requirement that PDC obtain any consent, approval or authorization of, or make any declaration or filing with, any governmental authority or third party which, in any case or in the aggregate, if not obtained or made, would reasonably be expected to result in a Material Adverse Effect, render such execution, delivery or consummation illegal, or materially impair the consummation of such transactions.

     (e) Ownership of the PD Participant and Cerro Verde. At the date of this Agreement, (i) PDC is the record and beneficial owner of all of the outstanding shares of capital stock of CAMC, (ii) CAMC is the record and beneficial owner of all of the outstanding shares of capital stock of CMC (iii) CMC is the record and beneficial owner of all of the outstanding shares of capital stock of the PD Participant, (iv) the PD Participant is the record and beneficial owner of approximately 82.5% of the Current Outstanding Shares and (v) except as contemplated in the Transaction Documents, there are not outstanding any subscriptions, options, warrants, conversion rights or other agreements or commitments of any kind directly or indirectly obligating Cerro Verde to issue or sell any shares of Common Stock or any securities convertible into or exchangeable for any such shares.

     (f) No Broker. Other than Apoyo Consultoria S.A.C., whose fees will be paid by PDC, no broker, finder, agent or other intermediary has been engaged by PDC in connection with the negotiation of this Agreement or the consummation of the transactions contemplated by sections 2 and 3 hereof.

     5.3. Representations Regarding the PD Participant. The PD Participant Parents and the PD Participant each hereby represents and warrants to each of BVN, SMM, SC, SGM and the Sumitomo Participant as follows:

     (a) Organization, Authority, Binding Effect. The PD Participant is a corporation duly incorporated, validly existing and in good standing under the laws of the state of Delaware. The PD Participant has the corporate power and authority to enter into and perform this Agreement and the Shareholders Agreement and to carry out the transactions contemplated hereby and thereby; the execution and delivery of this Agreement and the Shareholders Agreement and the consummation of the transactions contemplated hereby and thereby have been or will have been duly authorized by all necessary corporate action on the part of the PD Participant; this Agreement has been, and on the Final Closing Date the Shareholders Agreement will have been, duly executed and delivered by a duly authorized officer of the PD Participant; this Agreement constitutes, and on the Final Closing Date, the Shareholders Agreement will constitute, the valid, legal and binding obligation of the PD Participant, in each case enforceable in accordance with their respective terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the rights and remedies of creditors or parties to executory contracts generally and by equitable principles of general applicability.

     (b) Compliance with Other Instruments and Laws. Neither the execution or delivery by the PD Participant of this Agreement or the Shareholders Agreement nor the consummation of the transactions contemplated hereby or thereby will result in any violation of or be in conflict with, constitute a default under, or result in the creation of any lien, charge or encumbrance, upon any property of the PD Participant pursuant to, any provision of the Certificate of Incorporation or By-Laws of the PD Participant, or any agreement (other than a Project Debt Agreement), instrument, judgment, decree, order, law or regulation applicable to the PD Participant or any of its properties, except where such violation, conflict, default or lien, charge or encumbrance, in any case or the aggregate, would not reasonably be expected to result in a Material Adverse Effect or materially impair the consummation of the transactions contemplated by this Agreement or the Shareholders Agreement.

     (c) Legal Proceedings. There is no action, suit, proceeding or investigation, at law or in equity, or before any governmental authority or other Person, pending or, to the best knowledge of the PD Participant, threatened, against the PD Participant or its assets that questions the validity of this Agreement or the Shareholders Agreement or any action taken or to be taken pursuant hereto or thereto or that otherwise would reasonably be expected to result in a material adverse effect on the ability of the PD Participant to perform its obligations under this Agreement or the Shareholders Agreement.

     (d) Consents, etc. Except in connection with the General Capital Increase or the Special Dividend, neither the execution or delivery by the PD Participant of this Agreement or the Shareholders Agreement nor the consummation by the PD Participant of the transactions provided for hereby or thereby is subject to any requirement that the PD Participant obtain any consent, approval or authorization of, or make any declaration or filing with, any governmental authority or third party which, in any case or in the aggregate, if not obtained or made, would reasonably be expected to result in a Material Adverse Effect, render such execution, delivery or consummation illegal, or materially impair the consummation of such transactions.

     (e) No Broker. Other than Credibolsa Sociedad Agente de Bolsa S.A. whose fees will be paid by the PD Participant, no broker, finder, agent or other intermediary has been engaged by the PD Participant in connection with the negotiation of this Agreement or the Shareholders Agreement or the consummation of the transactions contemplated by sections 2 or 3 hereof.

     5.4. Representations Regarding SC and SMM. SC and SMM each hereby represents and warrants to each of BVN, PDC, CAMC, CMC, the PD Participant and Cerro Verde as follows:

     (a) Organization, Authority, Binding Effect. SC and SMM each is a corporation duly incorporated, validly existing and in good standing under the laws of Japan. SC and SMM each has the corporate power and authority to enter into and perform this Agreement, the Shareholders Agreement and, in the case of SMM, the SMM Concentrate Agreement and to carry out the transactions contemplated hereby; the execution and delivery of this Agreement, the Shareholders Agreement and, in the case of SMM, the SMM Concentrate Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of SC and SMM, as applicable; this Agreement has been, and on the Final Closing Date the Shareholders Agreement and the SMM Concentrate Agreement will have been, duly executed and delivered by duly authorized officers of each of SC and SMM; and this Agreement constitutes, and on the Final Closing Date the Shareholders Agreement and the SMM Concentrate Agreement will constitute, the valid, legal and binding obligation of SC and SMM, respectively, in each case enforceable in accordance with their respective terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the rights and remedies of creditors or parties to executory contracts generally and by equitable principles of general applicability.

     (b) Compliance with Other Instruments and Laws. Neither the execution and delivery by SC or SMM of this Agreement, the Shareholders Agreement or, in the case of SMM, the SMM Concentrate Agreement, nor the consummation of the transactions contemplated hereby or thereby will result in any violation of or be in conflict with, constitute a default under, or result in the creation of any lien, charge or encumbrance upon any property of either SC or SMM pursuant to any provision of their respective organizational documents, or any agreement (other than a Project Debt Agreement), instrument, judgment, decree, order, law or regulation applicable to SC or SMM or any of their respective properties, except where such violation, conflict, default or lien, charge or encumbrance, in any case or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect or materially impair the consummation of the transactions contemplated by this Agreement, the Shareholders Agreement or the SMM Concentrate Agreement.

     (c) Legal Proceedings. There is no action, suit, proceeding or investigation, at law or in equity, or before any governmental authority or other Person, pending or, to the best knowledge of SC and SMM, threatened, against SC or SMM or any of their respective assets that questions the validity of this Agreement, the Shareholders Agreement or the SMM Concentrate Agreement or any action taken or to be taken pursuant hereto or thereto or that otherwise would reasonably be expected to result in a material adverse effect on the ability of SC or SMM to perform their obligations under this Agreement, the Shareholders Agreement or the SMM Concentrate Agreement.

     (d) Consents, etc. Neither the execution or delivery by SC or SMM of this Agreement, the Shareholders Agreement or, in the case of SMM, the SMM Concentrate Agreement, nor the consummation by SC or SMM of the transactions provided for hereby or thereby is subject to any requirement that SC or SMM obtain any consent, approval or authorization of, or make any declaration or filing with, any governmental authority or third party which, in any case or in the aggregate, if not obtained or made, would reasonably be expected to result in a Material Adverse Effect, render such execution, delivery or consummation illegal, or materially impair the consummation of such transactions.

     (e) Ownership of SGM and the Sumitomo Participant. SC is the record and beneficial owner of all of the outstanding shares of capital stock of SGM. As of the First Closing Date, SGM will be the record and beneficial owner of 20% of the outstanding shares of capital stock of the Sumitomo Participant and SMM will be the record and beneficial owner of 80% of the outstanding shares of capital stock of the Sumitomo Participant. There are not outstanding any subscriptions, options, warrants, conversion rights or other agreements or commitments of any kind directly or indirectly obligating SGM or the Sumitomo Participant to issue or sell any shares of their respective capital stock or any securities convertible into or exchangeable for any such shares.

     (f) No Broker. No broker, finder, agent or other intermediary has been engaged by SC or SMM in connection with the negotiation of this Agreement or the other agreements contemplated hereby or the consummation of the transactions contemplated by sections 2 and 3 hereof.

     5.5. Representations Regarding SGM and the Sumitomo Participant. Each of the Sumitomo Participant Parents hereby represents and warrants to each of BVN, PDC, CAMC, CMC, the PD Participant and Cerro Verde as follows:

     (a) Organization, Authority, Binding Effect. SGM and the Sumitomo Participant each is a corporation duly incorporated, validly existing and in good standing under the laws of the Netherlands. SGM and the Sumitomo Participant each has the corporate power and authority to enter into and perform this Agreement and the Shareholders Agreement, and to carry out the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Shareholders Agreement, and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of SGM and the Sumitomo Participant; this Agreement has been, and on the Final Closing Date the Shareholders Agreement will have been, duly executed and delivered by duly authorized officers of each of SGM and the Sumitomo Participant, as applicable; and this Agreement constitutes, and on the Final Closing Date the Shareholders Agreement will constitute, the valid, legal and binding obligation of SGM and the Sumitomo Participant, respectively, in each case enforceable in accordance with their respective terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the rights and remedies of creditors or parties to executory contracts generally and by equitable principles of general applicability.

     (b) Compliance with Other Instruments and Laws. Neither the execution and delivery by SGM or the Sumitomo Participant of this Agreement or the Shareholders Agreement nor the consummation of the transactions contemplated hereby or thereby will result in any violation of or be in conflict with, constitute a default under, or result in the creation of any lien, charge or encumbrance upon any property of SGM or the Sumitomo Participant pursuant to, any provision of their respective organizational documents, or any agreement (other than a Project Debt Agreement), instrument, judgment, decree, order, law or regulation applicable to SGM or the Sumitomo Participant or any of their respective properties, except where such violation, conflict, default or lien, charge or encumbrance, in any case or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect or materially impair the consummation of the transactions contemplated by this Agreement or the Shareholders Agreement.

     (c) Legal Proceedings. There is no action, suit, proceeding or investigation, at law or in equity, or before any governmental authority or other Person, pending or, to the best knowledge of SGM and the Sumitomo Participant, threatened, against SGM or the Sumitomo Participant or any of their respective assets that questions the validity of this Agreement or the Shareholders Agreement, or any action taken or to be taken pursuant hereto or thereto or that otherwise would reasonably be expected to result in a material adverse effect on the ability of SGM or the Sumitomo Participant to perform their obligations under this Agreement or the Shareholders Agreement.

     (d) Consents, etc. Neither the execution or delivery by SGM or the Sumitomo Participant of this Agreement or the Shareholders Agreement nor the consummation by SGM or the Sumitomo Participant of the transactions provided for hereby or thereby is subject to any requirement that SGM or the Sumitomo Participant obtain any consent, approval or authorization of, or make any declaration or filing with, any governmental authority or third party which, in any case or in the aggregate, if not obtained or made, would reasonably be expected to result in a Material Adverse Effect, render such execution, delivery or consummation illegal, or materially impair the consummation of such transactions.

     (e) Ownership of the Sumitomo Participant. As of the First Closing Date, SGM and SMM will be the record and beneficial owners of all of the outstanding shares of capital stock of the Sumitomo Participant. As of the First Closing Date, there will not be outstanding any subscriptions, options, warrants, conversion rights or other agreements or commitments of any kind directly or indirectly obligating the Sumitomo

Participant to issue or sell any shares of the Sumitomo Participant's capital stock or any securities convertible into or exchangeable for any such shares.

     (f) No Broker. No broker, finder, agent or other intermediary has been engaged by SGM or the Sumitomo Participant in connection with the negotiation of this Agreement or the Shareholders Agreement or the consummation of the transactions contemplated by sections 2 or 3 hereof.

     5.6. Representations Regarding BVN. BVN hereby represents and warrants to each of PDC, CAMC, CMC, the PD Participant, the Sumitomo Participant, each of the Sumitomo Participant Parents and Cerro Verde as follows:

     (a) Organization, Authority, Binding Effect. BVN is a sociedad anonima abierta duly formed, validly existing and in good standing under the laws of the Republic of Peru. BVN has the corporate power and authority to enter into and perform this Agreement and the Shareholders Agreement and to carry out the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Shareholders Agreement, and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of BVN; this Agreement has been, and on the Final Closing Date the Shareholders Agreement will have been, duly executed and delivered by duly authorized officers of BVN; and this Agreement constitutes, and on the Final Closing Date the Shareholders Agreement will constitute, the valid, legal and binding obligation of BVN, in each case enforceable in accordance with their respective terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the rights and remedies of creditors or parties to executory contracts generally and by equitable principles of general applicability.

     (b) Compliance with Other Instruments and Laws. Neither the execution and delivery by BVN of this Agreement or the Shareholders Agreement nor the consummation of the transactions contemplated hereby or thereby will result in any violation of or be in conflict with, constitute a default under, or result in the creation of any lien, charge or encumbrance upon any property of BVN pursuant to, any provision of its organizational documents, or any agreement (other than a Project Debt Agreement), instrument, judgment, decree, order, law or regulation applicable to BVN or any of its properties, except where such violation, conflict, default or lien, charge or encumbrance, in any case or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect or materially impair the consummation of the transactions contemplated by this Agreement or the Shareholders Agreement.

     (c) Legal Proceedings. There is no action, suit, proceeding or investigation, at law or in equity, or before any governmental authority or other Person, pending or, to the best knowledge of BVN, threatened, against BVN or any of its assets that questions the validity of this Agreement or the Shareholders Agreement, or any action taken or to be taken pursuant hereto or thereto or that otherwise would reasonably be expected to result in a material adverse effect on the ability of BVN to perform its obligations under this Agreement or the Shareholders Agreement.

     (d) Consents, etc. Except in connection with the General Capital Increase, neither the execution or delivery by BVN of this Agreement or the Shareholders Agreement nor the consummation by BVN of the transactions provided for hereby or thereby is subject to any requirement that BVN obtain any consent, approval or authorization of, or make any declaration or filing with, any governmental authority or third party which, in any case or in the aggregate, if not obtained or made, would reasonably be expected to result in a Material Adverse Effect, render such execution, delivery or consummation illegal, or materially impair the consummation of such transactions.

     (e) No Broker. No broker, finder, agent or other intermediary has been engaged by BVN in connection with the negotiation of this Agreement or the Shareholders Agreement or the consummation of the transactions contemplated by sections 2 and 3 hereof.

     6.   Covenants.

     6.1. No Sale of Interest in the Participants. As of the First Closing Date and at all times thereafter, PDC shall own directly or indirectly 100% of each class of the outstanding capital stock of the PD Participant. As of the First Closing Date and at all times thereafter, SMM and SC shall own directly or indirectly 100% of each class of the outstanding capital stock of the Sumitomo Participant and SC shall own directly or indirectly 100% of each class of each class of the outstanding capital stock of SGM.

     6.2. Permitted Encumbrances. Neither PDC, SMM, SC nor SGM, as the case may be, may grant or permit to exist any lien, charge or encumbrance on, or other security interest in, the stock of the PD Participant, the Sumitomo Participant or BVN, except to the extent required by any Project Debt Agreements.

     6.3. Beneficial Ownership of PDC Common Stock. From the date hereof until the expiration of an eighteen-month period following the date when BVN, SMM, SGM, SC or PDC shall have ceased to hold any direct or indirect ownership interest in Cerro Verde, without the prior written consent of the Board of Directors of PDC, BVN, SMM, SGM and SC shall not, and shall not permit any Affiliate to, acquire beneficial ownership (as defined as of the date hereof in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of any common shares of PDC, if, after any such acquisition, BVN, SMM and SC and any of its Affiliate would hold or control, in the aggregate, beneficial ownership of more than two percent of the common shares of PDC then outstanding.

     6.4. Covenants Regarding the Sumitomo Participant.

     (a) SMM, SC and SGM shall cause the Sumitomo Participant to be formed prior to the First Closing Date and, until such time as the Sumitomo Participant has been formed and has joined as a party to this Agreement in the manner contemplated in section 6.5(b), SMM shall have all the rights, obligations and interests of the Sumitomo Participant set forth herein as if it were the Sumitomo Participant.

     (b) Each of the parties hereto (i) hereby consents to the Sumitomo Participant joining as a party to this Agreement as soon as it has been formed; provided that the Sumitomo Participant shall agree in a writing reasonably satisfactory to Cerro Verde to be bound by the terms and conditions hereof and
(ii) shall execute and deliver such certificates, opinions and other documents as may be reasonably requested by Cerro Verde in order to effect the admission of the Sumitomo Participant as a party hereto.

     6.5. Actions to Cause Closing, etc.

     (a) Actions to Cause Closing. Subject to the terms and conditions provided herein, each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all action necessary or proper and advisable to cause (i) the satisfaction of all the conditions to closing set forth in section 7 hereof; and
(ii) the Final Closing to occur on or before September 30, 2005.

     (b) Confidentiality. The parties hereto shall adhere to the undertakings set forth in section 12 of the Shareholders Agreement, mutatis mutandis.

     6.6. Transfers of Interests. Prior to the Final Closing, other than as set forth in section 2 or 3, the PD Participant Parents, the Sumitomo Participant Parents, the Sumitomo Participant, the PD Participant, BVN and Cerro Verde shall not engage in any transaction: (i) involving the issuance, sale, purchase, transfer or other disposition of Current Outstanding Shares or Preemptive Rights; or (ii) that could result in either (a) the PD Participant ceasing to hold at least a 53.56% direct or indirect equity interest in Cerro Verde, or (b) any person other than the Sumitomo Participant or BVN or their respective Affiliates acquiring a direct or indirect equity interest in Cerro Verde greater than 16.0%.

Other than with respect to the transactions contemplated by this Agreement, prior to the Final Closing, the PD Participant, the Sumitomo Participant and BVN shall notify the other parties hereto in writing of any issuance, sale, purchase, transfer or other disposition of shares of Current Outstanding Shares. Prior to the Final Closing upon acquiring any equity interest in the Sumitomo Participant, neither SGM nor SMM shall sell or otherwise transfer any direct or indirect equity interest in the Sumitomo Participant.

     6.7. Competition; Business Opportunities. Subject to section 9 below, nothing in this Agreement shall prevent any party hereto or any Affiliate of any such party, at any time and without notice to or agreement by any other such party, from entering into or continuing any business, whether or not competitive with Cerro Verde, or acquiring or exploiting mining rights, whether or not in the vicinity of any property owned by Cerro Verde and no party hereto shall have any obligation to offer business or other opportunities to Cerro Verde or to any other party hereto.

     6.8. Conduct of Business until Final Closing. From the date hereof until the Final Closing Date, except to the extent otherwise contemplated by this Agreement, the Feasibility Study or the Project Debt Agreements, Cerro Verde shall, and PDC and the PD Participant shall cause Cerro Verde to, conduct its business in all material respects in the ordinary course of business, and use its commercially reasonable efforts to preserve intact Cerro Verde's assets, mining and beneficiation concessions and water rights, business and relationships with its management, employees, suppliers, customers, creditors, agents and other Persons with whom it has a business relationship.

     6.9. Opinions of Counsel.

     (a) Cerro Verde shall cause (i) Estudio Rodrigo, Elias & Medrano, Peruvian counsel for Cerro Verde, (ii) Ms. Julia Torreblanca, Legal and Environmental Affairs Manager of Cerro Verde, (iii) Mr. J. Dale Brunk, Vice President and Assistant General Counsel of PDC, and (iv) Debevoise & Plimpton LLP, special New York counsel for Cerro Verde, to deliver written opinions dated as of the First Closing Date and Final Closing Date to SC, SMM and the Sumitomo Participant in form and substance reasonably satisfactory to SC, SMM and the Sumitomo Participant.

     (b) SC, SMM, SGM and the Sumitomo Participant (the "Sumitomo Parties") shall cause (i) Estudio Grau, Peruvian counsel for the Sumitomo Parties, (ii) Sullivan & Cromwell LLP, special New York counsel for the Sumitomo Parties, and
(iii) Dutch counsel for the Sumitomo Parties, to deliver written opinions dated as of the First Closing Date and Final Closing Date to the PD Participant Parents, the PD Participant and Cerro Verde in form and substance reasonably satisfactory to the PD Participant Parents, the PD Participant and Cerro Verde.

     7.   Conditions to Closing

     7.1. Conditions to Obligations of SMM, SC, SGM and the Sumitomo Participant. The obligation of the Sumitomo Participant to exercise the Sumitomo First Round Rights and pay to Cerro Verde the aggregate Per Share Price with respect thereto pursuant to section 3.1(b) on the First Closing Date and the obligations of each of the Sumitomo Participant, SMM, SC and SGM to take the actions required to be taken by each of such parties at the Final Closing is subject to the satisfaction, at or prior to the First Closing Date and Final Closing Date, as applicable, of each of the following conditions (the "Closing Conditions"), any of which may be waived in whole or in part by SMM, SC, SGM and the Sumitomo Participant, as applicable:

     (a) Representations and Warranties. Each of the representations and warranties of Cerro Verde, the PD Participant Parents and the PD Participant set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the First Closing Date and the Final Closing Date, with the same effect as though such representations and warranties had been made on and as of the First Closing Date and the Final Closing Date, except that such representations and warranties that are made as of a specific date need only be true as of such date.

     (b) Covenants. All of the covenants, agreements, undertakings and obligations that Cerro Verde, the PD Participant Parents and the PD Participant are required to perform or to comply with pursuant to this Agreement at or prior to the First Closing or Final Closing, as applicable, shall have been duly performed and complied with in all material respects; for the avoidance of doubt, the failure to deliver any of the opinions as described in section 6.9, shall constitute failure to have complied with such covenants in all material respects.

     (c) Certificates. Each of Cerro Verde, the PD Participant Parents and the PD Participant shall have delivered to SC, SMM, and the Sumitomo Participant a certificate dated as of the First Closing Date and the Final Closing Date that
(i) the conditions referred to in sections 7.1(a), 7.1(b), 7.1(d) and, in the case of the Final Closing, 7.1(f) have been satisfied, (ii) the changes set forth in section 7.1(e) have not occurred, (iii) the actions contemplated in section 7.1(g) have occurred and (iv) the Board of Directors of PDC and Cerro Verde have approved the Sulfide Project, and that such approvals, including any resolutions, are in full force and effect on the date thereof, and have not been amended, modified, rescinded or revoked.

     (d) No Judgment, Decree, Order, Action or Proceeding. No judgment, decree, order, action or proceeding shall be in effect, pending or threatened by any governmental body or agency that (i) involves a challenge to or seeks to prohibit, delay or restrict the consummation of any of the transactions contemplated by the Transaction Documents, including the General Capital Increase and the Sulfide Project or (ii) questions the validity or legality of any of the transactions contemplated by the Transaction Documents, including the General Capital Increase and the Sulfide Project.

     (e) No Material Adverse Effect. There shall not have occurred any Material Adverse Effect.

     (f) Minimum Net Working Capital. The Board shall have determined that the sum of (i) net working capital of Cerro Verde plus (y) costs incurred in connection with the Sulfide Project that should be classified under generally accepted accounting principles in the United States as construction in progress, in each case as of the Final Closing Date, shall be no less than U.S.$40.0 million after giving effect to the Special Dividend contemplated by this Agreement.

     (g) Election of Directors. The PD Participant shall have taken all necessary action prior to the Final Closing Date to call an extraordinary shareholders meeting, to be held promptly after the registration with CAVALI of BVN's and the Sumitomo Participant's ownership of Capital Increase Shares, to elect new directors and alternate directors of Cerro Verde.

     (h) Transaction Documents. On or prior to the Final Closing Date, (i) Cerro Verde, the PD Participant, PDC and BVN, shall have executed and delivered the Shareholders Agreement; (ii) Cerro Verde and MPDP shall have executed and delivered the Operator's Agreement; and (iii) Cerro Verde shall have executed and delivered the SMM Concentrate Agreement.

     7.2. Conditions to Obligations of Cerro Verde, the PD Participant Parents and the PD Participant. The obligations of Cerro Verde, the PD Participant Parents and the PD Participant to take the actions required to be taken by each of such parties at the First Closing and Final Closing is subject to the satisfaction, at or prior to the First Closing Date and the Final Closing Date, as applicable, of each of the following conditions (any of which may be waived in whole or in part by Cerro Verde, PDC, the PD Participant Parents and the PD Participant, as applicable):

     (a) Representations and Warranties. Each of the representations and warranties of BVN, SMM, SC, SGM and the Sumitomo Participant set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the First Closing Date and the Final Closing Date, with the same effect as though such representations and warranties had been made on and as of the First Closing Date and the Final Closing Date, except that such representations and warranties that are made as of a specific date need only be true as of such date.

     (b) Covenants. All of the covenants, agreements, undertakings and obligations that BVN, SMM, SC, SGM and the Sumitomo Participant are required to perform or to comply with pursuant to this Agreement at or prior to the First Closing or

Final Closing, as applicable, shall have been duly performed and complied with in all material respects.

     (c) Officer's Certificate. Each of BVN, SMM, SC, SGM and the Sumitomo Participant shall have delivered to Cerro Verde, PDC and the PD Participant a certificate, dated as of the First Closing Date and the Final Closing Date and signed by senior executive officers of BVN, SMM, SC, SGM and the Sumitomo Participant representing that the conditions referred to in sections 7.2(a) and 7.2(b) have been satisfied.

     (d) Transaction Documents. On the Final Closing Date, (i) BVN, the Sumitomo Participant, SMM, SC and SGM shall have executed and delivered the Shareholders Agreement; and (ii) SMM shall have executed and delivered the SMM Concentrate Agreement.

     7.3. Consequences of Failure to Satisfy Conditions to Closing. If (i) the Sumitomo Participant delivers written notice to the Board on the Final Closing Date in its good faith and reasonable judgment stating that the Capital Increase Closing Conditions have not been satisfied or waived as of such date, (ii) the Board determines on or prior to the Final Closing Date that the PD Closing Conditions have not been satisfied or waived as of such date, or (iii) unless otherwise agreed by the Sumitomo Participant, the Final Closing shall not have occurred by September 30, 2005, the Board shall cause Cerro Verde to and Cerro Verde shall:

     (a) cancel the General Capital Increase and the Special Dividend; and

     (b) return promptly to each applicable subscriber or purchaser (x) the aggregate Per Share Price in United States dollars or any other amount of consideration paid by such subscriber or purchaser to Cerro Verde in connection with the exercise of Preemptive Rights regarding the Capital Increase Shares or the purchase of Unsubscribed Shares, plus (y) interest, calculated at a rate per annum equal to the Six Month LIBOR Rate, on such aggregate Per Share Price for the period commencing on June 30, 2005 and ending on the day before such aggregate Per Share Price is returned; provided that with respect to subscribers and purchasers of a Fully Diluted Respective share that exceeds five percent, such return shall be made in immediately available funds by wire transfer to an account designated by each applicable subscriber or purchaser, in each case without deduction for Taxes.

     8.   Termination.

     8.1. Event of Termination. Each of the parties hereto shares the mutual objective of causing the Final Closing to occur as soon as possible and shall use all reasonable efforts to cause the Final Closing to occur by June 30, 2005, provided that if the Final Closing shall not have been consummated on or before September 30, 2005 or such other date as the parties may mutually agree, any party hereto may thereafter terminate this Agreement effective upon written notice to each other party hereto.

     8.2. Effect of Termination.

     (a) The representations and warranties made by Cerro Verde, the PD Participant and the PD Participant Parents in section 5.1 and section 5.2(e), including as set forth in any certificate delivered pursuant to this Agreement, shall survive the Closing until the date Full Completion (as defined in the Project Debt Agreements) of the Sulfide Project has occurred.

     (b) No claim for indemnification, reimbursement or any other remedy pursuant to section 8.3 hereof may be brought with respect to breaches of representations or warranties contained herein after the expiration date set forth in section 8.2(a); provided, that if, prior to such date and in compliance with section 8.4, a party entitled to indemnification hereunder shall have notified an indemnifying party in writing of a claim for indemnification under this section 8 (whether or not formal legal action shall have been commenced based upon such claim), such claim shall continue to be subject to indemnification in accordance with this section 8 notwithstanding such expiration date.

     8.3. Indemnification.

     (a) The PD Participant and the PD Participant Parents agree, jointly and severally, to indemnify, defend and hold harmless SMM, SC and the Sumitomo Participant, from, against and in respect of any damage, loss, liability, claim or expense, including reasonable attorneys' fees incurred as a result thereof (collectively, "Damages"), whether or not involving a third party claim, arising, directly or indirectly, out of or in connection with, or resulting from the inaccuracy or breach of any representation or warranty made by it in section
5.1 or 5.2(e), including as set forth in any certificate delivered pursuant to this Agreement. In no event shall the PD Participant or the PD Participant Parents have any liability under this section 8.3 (x) in an aggregate amount that exceeds 50% of the net proceeds received by Cerro Verde from the Sumitomo Participant or any of its Affiliates pursuant to or as contemplated by this Agreement or the exercise of Preemptive Rights, (y) for any other matter under this Agreement or the transactions contemplated by this Agreement and (z) unless and until the aggregate amount of Damages shall exceed U.S.$5,000,000 (the "Liability Threshold Amount"). If the Liability Threshold Amount is exceeded, the Liability Threshold Amount shall be recoverable in addition to any Damages in excess thereof. The Liability Threshold Amount shall be U.S.$0 in lieu of U.S.$5,000,000 in any case in which the Damages are finally determined to have arisen solely from the Indemnitor's willful misconduct, fraud or intentional breach of this Agreement.

     (b) The right of SC, SMM and the Sumitomo Participant to indemnification under this section 8.3 shall be limited as follows:

          (i) The amount of any Damages incurred by an Indemnitee shall be reduced by the net amount of the tax benefits realized by any Indemnitee or its respective Subsidiaries or Affiliates by reason of such Damages, provided that if such tax benefits are realized by Cerro Verde the amount of any Damages shall be reduced by such Indemnitee's Respective Share of the net amount of such benefits; and

          (ii) The amount of any Damages incurred by an Indemnitee shall be reduced by the net amount any Indemnitee, or its respective Subsidiaries or Affiliates, or, in the event that such Damages arise from losses suffered directly or indirectly by Cerro Verde, such Indemnitee's Respective Share of the net amount that Cerro Verde, recovers (after deducting all reasonable attorneys' fees, out-of-pocket expenses and other costs of recovery) from any insurer or other party liable for such Damages, and the Indemnitees and Cerro Verde shall use commercially reasonable efforts to effect any such recovery.

     8.4. Indemnification Procedures. A party entitled to indemnification hereunder shall herein be referred to as an "Indemnitee." A party obligated to indemnify an Indemnitee hereunder shall herein be referred to as an "Indemnitor."

     (a) If an Indemnitee receives notice of any claim or the commencement of any action by any third party that such Indemnitee reasonably believes may give rise to a claim for indemnification from an Indemnitor hereunder, and such Indemnitee intends to seek indemnification from such Indemnitor with respect thereto under this section 8.3, such Indemnitee shall, promptly provide written notice (the "Third Party Claim Notice") thereof to such Indemnitor; provided, however, that any failure to provide such Third Party Claim Notice shall not release the Indemnitor from its obligations under section 8.3 except to the extent that such failure results in actual prejudice to the Indemnitor. Each Third Party Claim Notice shall (i) specify in reasonable detail the basis on which indemnification is being asserted, (ii) provide a reasonable estimate of the amount of the Damages asserted therein to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim or demand),
(iii) specify the provision or provisions of this Agreement under which such Damages are asserted and (iv) include copies of all notices and documents (including court papers) served on or received by the Indemnitee from such third party. Upon receipt of a Third Party Claim Notice, the Indemnitor shall have 45 calendar days to notify the Indemnitee whether or not it desires to participate in such claim or action or to assume the defense thereof. All costs and expenses incurred by the Indemnitor in participating in such claim or action or defending such claim or action shall be borne by the Indemnitor. The Indemnitor shall not settle, compromise or offer to settle or compromise any such claim or action on a basis which would result in the imposition of a consent order, injunction, decree or other non-monetary relief on an Indemnitee without the written consent of such Indemnitee, which consent shall not be unreasonably withheld or delayed. After notice to the Indemnitee of the Indemnitor's election to assume the defense of such claim or action, the Indemnitor shall not be liable to the Indemnitee under section 8.3 for any legal or other expenses subsequently incurred by the Indemnitee in connection with the defense thereof, provided that the Indemnitee shall have the right to employ separate or additional counsel to represent it so long as the fees and expenses of such separate or additional counsel shall be paid by the Indemnitee. If the Indemnitor does not elect to assume the defense of such claim or action within 45 calendar days of the Indemnitee's delivery of the Third Party Claim Notice, the Indemnitee shall be entitled to assume the defense thereof. Unless it has been conclusively determined through a final, non-appealable judicial determination (or settlement tantamount thereto) that the Indemnitor is not liable to the Indemnitee under this section 8.4, the Indemnitee shall act reasonably and in accordance with its good faith business judgment with respect thereto, and shall not settle, compromise, or offer to settle or compromise any claim or action on a basis which would result in the imposition of a consent order, injunction, decree or other non-monetary relief affecting any Indemnitor without the consent of the Indemnitor, which consent shall not be unreasonably withheld or delayed. The parties hereto agree to render to each other such assistance as may reasonably be requested in order to insure the proper and adequate defense of any such claim or action, including making employees available on a mutually convenient basis to provide additional information and explanation of any relevant materials or to testify at any proceedings relating to such claim or action.

     (b) Within 15 Business Days after an Indemnitee suffers any Damages not involving a third party claim or action that such Indemnitee reasonably believes may give rise to a claim for indemnification from an Indemnitor hereunder, and such Indemnitee intends to seek indemnification from such Indemnitor with respect thereto under section 8.3, such Indemnitee shall deliver a written notice of such claim, which notice shall contain the information described in the second sentence of section 8.4(a) (a "Direct Claim Notice") to such Indemnitor; provided, however, that any failure to provide such Direct Claim Notice shall not release the Indemnitor from its obligations under section 8.3 except to the extent that such failure results in actual prejudice to the Indemnitor. If the Indemnitor does not notify the Indemnitee within 45 calendar days following its receipt of such Direct Claim Notice that the Indemnitor disputes its liability to the Indemnitee under sections 8.3 and 8.4, such claim specified by the Indemnitee in such notice shall be conclusively deemed a liability of the Indemnitor under section 8.3 and subject to the limitations therein, the Indemnitor shall pay the amount of such claim to the Indemnitee promptly after demand therefor, or in the case of any notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of such claim (or such portion thereof) is finally determined. If the Indemnitor has timely disputed its liability with respect to such claim as provided above, the Indemnitor and the Indemnitee shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by arbitration in accordance with section 10.6 of this Agreement.

     9.   Use of Information.

     9.1. Confidentiality. Each of the parties hereto shall hold all information concerning Cerro Verde and all information concerning any other party hereto not otherwise available to the public through no act or omission of such other party (collectively, "Confidential Information") in strict confidence and shall not disclose such information without the prior written consent of each party hereto to anyone other than directors, officers, employees, accountants, consultants and representatives of such party and its Affiliates, provided that any such third party shall first execute a confidentiality agreement with each party hereto containing provisions substantially equivalent to this section 9 or such party shall, and shall cause each of its Affiliates to, use best efforts to ensure that any such third party holds such information in strict confidence as contemplated by this section 9. Each party hereto shall, and shall cause each of its Affiliates to, use best efforts to ensure that other third parties will not gain access to any Confidential Information through any act or omission on its part. Notwithstanding the foregoing, (i) in connection with compliance with law, the conduct of the business or operations of Cerro Verde, the possible sale of an equity interest in Cerro Verde to a third party, or the possible sale or treatment of concentrates to or by a third party, the PD Participant Parents, the PD Participant and Cerro Verde and their respective Affiliates may disclose Confidential Information not involving information about BVN, SMM, SC, SGM and the Sumitomo Participant without notice to any of the other parties hereto, (ii) SMM, SC, SGM and the Sumitomo Participant and their respective Affiliates may disclose Confidential Information not involving information about PDC or Cerro Verde to any Japanese corporation engaged in copper concentrate smelting that expresses an interest in the purchase or treatment of Cerro Verde concentrates, provided that prior to making any such disclosure pursuant to this clause (ii) such party shall give written notice (identifying the third party being provided the Confidential Information and describing the general nature of such disclosure) to and secure the written consent of PDC and (iii) any party hereto or any Affiliate thereof may disclose Confidential Information to any governmental agency or the export-import bank or developmental authority of the home country of the ultimate parent of such party if it believes in good faith that such disclosure is required by applicable law, by governmental policy in such home country or by policy of such export-import bank or developmental authority, provided, that prior to making any such disclosure pursuant to this clause (iii) such party shall, unless prohibited by such governmental agency, give written notice (identifying such agency and describing the general nature of such disclosure) to, and consult with, each other party hereto. All obligations under this section 9 shall terminate at the Final Closing upon the execution of the Shareholders Agreement (but shall remain in full force and effect in the event this Agreement terminates pursuant to section 8).

     9.2. Conflict of Interest. Each of the parties hereto agrees that Confidential Information concerning Cerro Verde should not be disclosed to any such party or their Affiliates where because of a potential conflict of interest between such party (or

Affiliates) and Cerro Verde, such disclosure could reasonably be expected to result in an adverse effect, directly or indirectly, on Cerro Verde. Accordingly, each party hereto may decline, in its sole discretion, to provide such Confidential Information to any party where it has a good faith belief that disclosure may involve such a potential conflict of interest.

     10.  Miscellaneous.

     10.1. Notices. Any notice, advice, election, request, order, demand or other direction required or permitted to be given under this Agreement shall be in writing and in the English language, and (unless some other mode of giving the same is specified or accepted in writing by the recipient) shall be effective (a) when personally delivered during normal business hours to the addressee at the address designated for such delivery, (b) on the date of receipt specified in any return receipt if it shall have been deposited in the mails, certified or registered with return receipt requested and postage thereon fully prepaid, or sent by prepaid overnight courier, in each case addressed to such address or (c) on the day it shall have been given by facsimile transmission (with written confirmation of receipt) to such address, whichever of the foregoing shall first occur. Until otherwise specified by notice, the addresses for any such notice, advice, election, request, order, demand or other direction shall be:

     if to SMM, to it at:

     Sumitomo Metal Mining Co., Ltd.
     11-3, 5-Chome, Shimbashi
     Minato-ku, Tokyo 105
     Japan
     Attention: General Manager, Mineral Resources Division
     Telecopier (Fax): (81)-3-3436-7997

     if to SC, to it at:

     Sumitomo Corporation
     1-8-11, Harumi
     Chuo-ku, Tokyo 104-8610
     Japan
     Attention: General Manager, Nonferrous Metals and Raw Materials Department Telecopier (Fax): (81)-3-5166-6423
     if to SGM, to it at:

     c/o Sumitomo Corporation
     1-8-11, Harumi
     Chuo-ku, Tokyo 104-8610
     Japan
     Attention: General Manager, Nonferrous Metals and Raw Materials Department Telecopier (Fax): (81)-3-5166-6423

     if to the Sumitomo Participant, to it at:

     SMM Cerro Verde Netherlands B.V.
     c/o Sumitomo Metal Mining Co., Ltd.
     11-3, 5-Chome Shimbashi,
     Minato-ku, Tokyo 105
     Japan
     Attention: General Manager, Mineral Resources Division
     Telecopier (Fax): (81)-3-3436-7997

     if to BVN, to it at:

     Cia. De Minas Buenaventura S.A.A.
     Carlos Villaron 790
     Urb. Santa Catalina
     Lima 13, Peru
     Attention: President
     Telecopier (Fax): (51)-1-471-7349

     if to PDC, to it at:

     Phelps Dodge Corporation
     One N. Central Avenue
     Phoenix, Arizona 85004
     Attention: General Counsel
     Telephone: (602) 366-8100
     Telecopier (Fax): (602) 366-7321

     if to CAMC, to it at:

     One N. Central Avenue
     Phoenix, Arizona 85004
     Attention: General Counsel
     Telecopier (Fax): (602) 366-7321
     if to CMC, to it at:

     One N. Central Avenue
     Phoenix, Arizona 85004
     Attention: General Counsel
     Telecopier (Fax): (602) 366-7321

     if to the PD Participant, to it at:

     One N. Central Avenue
     Phoenix, Arizona 85004
     Attention: General Counsel
     Telecopier (Fax): (602) 366-7321

     if to Cerro Verde, to it at:

     Av. Alfonso Ugarte #304
     Cercado, Arequipa, Peru
     Attention: General Manager
     Telecopier (Fax): 054-28-33-76

     10.2. Entire Agreement. This Agreement and the exhibits hereto constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior oral and written discussions, representations and understandings.

     10.3. Waiver, etc.

     (a) No party hereto shall be bound by any modification or amendment of this Agreement or waiver of any provision hereof unless such modification, amendment or waiver is set forth in a written instrument signed by each of the parties hereto. Except as otherwise provided in this Agreement, failure on the part of any party hereto to exercise any right hereunder or to insist upon strict compliance by any other party hereto with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such right, term, covenant or condition. No provision of this Agreement shall be construed to be a waiver by any of the parties hereto of any rights or remedies such party may have against any other party for failure to comply with the provisions of this Agreement and, except as provided in section 10.6 or otherwise provided in this Agreement, no remedy or right herein conferred is intended to be exclusive of any other remedy or right, but every such remedy or right shall be cumulative and shall be in addition to every other remedy or right herein conferred or now or hereafter existing at law or in equity.

     (b) THE PARTIES TO THIS AGREEMENT EXPRESSLY WAIVE AND FOREGO ANY RIGHT TO RECOVER PUNITIVE, EXEMPLARY, LOST PROFITS, CONSEQUENTIAL OR SIMILAR DAMAGES IN ANY ARBITRATION, LAWSUIT,

LITIGATION OR PROCEEDING ARISING OUT OF OR RESULTING FROM ANY CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

     10.4. Severability. If any provision of this Agreement or the application of any provision hereof to any party hereto or set of circumstances is held invalid, the remainder of this Agreement and the application of such provision to any other party or set of circumstances shall not be affected unless the provisions held invalid shall substantially impair the benefits of the remaining portions of this Agreement.

     10.5. Governing Law. This Agreement and (unless otherwise expressly provided) all amendments and supplements to, and all consents and waivers pursuant to, this Agreement shall in all respects be governed by, and construed and enforced in accordance with, the laws of the State of New York, without giving effect to the conflict of laws rules thereof to the extent they are not mandatorily applicable by statute and would require or permit the application of the laws of another jurisdiction.

     10.6. Arbitration.

     (a) Any dispute, controversy or claim arising out of or relating to this Agreement or the subject matter of this Agreement, or the breach, termination, or invalidity hereof, shall be settled by arbitration in accordance with the UNCITRAL Arbitration Rules in effect on the date of this Agreement. The arbitration shall be the sole and exclusive forum for resolution of the dispute, controversy or claim and the award shall be final and binding to the extent permitted by law. Judgment thereon may be entered by any court having jurisdiction.

     (b) There shall be three arbitrators, each of whom shall be disinterested in the dispute, controversy or claim and shall have no connection with any party to this Agreement. The party to this Agreement initiating arbitration ("Claimant") and the party to this Agreement named as defendant ("Defendant") shall each name an arbitrator, as provided in Article 7 of the UNCITRAL Arbitration Rules specified above. In the event that more than two parties to this Agreement are involved in the arbitration, the parties to this Agreement shall compose themselves into two sides for purposes of arbitration, and the Claimant and Defendant holding, directly or through its Affiliates, the largest Respective Share shall each nominate an arbitrator for all Claimants or Defendants, as the case may be. The two arbitrators so chosen shall select a third arbitrator. If the parties are unable to comprise themselves into two sides, as described above, then the American Arbitration Association ("AAA") shall appoint all three arbitrators.

     (c) Should the services of an appointment or administering authority be necessary, the appointment or administering authority shall be the AAA. If any party or side to this Agreement entitled to name an arbitrator should abstain from doing so, the AAA shall appoint such arbitrator. No party to this Agreement shall require the AAA to

(but the AAA may) designate as arbitrator a person of a nationality other than the nationalities of the parties to this Agreement involved in the arbitration.

     (d) The place of arbitration shall be New York, New York. The arbitration shall be conducted in the English language and any foreign language documents presented at such arbitration shall be accompanied by an English translation thereof. The arbitrators shall apply the laws of the State of New York.

     (e) The parties to this Agreement consent that the United States District Courts for the Southern District of New York and for the District of Arizona shall each have non-exclusive jurisdiction with respect to all aspects of the enforcement of the arbitration provisions of this Agreement.

     10.7. Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns hereunder.

     10.8. Headings. The section headings contained in this Agreement are for convenience only and are not a part of this Agreement.

     10.9. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original; such counterparts together shall constitute but one Agreement.

     10.10. Assignability. Except as contemplated by section 6.6, neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by any party hereto.

                [End of Text; Signature Pages Follow on Page S-1]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.


                                        SUMITOMO METAL MINING
                                        CO., LTD.


                                        By: /s/ Ichiro Abe
                                            ------------------------------------
                                            Name: Ichiro Abe
                                            Title: Executive Officer,
                                                   General Manager of Mineral
                                                   Resources Division


                                        SUMITOMO CORPORATION


                                        By: /s/ Mitsuhiko Yamada
                                            ------------------------------------
                                            Name: Mitsuhiko Yamada
                                            Title: Corporate Officer,
                                                   General Manager,
                                                   Mineral Resources Division


                                        SUMMIT GLOBAL MANAGEMENT B.V.


                                        By: /s/ Takeshi Okubo
                                            ------------------------------------
                                            Name: Takeshi Okubo
                                            Title: Managing Director

                                        PHELPS DODGE CORPORATION


                                        By: /s/ Kalidas V. Madhavpeddi
                                            ------------------------------------
                                            Name: Kalidas V. Madhavpeddi
                                            Title: Senior Vice President


                                        CYPRUS AMAX MINERALS COMPANY


                                        By: /s/ Kalidas V. Madhavpeddi
                                            ------------------------------------
                                            Name: Kalidas V. Madhavpeddi
                                            Title: Senior Vice President


                                        CYPRUS METALS COMPANY


                                        By: /s/ Timothy R. Snider
                                            ------------------------------------
                                            Name: Timothy R. Snider
                                            Title: President


                                        CYPRUS CLIMAX METALS COMPANY


                                        By: /s/ Timothy R. Snider
                                            ------------------------------------
                                            Name: Timothy R. Snider
                                            Title: President


                                        SOCIEDAD MINERA CERRO VERDE S.A.A.


                                        By: /s/ Jeff Monteith
                                            ------------------------------------
                                            Name: Jeff Monteith
                                            Title: Controller

                                        COMPANIA DE MINAS BUENAVENTURA S.A.A.


                                        By: /s/ Roque Benavides
                                            ------------------------------------
                                            Name: Roque Benavides
                                            Title: President and CEO

                                    EXHIBITS

                                                                       Exhibit 1

                       SOCIEDAD MINERA CERRO VERDE S.A.A.

                             POLITICA DE DIVIDENDOS

Los accionistas de Sociedad Minera Cerro Verde S.A.A. (Cerro Verde, o la Compania) aprobaron la politica de dividendos que apunta a utilizar las utilidades de la Compania para permitir el crecimiento continuo de Cerro Verde y el servicio de todas sus obligaciones, incluyendo sus obligaciones financieras, antes de proceder a la distribucion de dividendos. Consistente con esta politica, y despues de haber asignado estas utilidades para el cumplimiento de esta obligaciones y financiar sus oportunidades de crecimiento, el Directorio de Cerro Verde revisara periodicamente la proyeccion de los flujos de caja con la administracion de la Compania y, si es apropiado, podra proponer a la Junta de accionistas un pago de dividendos por un monto determinado.

Asimismo, el Directorio queda facultado para que, respetando los parametros establecidos en esta politica, pueda distribuir dividendos a cuenta y determinar la oportunidad de su pago, cumpliendo ademas con las normas legales y estatutarias aplicables.

Esta politica podra ser modificada por la Junta de Accionistas con una anticipacion no menor a 30 dias habiles a su aplicacion.

SMCV-AL-1587-2003

Arequipa, December 12, 2003

Messrs.
CONASEV
Pasaje Acuna No. 106, Cercado
Lima.-

RE. RELEVANT EVENT

This is to inform you on the following Relevant Event:

The Board of Directors of Sociedad Minera Cerro Verde S.A.A. notifies to its shareholders that in the General Shareholders' Meeting held today at 11:00 am. at Salon Inca I and II of the Swissotel, it was approved the dividend policy of Sociedad Minera Cerro Verde S.A.A., the same which: "Aims at using the Company's profits to allow the continuous growth of Cerro Verde and compliance with all its obligations, including its financial obligations, before a distribution of dividends takes place. According to this policy, and after applying these profits for the fulfillment of said obligations and financing its growth opportunities, the Board of Directors of Cerro Verde will periodically review the cashflow projection with the Company's Management and, if appropriate, it could propose to the Shareholders' Meeting a payment of dividends in a determined amount.

Likewise, the Board of Directors is empowered, respecting the parameters established under this policy, to distribute anticipated dividends and to determine the opportunity of their payment, complying besides with the legal and statutory regulations applicable.

This policy could be amended by the Shareholders' Meeting with an anticipation of not less than 30 working days before its application.

Also, we inform you on the designation of Mr. Harry M. Conger as new Headline Director starting from January 1st, 2004, replacing Mr. Gary Allan Loving who submitted his resignation to the position of Director that he held up to this date.

Sincerely,


----------------------------------------
Rohn M. Householder
Representative before the Stock Exchange
Sociedad Minera Cerro Verde S.A.A.

                                                                       Exhibit 2

                          ESTATUTO SOCIAL MODIFICADO DE
                       SOCIEDAD MINERA CERRO VERDE S.A.A.

                                    TITULO I
                                  DEFINICIONES

ARTICULO 1(0).- Para los efectos del presente Estatuto, los siguientes terminos tendran el significado que se detalla a continuacion:

     - ACCION O ACCIONES: son las acciones comunes, nominativas y con derecho a voto, representativas del capital social de la Sociedad.

     -    SOCIEDAD, EMPRESA O COMPANIA: Sociedad Minera Cerro Verde S.A.A.

     -    GASTOS DE CAPITAL: cualquier gasto o compromiso que seria capitalizado
          o cuyo desembolso seria diferido de acuerdo a los principios de contabilidad sobre base de devengados generalmente aceptados en el Peru.

     -    FECHA DE CIERRE: ___ de _________ de 2005.

     - VALORES MOBILIARIOS DE CAPITAL: comprende a las Acciones, asi como opciones u otros valores mobiliarios o derechos que confieran a su titular la posibilidad de adquirir Acciones o cualquier otro valor mobiliario, instrumento o derecho (de deuda o de cualquier otro tipo) que sea convertible en Acciones.

     - ESCALONADO: significa, al ser aplicado a cualquier suma representada en Dolares de los Estados Unidos de America aludida en el presente Estatuto, que dicha suma sera aumentada (o reducida), al primer dia de enero del ano 2007 y al primer dia de cada tercer ano que transcurra en adelante, en un porcentaje equivalente a la variacion porcentual que exista entre el indice final de Precios de Productores para mercancias (Producer Price Index for commodities, publicado por la Agencia de Estadisticas Laborales del Departamento de Trabajo de los Estados Unidos de America en la pagina web HTTP://DATA/BLS.GOV/CGI-BIN/SRGATE) (Codigo de Base de Datos: 8200, Serie ID: WPU00000000) correspondiente al mes de julio del ano calendario inmediatamente anterior al referido primer dia de enero, y el mismo indice correspondiente al mes de julio de 2004, el mismo que asciende a 147.4 En caso la mencionada Agencia deje de publicar dicho indice o cambie sustancialmente la base de calculo respecto de aquella utilizada a la Fecha de Cierre, el Directorio, en virtud de un acuerdo tomado por la mayoria, incluyendo a todos los Directores Calificados, debera designar otro indice que a su juicio se aproxime mas al Indice de Precios de Productores para mercancias existente a la Fecha de Cierre. En caso el Directorio no llegue a adoptar una decision valida al respecto, la designacion del indice sustituto sera efectuada por un tercero independiente que el Directorio elegira para tales efectos.

     - ESTUDIO DE FACTIBILIDAD: alude al estudio de factibilidad del proyecto de sulfuros de la Sociedad, preparado en Mayo de 2004 por la empresa Fluor Canada Ltd., y a las modificaciones introducidas al mismo mediante el reporte de actualizacion de Septiembre de 2004.

     - FUERZA MAYOR: cualquier causa o condicion fuera del control de la parte afectada en tal situacion, incluyendo, sin caracter limitativo, cualquier acto de Dios, toda averia o destruccion de la planta o equipos, escasez o incapacidad de asegurar la provision de combustible, energia, agua, materiales o mano de obra, escasez o incapacidad de asegurar la provision de transporte, retrasos en el transporte, huelgas, cierres patronales, u otro tipo de disputas laborales, protestas publicas o disturbios civiles, guerras, inundaciones, terremotos, actos gubernamentales o regulatorios, bloqueos, motines, accidentes, rayos, incendios, explosiones, epidemias, restricciones por cuarentenas, o cualquier otra causa (sean del tipo descrito en este parrafo o distintas).

     - VALOR DE MERCADO: significa, al ser aplicado a cualquier activo de la empresa, el valor justo de mercado que sea determinado por el voto mayoritario del Directorio, incluyendo el voto favorable de todos los Directores Calificados, o en caso no se apruebe tal determinacion, el valor determinado por un tercero que sea designado para tales efectos por el Directorio.

     - MINAS: las minas de la Sociedad existentes a la Fecha de Cierre y ubicadas dentro de la zona comprendida en las concesiones mineras que la Sociedad mantenga a la Fecha de Cierre.

     - PARTICIPANTES: cada una de las partes que suscribieron el Convenio de Accionistas.

     - PROYECTO: cualquier programa de capital o proyecto iniciado despues de la Fecha de Cierre, relacionados con la exploracion o explotacion de cualquier concesion minera u otros derechos mineros o de exploracion de la Sociedad, o cualesquiera otros derechos o deberes relacionados sobre el particular que la Sociedad adquiera o asuma desde la Fecha de Cierre.

     - CAPACIDAD DEL PROYECTO: significara el agregado de: (i) La actual capacidad de la planta concentradora de la Sociedad para procesar material con contenido de cobre, molibdeno, plata y oro que haya sido obtenido en el desarrollo de las operaciones de la Sociedad, (ii) la actual capacidad de las instalaciones de precipitacion de la Sociedad para procesar soluciones generadas en el desarrollo de las operaciones de la Sociedad, (iii) la actual capacidad de la o las plantas electroliticas de extraccion de solventes de la Sociedad para procesar soluciones generadas por la Sociedad al desarrollar sus operaciones, y
          (iv) la capacidad actual de cualquier otra instalacion que desde este momento en adelante sea operada por la Sociedad para procesar materiales que contengan minerales que sean obtenidos como resultado del desarrollo de sus operaciones; en cada caso y de manera substancialmente continua asumiendo los ceses de operaciones ordinarios debidos a la programacion de mantenimiento de rutina de las instalaciones y la ausencia de cualquier circunstancia incontrolable.

     - DEUDA DEL PROYECTO: significa todo endeudamiento en el que incurra la Sociedad, incluyendo sin caracter restrictivo a la Deuda Senior y la Deuda Subordinada, destinado a financiar el desarrollo y concrecion de cualquier Proyecto y proveer un monto apropiado de capital de trabajo para la operacion de dichos proyectos.

     - PRESTAMISTAS SENIOR DE PROYECTOS: Cualquier prestamista constituido como parte de los acuerdos de financiamiento para el desarrollo, concrecion y operacion de cualquier Proyecto que gocen de un orden de prelacion favorable respecto de la Deuda Subordinada para el repago de los creditos que ostentan y para el caso de liquidacion de la Sociedad.

     - CONVENIO DE ACCIONISTAS: El Convenio de Accionistas suscrito en la Fecha de Cierre entre SMM Cerro Verde Netherlands B.V., Sumitomo Metal Mining Co. Ltd.,Sumitomo Corporation, Summit Global Management B.V., Cyprus Climax Metals Company, Phelps Dodge Corpoartion, Compania de Minas Buena Ventura S.A.A. y la Empresa, segun sea modificado o complementado en el tiempo.

     - CONTRATO DE OPERACIONES: esta referido al Contrato de Operaciones suscrito en la Fecha de Cierre entre la Sociedad y Minera Phelps Dodge del Peru S.A.C., asi como a cualquiera de las modificaciones que se le puedan introducir en el futuro o a cualquier substitucion que opere de conformidad con sus propios terminos.

     - PRODUCTOS: cualquier concentrado de cobre, precipitados de cobre, catodos de cobre electroliticos, molibdeno y cualquier otro producto mineral susceptible de ser comercializado, incluyendo oro y plata, que sean producidos por la Sociedad (incluso en el Proyecto de Sulfuros) y cualquier otro producto de cobre y otros producidos por terceros para la Sociedad bajo cualquier tipo de contrato de servicio (maquila) que regulen el tratamiento de la produccion derivada de las Minas o de cualquier Proyecto.

     - DEUDA SUBORDINADA: esta referida al endeudamiento de la Sociedad que mantiene un orden de prelacion, al momento de liquidacion de la Sociedad, menor que cualquier financiamiento otorgado por una persona no afiliada a la Sociedad para el desarrollo, concrecion y operacion de cualquier Proyecto (Deuda Senior) y que se encuentra ademas subordinada y tiene un orden de prelacion inferior para su repago respecto de la indicada Deuda Senior, a satisfaccion de los titulares de dicha Deuda Senior.

     - PROYECTO DE SULFUROS: Proyecto destinado a desarrollar un yacimiento de sulfuros primarios que se encuentra debajo del yacimiento de oxidos ubicado en la zona comprendida por las concesiones mineras de titularidad de la Sociedad a la Fecha de Cierre, que debera ser procesado para convertirse en concentrados de cobre como producto final en nuevas instalaciones que seran desarrolladas de acuerdo a la descripcion general contenida en el Estudio de Factibilidad, considerando los cambios a las mismas que el Directorio determine, segun criterio basado en la razon y la buena fe, sean necesarios o recomendables y que no afecten de manera sustancial la naturaleza basica y alcance de dichas instalaciones.

     - GARANTIA DE CONCRECION DEL PROYECTO DE SULFUROS: Significa cualquier acuerdo de concrecion u otras obligaciones asumidas a favor de los Prestamistas Senior de Proyectos que sean requeridas de acuerdo a los Acuerdos de Deudas Senior para el Proyecto de Sulfuros.

     - ACUERDOS DE DEUDA PARA EL PROYECTO DE SULFUROS: Significa los acuerdos definitivos que regulen el financiamiento obtenido de la Deuda Senior del Proyecto de Sulfuros

                                    TITULO II
                   DENOMINACION, OBJETO, DURACION Y DOMICILIO

ARTICULO 2(o).- La denominacion de la sociedad es "Sociedad Minera Cerro Verde S.A.A.".

ARTICULO 3(o).- La Sociedad tiene por objeto desarrollar todo tipo de actividades mineras sin excepcion alguna, incluyendo, sin que esta enumeracion sea taxativa sino meramente enunciativa, la de explorar y explotar derechos mineros, beneficiar, fundir y refinar minerales y metales.

La Sociedad podra, asimismo, intervenir en todos los actos y celebrar todos los contratos que las leyes permitan y que conduzcan a la realizacion de sus fines o que de algun modo sirvan para la mejor realizacion de los mismos o que convengan a los intereses sociales.

ARTICULO 4(o).- El domicilio de la Sociedad es la ciudad de Lima. Sin embargo, se podran establecer sucursales, agencias u oficinas en cualquier lugar de la Republica o del extranjero por acuerdo de Directorio.

ARTICULO 5(o).- El termino de la Sociedad es indeterminado e inicio sus actividades el 1 de junio de 1993.

                                   TITULO III
                          DEL CAPITAL SOCIAL Y ACCIONES

ARTICULO 6(o).- El capital de la Sociedad es de US$189'030,246.48 (.Ciento ochenta y nueve millones, treinta mil, doscientos cuarenta y seis y 48/100 Dolares de los Estados Unidos de Norte America) representado por 350'056,012 (trescientos cincuenta millones, cincuenta y seis mil y doce) acciones de un valor nominal de US$ 0.54 Cincuenta y cuatro centavos de un Dolar de los Estados Unidos de America) cada una, integramente suscritas y pagadas, gozando todas de iguales derechos y prerrogativas.

ARTICULO 7(o).- La accion confiere a su titular legitimo, la calidad de socio y le atribuye cuando menos los derechos siguientes:

     a) Participar en el reparto de utilidades y en el del patrimonio neto resultante de la liquidacion.

     b)   Intervenir y votar en las juntas generales de accionistas.

     c) Fiscalizar, en la forma establecida por la ley y el Estatuto, la gestion de los negocios sociales.

     d) Salvo las excepciones previstas en la ley y el articulo 53 del Estatuto, a ser preferido para la suscripcion de acciones en caso de aumento del capital social y en los demas casos de colocacion de acciones.

     e) Ser preferido, con las excepciones y en la forma prevista en la ley, para la suscripcion de obligaciones u otros titulos convertibles o con derecho a ser convertidos en acciones.

     f)   Separarse de la Sociedad en los casos previstos por la ley o el
          Estatuto.

ARTICULO 8(o).- Las acciones seran nominativas y son indivisibles.

La Sociedad considerara propietario de la accion a quien aparezca como tal en la Matricula de Acciones.

Cuando se litigue la propiedad de las acciones se admitira el ejercicio de los derechos de accionista por quien aparezca registrado en la Sociedad como propietario de las acciones, salvo mandato judicial en contrario.

Todas las acciones pertenecientes a un accionista deben ser representadas por una sola persona, salvo que se trate de acciones que pertenezcan individualmente a diversas personas pero aparezcan registradas en la sociedad a nombre de un custodio o depositario, en cuyo caso cada propietario podra representar sus acciones.

Si se hubiese otorgado prenda o usufructo sobre las acciones y como consecuencia de ello se hubiere cedido el derecho de voto sobre parte de ellas, tales acciones podran ser representadas por quien corresponda de acuerdo al titulo constitutivo de la prenda o usufructo, siempre que dicho titulo este registrado en la Matricula de Acciones.

Lo mismo resultara de aplicacion en los casos en que por mandato judicial el derecho de voto respecto de parte de las acciones de un accionista sea ejercido por persona distinta.

ARTICULO 9(o).- Cada accion da derecho a un voto en la Junta General de Accionistas, salvo cuando se trate de la eleccion del Directorio, en cuyo caso se aplicaran las disposiciones del articulo 37 de este Estatuto.

ARTICULO 10(o).- Las acciones podran estar representadas por certificados, por anotaciones en cuenta o por cualquier otra forma que permita la ley.

En caso que las acciones esten representadas por certificados, en estos se expresara la denominacion de la Sociedad, su domicilio, duracion, la fecha de la escritura de constitucion y el Notario correspondiente, los datos relativos a su inscripcion en el Registro, el monto del capital y el valor nominal de cada accion, las acciones que represente el certificado, la clase a que pertenece y los derechos y obligaciones inherentes a la accion, la cantidad desembolsada o la indicacion de estar completamente pagada, los gravamenes o cargas que se puedan haber establecido sobre la accion, asi como la fecha de su emision y numero de certificado.

Los titulos de las acciones seran firmados por un Director y el Gerente o por dos Directores.

ARTICULO 11(o).- La Sociedad abrira y mantendra una Matricula de Acciones, en la que se anotara la creacion, emision y cancelacion de acciones, sea que esten representadas por certificados provisionales o definitivos, las sucesivas transferencias y la constitucion de derechos y gravamenes sobre las mismas, los canjes y desdoblamiento de acciones y los convenios entre accionistas o de accionistas con terceros que versen sobre las acciones o que tengan por objeto el ejercicio de los derechos inherentes a ellas con las limitaciones establecidas en la ley, y demas anotaciones que corresponden de acuerdo a este Estatuto o la ley.

La Matricula de Acciones se llevara en un libro especialmente abierto a dicho efecto o en hojas sueltas, debidamente legalizados, o mediante anotaciones en cuenta o en cualquier otra forma que permita la ley.

Salvo por el caso de las anotaciones en cuenta, los asientos de la Matricula de Acciones seran firmados por dos Directores o por un Director y el Gerente.

ARTICULO 12(o).- Las transferencias de acciones, la constitucion de derechos y gravamenes sobre las mismas, los canjes y desdoblamientos, y los convenios entre accionistas o de accionistas con terceros que versen sobre las acciones o que tengan por objeto el ejercicio de los derechos inherentes a ellas con las limitaciones establecidas en la ley, deben comunicarse a la Sociedad para su anotacion en la Matricula de Acciones.

ARTICULO 13(o).- Cuando las acciones esten representadas por certificados, su transmision se podra acreditar con la entrega a la Sociedad del certificado endosado a nombre del adquirente o por cualquier otro medio escrito. La Sociedad solo aceptara el endoso efectuado por quien aparezca en su Matricula como propietario de la accion o por su representante.

ARTICULO 14(o).- La adquisicion de una o mas acciones implica por parte del accionista la aceptacion del contrato social y del Estatuto de la Sociedad, asi como de las resoluciones de las Juntas de Accionistas y el Directorio tomadas de acuerdo con las leyes y este Estatuto.

Los accionistas son responsables unicamente hasta el limite del valor nominal de sus acciones.

ARTICULO 15(o).- Las acciones son indivisibles. Los copropietarios de acciones deben designar a una sola persona para el ejercicio de los derechos de socio, mediante carta con firma legalizada notarialmente suscrita por copropietarios que representen mas del 50% de los derechos y acciones en copropiedad.

Los copropietarios responden solidariamente frente a la Sociedad de cuantas obligaciones deriven de la calidad de accionistas.

ARTICULO 16(o).- En caso de deterioro, destruccion, extravio o sustraccion de uno o mas certificados de acciones, se podra emitir otros nuevos, debiendo el accionista satisfacer previamente todas las formalidades legales que sobre el particular se hallen vigentes en el momento de tal ocurrencia y siendo por su cuenta los gastos.

                                    TITULO IV
                           DEL REGIMEN DE LA SOCIEDAD

                                   CAPITULO I
                             DISPOSICIONES GENERALES

ARTICULO 17(o).- El regimen de gobierno de la Sociedad esta encomendado a la Junta General de Accionistas, al Directorio y a la Gerencia, todos los cuales ejerceran sus funciones de conformidad con este Estatuto.

Tanto la Junta General de Accionistas como el Directorio podran reunirse fuera del domicilio social.

                                   CAPITULO II
                       DE LA JUNTA GENERAL DE ACCIONISTAS

ARTICULO 18(o).- La Junta General de Accionistas es el organo supremo de la Sociedad. Los accionistas reunidos segun las prescripciones de este Capitulo constituyen la Junta General. Todos los socios, inclusive los disidentes y los que no hayan participado en la reunion, quedan sometidos a los acuerdos legitimamente adoptados por la Junta General.

ARTICULO 19(o).- La Junta solo puede tratar los asuntos contemplados en la convocatoria, salvo en el caso previsto por el articulo 22 del Estatuto y en aquellos casos que sean permitidos por la ley.

ARTICULO 20(o).- La Junta General se reunira obligatoriamente dentro de los tres meses siguientes a la terminacion del ejercicio economico anual.

Adicionalmente, el Directorio puede convocar a la Junta General de Accionistas en caso se requiera resolver sobre asuntos que son competencia de la misma, tales como aquellos a los que se hace referencia en las clausulas (a) a la (e) del articulo 41 del presente Estatuto; cuando lo estime conveniente a los intereses sociales; o, cuando lo solicite notarialmente uno o mas accionistas que representen cuando menos el cinco por ciento del capital social suscrito con derecho a voto, expresando en la solicitud los asuntos a tratarse. En este ultimo caso, la Junta debera ser obligatoriamente convocada dentro de los quince
(15) dias siguientes a la solicitud.

Cuando dicha solicitud fuese denegada o transcurriese el plazo indicado precedentemente sin efectuarse la convocatoria, la misma sera efectuada por la Comision Nacional Supervisora de Empresas y Valores.

ARTICULO 21(o).- La Junta General debe ser convocada por el Directorio mediante aviso publicado en el Diario Oficial El Peruano y en uno de los diarios de mayor circulacion de Lima, que contenga la indicacion del dia, hora y lugar de la reunion y las materias a tratar.

El aviso debe publicarse con anticipacion no menor de veinticinco (25) dias a las Juntas Generales de la Sociedad. Podra hacerse constar en el aviso la fecha en la que se reunira la Junta en segunda y tercera convocatoria, si no se obtuviese el quorum en las correspondientes citaciones. En este caso, entre una y otra convocatoria no debe mediar menos de tres (3) ni mas de diez (10) dias.

Sin embargo, si no se hubiera publicado en un solo aviso dos o mas convocatorias, la Junta General en segunda convocatoria debe celebrarse dentro de los treinta (30) dias de la primera y la tercera convocatoria dentro de igual plazo de la segunda.

ARTICULO 22(o).- No obstante lo dispuesto en los articulos anteriores, la Junta se entendera convocada y quedara validamente constituida siempre que esten presentes accionistas que representen la totalidad de las acciones suscritas con derecho a voto y los asistentes acepten por unanimidad la celebracion de la Junta y los asuntos que en ella se trataran.

ARTICULO 23(o).- A la Junta Obligatoria Anual le compete:

a) Aprobar o desaprobar la gestion social y los resultados economicos del ejercicio anterior;

b)   Disponer la aplicacion de las utilidades que hubiesen;

c) Elegir regularmente a los miembros del Directorio en la forma prevista en este Estatuto y fijar su remuneracion, asi como elegir a quienes actuaran como Presidente y Vicepresidente del Directorio;

d)   Designar auditores externos anualmente; y,

e) Tratar los demas asuntos de competencia de la Junta General de Accionistas y sobre cualquier otro consignado en la convocatoria.

ARTICULO 24(o).- Corresponde, asimismo, a la Junta General de Accionistas:

a) Remover a los miembros del Directorio y elegir a sus reemplazantes, cuando sea el caso;

b)   Modificar el Estatuto;

c)   Aumentar o reducir el capital;

d)   Emitir obligaciones;

e)   Disponer investigaciones y auditorias especiales;

f) Acordar la enajenacion, en un solo acto, de activos cuyo valor contable exceda el 50% del capital de la Sociedad.

g) Acordar la transformacion, fusion, escision, reorganizacion, disolucion y liquidacion de la Sociedad.

h) Resolver en los demas casos en los que la ley o el Estatuto dispongan su intervencion y en cualquier otro asunto que requiera el interes social, inclusive respecto de aquellos asuntos sobre los que puede resolver el Directorio, salvo cuando se trate de atribuciones que corresponden unicamente al Directorio por mandato legal o del presente Estatuto.

ARTICULO 25(o).- Tienen derecho a asistir a la Junta General los titulares de acciones inscritas en la Matricula de Acciones hasta los diez dias anteriores al de la realizacion de la Junta, o sus representantes.

ARTICULO 26(o).- Los accionistas que tengan derecho a concurrir a la Junta General pueden hacerse representar por otra persona. La representacion debe conferirse por escrito y con caracter especial para cada Junta, salvo tratandose de poderes otorgados por escritura publica, debiendo registrarse los poderes con una anticipacion no menor de 24 horas a la hora fijada para la celebracion de la Junta.

ARTICULO 27(o).- El quorum se computa y establece al inicio de la Junta. Comprobado el quorum el presidente la declara instalada.

En las Juntas Generales convocadas para tratar asuntos que, conforme a Ley o al Estatuto, requieren concurrencias distintas, cuando un accionista asi lo senale expresamente y deje constancia al momento de formularse la lista de asistentes, sus acciones no seran computadas para establecer el quorum requerido.

Las acciones de los accionistas que ingresan a la Junta despues de instalada, no se computan para establecer el quorum pero respecto de ellas se puede ejercer el derecho de voto.

ARTICULO 28(o).- Excepto cuando se trate de los temas que se mencionan en el articulo siguiente y aquellos en que la ley o el Estatuto requieran quorums diferentes, para la celebracion de la Junta General de Accionistas en primera convocatoria se requiere la concurrencia de accionistas que

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representen no menos de la mitad de las acciones suscritas con derecho a voto.
En segunda y tercera convocatoria bastara la concurrencia de cualquier numero de acciones.

Los acuerdos se adoptan por mayoria absoluta de las acciones suscritas con derecho a voto concurrentes.

ARTICULO 29(o).- Cuando se trate del aumento o reduccion de capital, la modificacion del Estatuto, la emision de obligaciones, la enajenacion, en un solo acto, de activos cuyo valor contable exceda del 50% del capital de la Sociedad, transformacion, fusion, escision, reorganizacion, disolucion y liquidacion de la Sociedad, se requiere en primera convocatoria la concurrencia del 50% de las acciones suscritas con derecho a voto. En segunda convocatoria bastara la concurrencia de al menos el 25% de las acciones suscritas con derecho a voto, y en caso tampoco se logre dicho quorum, la junta general se realizara en tercera convocatoria bastando la concurrencia de cualquier numero de acciones suscritas con derecho a voto.

En los casos senalados en el parrafo anterior los acuerdos deberan ser adoptados por la mayoria absoluta de las acciones suscritas con derecho a voto representadas en la Junta.

Sin embargo, cuando los acuerdos relacionados con los asuntos mencionados en el primer parrafo del presente articulo deban adoptarse en cumplimiento de un mandato legal, no se requerira de los quorums y mayoria antes indicados.

ARTICULO 30(o).- Segun lo contemplado en el articulo 133 de la Ley General de Sociedades, el derecho de voto no puede ser ejercido por el accionista en los casos en que tuviera por cuenta propia o de terceros, interes en conflicto con el de la Sociedad. Los Directores, Gerentes y Mandatarios de la Sociedad no pueden votar como accionistas cuando se trate de senalar su responsabilidad en cualquier asunto.

Sin embargo, las acciones respecto de las cuales no se puede ejercitar el derecho de voto, son computables para formar el quorum de la Junta pero no se computaran para establecer la mayoria en las votaciones.

ARTICULO 31(o).- La Junta General de Accionistas sera presidida por el Presidente del Directorio o, en su ausencia, por el Vicepresidente del Directorio. En ausencia de ambos, la Junta sera presidida por el Director alterno al Presidente del Directorio y en ausencia de este ultimo, por el Director alterno al Vicepresidente del Directorio. De estar ausentes los arriba indicados Directores titulares y alternos, la Junta sera presidida por quien esta designe.

Actuara como Secretario el Gerente General de la Sociedad y, en su ausencia, la persona que la Junta General designe. Asimismo, actuara coma Secretario quien la Junta designe en el caso que al Gerente le corresponda presidir la Junta.

ARTICULO 32(o).- Las sesiones de Junta General y los acuerdos adoptados en ellas, podran constar en un Libro de Actas legalizado conforme a ley o alternativamente llevarse en hojas sueltas utilizando escritura mecanica y siguiendo los procedimientos establecidos por las normas vigentes.

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En cada acta se hara constar el dia, lugar y hora en que se realizo la Junta; la indicacion de si se celebra en primera, segunda o tercera convocatoria; el nombre de las personas que actuaron como Presidente y como Secretario; la forma y resultado de las votaciones; los acuerdos adoptados y la lista de los concurrentes con sus domicilios, el numero y clase de acciones con las que concurren y la especificacion de si concurren por su propio derecho o en representacion de algun accionista, y en su caso los comprobantes de haberse efectuado las publicaciones conforme a ley y a este Estatuto, con indicacion de las de las fechas y los periodicos en que se publicaran los avisos de convocatoria.

La redaccion y aprobacion del acta podra efectuarse en la misma Junta o despues de su celebracion. Cuando el acta sea aprobada en la misma Junta se debe dejar expresa constancia de ello, y cuando menos debera ser firmada por el Presidente, el Secretario y tres accionistas designados al afecto.

Cuando el acta no se aprobase en la misma Junta, esta designara especialmente a no menos de tres accionistas para que, conjuntamente con el Presidente y el Secretario, la revisen, aprueben y suscriban, dentro de los diez (10) dias siguientes a la fecha de realizacion de la Junta. El acta debera ser puesta a disposicion de los accionistas concurrentes o sus representantes quienes podran dejar constancia de sus observaciones o desacuerdos mediante carta notarial.

Cuando por cualquier circunstancia no pudiese asentarse el acta de una Junta en el libro respectivo, se extendera en documento especial, el que se transcribira al libro en su oportunidad.

Tratandose del caso previsto en el articulo 22(o) de este Estatuto, es obligatoria la suscripcion del acta por todos los accionistas, salvo que hayan firmado la lista de asistentes y en ella estuviesen consignados el numero de acciones de los que son titulares y los diversos asuntos materia de la convocatoria. En este supuesto bastara que el acta sea firmada por el Presidente, el Secretario y un accionista designado al efecto. La lista de asistentes se considerara parte integrante e inseparable del acta.

Las actas tienen fuerza legal desde su aprobacion.

ARTICULO 33(o).- La Sociedad debe proporcionar la informacion que le soliciten, fuera de Junta, accionistas que representen no menos del cinco por ciento del capital pagado, siempre que no se trate de hechos reservados o de asuntos cuya divulgacion pueda ocasionar dano a la Sociedad.

Corresponde a la Comision Nacional Supervisora de Empresas y Valores resolver sobre el caracter de reservado o confidencial de la informacion en caso de discrepancia.

                                  CAPITULO III
                                 DEL DIRECTORIO

ARTICULO 34(o).- El Directorio se compondra de un minimo de cinco (5) y un maximo de nueve (9) miembros. La Junta determinara, antes de cada nueva eleccion del Directorio, el numero de miembros que conformara el nuevo Directorio, aplicando al efecto las siguientes reglas:

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(a)  El Directorio estara compuesto por cinco (5) miembros, a menos que resulte de aplicacion alguno de los supuestos contemplados en los literales siguientes del presente articulo;

(b) El Directorio estara compuesto por siete (7) miembros en caso que cualquier accionista que cuente, al final del dia correspondiente a la Fecha de Cierre, con un numero de acciones de la Sociedad que representen por lo menos el 16.67% del capital social, vea posteriormente reducida su participacion por debajo de 16.67%, pero se mantenga por encima de 12.51% del capital social.

(c) El Directorio estara compuesto por nueve (9) miembros en caso que cualquier accionista que cuente, al final del dia correspondiente a la Fecha de Cierre, con un numero de acciones de la Sociedad que representen por lo menos el 16.67% del capital social, vea posteriormente reducida su participacion por debajo del 12.51%, pero se mantenga por encima de 10.01% del capital social.

El Directorio debera convocar a Junta General de Accionistas tan pronto como tenga conocimiento de algun accionista que, al final del dia correspondiente a la Fecha de Cierre, haya contado con una participacion accionaria representativa de por lo menos el 16.67% del capital social, y viera reducida su participacion accionaria por debajo de los parametros establecidos en los literales (b) y (c) del presente articulo, de modo que la Junta pueda ajustar el numero de miembros que compondra el Directorio y elegir a los nuevos integrantes.

Podran elegirse dos Directores alternos por cada Director titular de conformidad con los procedimientos establecidos en el articulo 37(o) del presente Estatuto. Los Directores Alternos, que seran identificados como Primer Alterno y Segundo Alterno, desempenaran sus funciones en caso de ausencia o impedimento del Director titular, bastando la sola presencia en la reunion de Directorio de cualquiera de los Directores Alternos para que se presuma de pleno derecho tal ausencia o impedimento. El Primer Alterno tendra prelacion sobre el Segundo Alterno para reemplazar al Director titular en caso de ausencia o impedimento.

En el caso de preverse la ausencia o impedimento tanto del Director titular como de los Directores alternos, cualquiera de ellos podra hacerse representar por un tercero mediante simple carta poder dirigida al Directorio. En el supuesto que tanto el Director titular como los Directores alternos se encontraran ausentes o impedidos y mas de uno dirigiera cartas al Directorio para hacerse representar, se tomara como valida en primer lugar la suscrita por el Director titular. Asimismo, la carta dirigida por el Primer Alterno prevalecera sobre la carta enviada por el Segundo Alterno.

ARTICULO 35(o).- Los Directores seran elegidos por el termino de 3 anos, pero continuaran en sus cargos aunque hubiese concluido su periodo mientras no se produzca nueva eleccion y los elegidos acepten el cargo.

ARTICULO 36(o).- Los Directores podran ser removidos en cualquier momento por la Junta General de Accionistas.

El cargo de Director vaca por muerte, renuncia, impedimento permanente, remocion, o cualquier otro impedimento legal, en cuyo caso la posicion vacante sera ocupada por el Director alterno correspondiente; si es que el Director alterno que ha asumido la posicion vacante de alguno de los Directores de la Sociedad vaca tambien en el cargo debido a cualquiera de las causales enumeradas

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precedentemente, o si es que no se hubiera elegido Director alterno alguno, correspondera al resto de miembros del Directorio llenar dicha vacante mediante acuerdo adoptado por la mayoria absoluta de los Directores concurrentes, incluyendo el voto favorable de todos los Directores Calificados.

La persona o personas que se elijan ejerceran sus funciones hasta completarse el periodo para el que fue elegida la persona o personas que reemplazan.

ARTICULO 37(o).- El Directorio debe constituirse con representacion de la minoria o ser elegido por unanimidad.

Cuando el Directorio se constituya con representacion de la minoria, cada accion dara derecho a tantos votos como Directores deban elegirse, y cada votante podra acumular su voto a favor de una sola persona o distribuirlos entre varias. Seran proclamados Directores quienes obtengan el mayor numero de votos siguiendo el orden de estos.

Cualquier accionista que proponga un candidato a Director podra tambien proponer dos candidatos a Directores Alternos con relacion al Director titular propuesto. El voto a favor del Director titular implicara tambien un voto a favor de los Directores Alternos correspondientes, si los hubiese.

Si dos o mas personas obtienen igual numero de votos y no pueden todos formar parte del Directorio por no permitirlo el numero de Directores fijado en el Estatuto, se decidira por sorteo cual o cuales de ellos deban ser los Directores.

Los miembros del Directorio que resulten elegidos seran separados en dos grupos. Aquellos Directores elegidos con menos del 16% del total de votos posibles de ser emitidos en la Junta General de Accionistas en la que se hubiere realizado la eleccion correspondiente, perteneceran al grupo de los denominados "Directores Regulares". Por otro lado, aquellos Directores elegidos con por lo menos 16% del total de votos posibles de ser emitidos en la Junta General de Accionistas en la que se hubiere realizado la eleccion correspondiente, perteneceran al grupo de los denominados "Directores Calificados". Para efectos del presente Estatuto, tanto los Directores Regulares como los Directores Calificados tendran las mismas atribuciones y deberes, con excepcion de lo previsto en lo articulos 40(o) y 41(o) del presente Estatuto.

ARTICULO 38(o).- Las reuniones del Directorio seran presididas por el Presidente del Directorio y, en su ausencia, por el Vicepresidente, en ausencia del Vicepresidente por el Director alterno del Presidente y en ausencia de este ultimo por el Director alterno del Vicepresidente del Directorio. En caso de ausencia de todos los anteriores o si no se hubiesen elegido Directores alternos, presidira quien el Directorio designe.

Actuara como Secretario el Gerente o quien el Directorio designe.

ARTICULO 39(o).- El cargo de Director es remunerado. La remuneracion del Directorio sera fijada por la Junta General de Accionistas.

ARTICULO 40(o).- El Directorio se reunira cada vez que lo convoque el Presidente
o quien haga sus veces, o cuando lo solicite cualquiera de sus miembros o el Gerente. El Presidente (o a quien corresponda convocar a sesion de Directorio) consultara con los Directores respecto al lugar, fecha

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y hora para cada sesion, las que podran ser llevadas a cabo en el Peru o en el extranjero. La convocatoria se hara con diez (10) dias de anticipacion por esquela con cargo de recepcion. Si el Presidente no efectua la convocatoria dentro de los diez (10) dias siguientes o en la oportunidad prevista en la solicitud, la convocatoria podra ser hecha por cualquiera de los Directores. En el supuesto de que algun Director comunique al Presidente (o a quien corresponda convocar a sesion de Directorio), con por lo menos tres dias de anticipacion a la fecha prevista para la realizacion de una sesion, su imposibilidad de concurrir a la sesion a la fecha prevista en la convocatoria, el Presidente (o quien corresponda convocar a sesion de Directorio) pospondra dicha sesion, por una sola vez, por un periodo de por lo menos tres (3) dias, a efectos de permitir la participacion de dicho Director.

No obstante lo dispuesto en el parrafo anterior, el Directorio se entendera constituido siempre que esten presentes la totalidad de los Directores y estos acepten por unanimidad la celebracion de la sesion y los asuntos que en ella se pretende tratar.

Asimismo, (i) el Directorio podra llevar a cabo sesiones no presenciales utilizando medios escritos, electronicos o de otra naturaleza que permitan la comunicacion y garanticen la autenticidad del acuerdo. Cualquier Director puede oponerse a que se utilice este procedimiento y exigir la realizacion de una sesion presencial; y (ii) en sesiones no presenciales el Directorio podra tomar cualquier decision o aprobar cualquier resolucion en virtud de un acuerdo unanime que conste por escrito, tal como es permitido por el articulo 169(o) de la Ley General de Sociedades Ley N(o) 26887.

Cualquier Director puede someter a la consideracion del Directorio los asuntos que crea de interes para la Sociedad.

ARTICULO 41(o).- El quorum del Directorio es la mitad mas uno de sus miembros. Si el numero de Directores es impar, el quorum es el numero entero inmediato superior al de la mitad de aquel. Cada Director tiene derecho a un voto.

Los acuerdos deben adoptarse por mayoria absoluta de votos de los Directores concurrentes, y en caso de empate, decidira quien actue como Presidente. No obstante, (i) los actos descritos a continuacion en los literales (a) al (l) requeriran, ademas, el voto favorable de cada uno de los Directores que conformen el grupo de Directores Calificados, y (ii) los actos descritos desde el literal (a) hasta el (e) requeriran, ademas, ser sometidos a la aprobacion de la Junta General de Accionistas cuando asi lo exija la ley:

(a) Cualquier modificacion significativa de los Estatutos (con excepcion de aquellas modificaciones que resulten necesarias a efectos de realizar la emision de Valores Mobiliarios de Capital que requerira ser aprobado tan solo por mayoria ordinaria de acuerdo a lo previsto en literal (d) a ser desarrollado a continuacion.)

(b) Cualquier fusion, consolidacion o reorganizacion, asi como cualquier disolucion y liquidacion de la Sociedad, o el sometimiento de la Sociedad a procedimientos de insolvencia;

(c)  La transformacion de la Sociedad;

(d) Cualquier emision de Valores Mobiliarios de Capital, excepto por aquella emision realizada en atencion a lo establecido en la seccion 10(o) del Convenio de Accionistas, siempre que inmediatamente despues de la misma (tras haber dado efecto a cualquier conversion o derecho de ejercicio): (i) el accionista con participacion mayoritaria en el capital social de la Sociedad a la Fecha de Cierre mantenga, directa o indirectamente, una participacion accionaria de por lo menos el 50% del Capital Social y (ii) ninguna persona, excepto aquellas que eran Participantes de la Sociedad antes de la referida emision, ostente una participacion de 24.99% o mas del Capital Social;

(e) Cualquier recomendacion para que la Junta General de Accionistas apruebe modificaciones a la politica de distribucion de dividendos, salvo que se trate de aquellas modificaciones destinadas a facilitar el financiamiento de Gastos de Capital autorizados por el Directorio de conformidad con el literal (j) siguiente;

(f) Cualquier modificacion sustancial al Contrato de Operaciones, que no se trate de aquellas exigidas por los Prestamistas Senior de Proyectos;

(g) Cualquier venta o arrendamiento (como arrendador) o acto de disposicion de la Sociedad (x) realizado en virtud de una sola operacion o una serie de operaciones correlacionadas de activos (que no califiquen como Productos) que tengan en dicho momento un valor de mercado Escalonado que exceda los US$ 20'000,000 (y) de propiedad de la Sociedad que contenga reservas de cobre, clasificados de tal manera en los libros y registro de la misma, o cualquier otro mineral considerado por el Directorio como comercialmente viable, (z) de concesiones mineras, concesiones de beneficio, servidumbres
     o derechos de riego necesarios para operar el Proyecto de Sulfuros;

(h) Constitucion por parte de la Sociedad de hipotecas, prendas, carga o cualquier otro gravamen sobre cualquiera de sus propiedades, con excepcion de (w) aquellas relacionada con la Deuda del Proyecto o al refinanciamiento de la misma, (x) cualquier hipoteca legal garantizando operaciones de endeudamiento por un valor Escalonado menor a US$ 10'000,000, (y) cualquier carga o gravamen no consensual que haya sido constituida como resultado del manejo ordinario de la empresa y que no garantice el repago de dinero recibido en prestamo, ni que perjudique significativamente el uso de la propiedad afectada, o (z) aquellas relacionadas con el financiamiento de Gastos de Capital autorizados por el Directorio de conformidad con el literal (j) siguiente;

(i) Cualquier acuerdo u operacion (o serie de acuerdos u operaciones correlacionados) entre la Sociedad y el accionista con participacion mayoritaria en el capital social de la Sociedad a la Fecha de Cierre o alguna de sus empresas afiliadas (que no se trate de aquellos acuerdos u operaciones contempladas en el Convenio de Accionistas incluyendo las operaciones previstas en las secciones 7.3 u 11.3 de dicho Convenio) involucrando activos que cuenten con un valor de mercado en dicho momento de mas de US$ 3'000,000 Escalonados o que involucren pagos de rentas anuales, o cualquier pago o garantia por parte de la Sociedad, en un monto que en cualquiera de los casos anteriores tambien exceda US$ 3'000,000 Escalonados;

(j) Cualquier Gasto de Capital o Gastos de Capital (o cualquier arrendamiento o serie de arrendamientos en calidad de arrendatario) realizados por la Sociedad respecto del mismo programa de capital o Proyecto, excediendo el valor de (o que involucre activos que excedan del valor de) US$ 40'000,000 Escalonados, pero excluyendo cualquier Gasto de Capital o Gastos de Capital (o arrendamiento o serie de arrendamientos) que a criterio del Directorio sea necesario o apropiado para (x) poder desarrollar o implementar algun proyecto de conformidad con algun estudio de factibilidad final de bancabilidad, de existir el mismo, que comprenda aquellos cambios que el Directorio pudiera haber identificado como necesarios o deseables de acuerdo a un criterio razonable y de buena fe, y que no afectan sustancialmente la naturaleza basica o alcances del Proyecto, (y) mantener
     o expandir la capacidad del Proyecto o expandir las instalaciones de cualquier Mina o Proyecto, o (z) poder cumplir con la legislacion aplicable; y,

(k) La suspension de la operacion o implementacion del Proyecto de Sulfuro durante 180 dias continuos o mas, sin que exista una propuesta razonable de reasumir dicho Proyecto (siempre que no se trate de un evento de Fuerza Mayor).

(l) Cualquier modificacion a los Acuerdos de Deuda Senior para el Proyecto de Sulfuros con la finalidad de aumentar el monto del principal adeudado, diferir el pago del monto del principal o de los intereses relacionados con la Deuda Senior para el Proyecto de Sulfuros, incrementar las tasa de interes relacionada con dicho endeudamiento o incrementar los compromiso asumidos en tales acuerdos, siempre que las Garantias de Concrecion de la Empresa no hayan sido levantadas.

ARTICULO 42(o).- Los acuerdos que adopte el Directorio se haran constar en actas extendidas en un libro especial legalizado conforme a ley o en hojas sueltas de acuerdo con lo previsto en el articulo 32. Cuando por cualquier circunstancia no pudiese asentarse el acta de una sesion en el libro u hoja suelta respectiva, se extendera en documento especial, el que se transcribira en su oportunidad.

Las actas seran firmadas por quienes actuaron como Presidente y Secretario o por quienes fueran expresamente designados para tal efecto. Sin embargo, el Directorio podra acordar en la sesion que la suscriban personas distintas del Presidente y del Secretario, todos los Directores o ciertos miembros del Directorio en adicion al Presidente y al Secretario. En cualquier caso el acta sera firmada por aquellos Directores que hayan manifestado en la sesion su deseo de hacerlo, dentro de los 10 dias utiles siguientes a la fecha de la sesion o del acuerdo segun corresponda.

Las actas deben expresar, si hubiera habido sesion: la fecha, hora y lugar de la celebracion y el nombre de los concurrentes; de no haber habido sesion: la forma y circunstancia en que se adoptaron los acuerdos; y, en todo caso, los asuntos tratados, las resoluciones adoptadas y el numero de votos emitidos, asi como las constancias que quieran dejar los directores.

ARTICULO 43(o).- El Directorio tiene todas las facultades de representacion legal y gestion necesarias para la administracion de la Sociedad dentro de su objeto, con la sola excepcion de los asuntos que la ley o este Estatuto atribuyan a la Junta General.

Por lo tanto, y sin que esta enumeracion ser restrictiva sino meramente enunciativa, el Directorio tiene las siguientes facultades:

a)   Convocar a la Junta General de Accionistas.

b) Reglamentar su propio funcionamiento y elegir a su Presidente y Vicepresidente cuando la Junta no los hubiere elegido.

c) Presentar anualmente a los accionistas la memoria y los estados financieros, recomendando la aplicacion que debe darse a las utilidades, si las hubiere.

d) Aceptar la dimision de sus miembros y proveer las vacantes en los casos previstos por la ley y el Estatuto.

e) Nombrar y destituir a los Gerentes y si lo considera conveniente o necesario a los demas funcionarios de la Sociedad, determinando sus obligaciones y remuneraciones y otorgando y revocando los poderes con las atribuciones que juzgue conveniente. El Directorio podra asimismo nombrar a los representantes, asesores, agentes, comisionados y banqueros de que haya de servirse la Sociedad.

f)   Otorgar los poderes que juzgue convenientes.

g) Decidir la iniciacion, continuacion, abandono o transaccion de procesos judiciales o procedimientos administrativos.

h) Celebrar todo tipo de contratos y compromisos de toda naturaleza, celebrar transacciones, tratar toda clase de negocios, someter disputas a arbitraje y sin que la siguiente enumeracion sea taxativa sino meramente enunciativa, gravar y enajenar los bienes muebles e inmuebles de la Sociedad, incluyendo derechos mineros, comprar y dar o tomar en comodato, arrendar o subarrendar, como arrendador, subarrendador, arrendatario o subarrendatario, toda clase de bienes muebles e inmuebles; dar y tomar en cesion derechos mineros, celebrar contratos de opcion, otorgar y revocar fianzas; y, en general, realizar cuanto estime conveniente o necesario para el cumplimiento del objeto social.

i) Abrir y cerrar cuentas de todo tipo en instituciones bancarias y financieras; depositar y retirar dinero de las cuentas de la Sociedad; abrir y cerrar cartas de credito, con o sin garantia; acordar sobregiros y adelantos en cuenta corriente; contratar prestamos; acordar y verificar todo tipo de operaciones de credito, celebrar contratos de credito documentario; solicitar fianzas; ordenar abonos, cargos y transferencias; contratar cajas de seguridad, operarlas y cancelarlas; y, en general, efectuar toda clase de operaciones bancarias y financieras.

j) Girar, endosar y protestar cheques; girar, aceptar, endosar, avalar, prorrogar, descontar y protestar letras de cambio, vales y pagares; endosar conocimientos de embarque; obtener, recibir y endosar warrants y certificados de deposito; y, en general, efectuar toda clase de operaciones con titulos valores.

k) Aprobar las operaciones de arrendamiento financiero que celebre la Sociedad en cumplimiento de su objeto social.

l) Dirigir en general las operaciones y los asuntos financieros de la Sociedad de conformidad con el Estatuto y los acuerdos de las Juntas Generales asi como vigilar la marcha de la Sociedad y dictar los reglamentos internos que conceptue necesarios.

m) Desarrollar cualquier otra atribucion que se derive expresa o tacitamente del presente Estatuto.

La delegacion permanente de alguna o algunas facultades del Directorio y la designacion de los Directores que hayan de ejercer tal delegacion requerira para su validez del voto favorable de las dos terceras partes de los miembros del Directorio de su inscripcion en el Registro.

No podra ser objeto de delegacion, la rendicion de cuentas y la presentacion de balance a la Junta General ni las facultades que esta le conceda al Directorio, salvo que ello fuese expresamente autorizado.

ARTICULO 44(o).- No pueden ser Directores:

a) Los que tengan pleito pendiente con la Sociedad en calidad de demandantes o esten sujetos a accion social de responsabilidad;

b)   Los que manejan intereses que se hallen en oposicion a los de la Sociedad,
     o practiquen actos perjudiciales a ella;

c)   Los incapaces o quebrados;

d) Los Funcionarios o Servidores Publicos, que presten servicios en entidades publicas cuyas funciones estuvieran directamente vinculadas al sector economico en el que la Sociedad desarrolla su actividad empresarial, salvo que representen la participacion del Estado en dichas sociedades; y,

e)   Los demas que senale la ley.

La calificacion de estas causales corresponde al Directorio que, salvo que se produzca la renuncia, los sometera a consideracion de la Junta General de Accionistas, resultando de aplicacion lo dispuesto en el articulo 36, en tanto la Junta no designe a la persona que reemplazara al director removido de su cargo.

                                   CAPITULO IV
                                 DE LA GERENCIA

ARTICULO 45(o).- La Sociedad tendra uno o mas Gerentes que seran nombrados por el Directorio. El Gerente puede ser persona natural o juridica, en este ultimo caso la persona juridica debera nombrar a una persona natural para que la represente al efecto.

El cargo de Gerente es compatible con el de Presidente del Directorio y con el de Director.

En caso de designarse mas de un Gerente se designara a un Gerente General, en quien recaeran todas las atribuciones y funciones previstas en este Estatuto para el Gerente. Si no se efectuara expresamente tal designacion se considerara Gerente General al designado en primer lugar.

Son aplicables a los gerentes las disposiciones del articulo 44  del
Estatuto.

ARTICULO 46(o).- El Gerente es el ejecutor de las resoluciones del Directorio y la Junta General de Accionistas y esta investido en consecuencia de la representacion judicial y administrativa de la Sociedad. Sin perjuicio de los poderes que en cada caso otorgue el Directorio o la Junta General de Accionistas en favor del Gerente, este mismo tendra las atribuciones que por ley le corresponden.

ARTICULO 47(o).- En caso de ausencia o impedimento de un Gerente, el Directorio designara otra persona para reemplazarlo hasta que se reincorpore a sus funciones.

                                    TITULO V
                ESTADOS FINANCIEROS Y DISTRIBUCION DE UTILIDADES

ARTICULO 48(o).- El Directorio, conforme a lo dispuesto por la ley, debe formular la memoria, los estados financieros y la propuesta de distribucion de utilidades en caso de haberlas.

ARTICULO 49(o).- Los estados financieros se formularan de acuerdo con lo previsto en la Ley General de Sociedades y en las demas disposiciones legales aplicables.

El Directorio pondra a disposicion de los accionistas en el domicilio social, a partir del dia siguiente a la publicacion de la convocatoria a la Junta General de Accionistas, los documentos indicados en el articulo anterior.

La Sociedad debera tener auditoria anual a cargo de auditores externos que se encuentren habiles e inscritos en el Registro Unico de Sociedades de Auditoria.

ARTICULO 50(o).- Solo podran declararse dividendos en razon de utilidades realmente obtenidas o de reservas en efectivo de libre disposicion, siempre que el patrimonio neto no sea inferior al capital pagado. Es valida la distribucion de dividendos a cuenta.

ARTICULO 51(o).- La distribucion de utilidades se efectuara en la forma y oportunidad que determine la Junta General sujetandose a lo dispuesto en la ley.

                                    TITULO VI
                   DE LA MODIFICACION DEL ESTATUTO, AUMENTO Y
                              REDUCCION DEL CAPITAL

ARTICULO 52(o).- Para cualquier modificacion del Estatuto se requiere:

a) Expresar en la convocatoria de la Junta General con toda claridad los asuntos que hayan de ser objeto de la reunion; y,

b) Que el acuerdo sea adoptado por la Junta de conformidad con el articulo 29 del Estatuto.

c) Que se de cumplimiento a las disposiciones de la Seccion Quinta y Titulo II de la Seccion Setima del Libre Segundo de la Ley General de Sociedades.


ARTICULO 53(o).- En los casos de aumento de capital por nuevos aportes los accionistas tienen el derecho preferencial para suscribir las acciones que se creen a prorrata de su participacion accionaria. No pueden ejercer este derecho los accionistas que se encuentren en mora en el pago de los dividendos pasivos, y sus acciones no se computaran para establecer la prorrata de participacion en el derecho de preferencia.

No existe el derecho de suscripcion preferente en los casos expresamente contemplados en la Ley, o de cumplirse los requisitos previstos en el articulo 259 de la Ley General de Sociedades.

El derecho de suscripcion preferente se incorpora en un titulo denominado Certificado de Suscripcion Preferente o mediante anotacion en cuenta, ambos libremente transferibles, total o parcialmente.

ARTICULO 54(o).- Cualquier modificacion del Estatuto que importe nuevas obligaciones de caracter economico para los accionistas, no rige para quienes no prestaron su aprobacion en la Junta General o que lo hagan posteriormente de manera dubitable.

                                   TITULO VII
                         DE LA DISOLUCION Y LIQUIDACION

ARTICULO 55(o).- La Sociedad procedera a su disolucion y liquidacion en los casos previstos por la ley y cuando lo resuelva la Junta General de Accionistas convocada con este objeto.

ARTICULO 56(o).- La Sociedad disuelta conservara su personalidad juridica mientras se realiza la liquidacion y hasta que se inscriba la extincion en el Registro.

Al producirse la disolucion, la Junta General nombrara a los liquidadores.

                                   TITULO VIII
                             DISPOSICIONES GENERALES

ARTICULO 57(o).- La representacion de la Sociedad en las Juntas Generales de Accionistas y/o asambleas de socios de las empresas en las que participe, la tendran el Presidente del Directorio, en su ausencia el Vicepresidente o sus respectivos alternos, si hubiesen sido elegidos.

En ausencia de ellos representara a la Sociedad el Director mas antiguo que no tenga la calidad de Presidente o Vicepresidente, el Gerente General o quien la Junta General de Accionistas o el Directorio designe. Es prueba suficiente de las ausencias a que se refiere este articulo el que la persona designada para reemplazar al ausente actue en su lugar.

ARTICULO 58(o).- La Sociedad indemnizara con el monto maximo y en la forma permitida por la ley los danos que sufra cualquier persona como consecuencia de acciones o procedimientos, sean estos penales, civiles, administrativos o de cualquier otra naturaleza, y asumira los gastos de defensa y de cualquier otra naturaleza relacionados con ellos o la amenaza de los mismos, cuando tales acciones o procedimientos se originen en el hecho que dicha persona o su causante sea o haya sido, a partir del 18 de marzo de 1994, Director o funcionario de la Sociedad o haya sido Director o funcionario de otra compania a solicitud de la Sociedad.

ARTICULO 59(o).- En todo lo no previsto por este Estatuto, la Sociedad se regira por las disposiciones de la Ley General de Sociedades No 26887, sus ampliatorias y modificatoria.

                              AMENDED AND RESTATED
                              CORPORATE BY-LAWS OF
                       SOCIEDAD MINERA CERRO VERDE S.A.A.

                                     TITLE I
                                   DEFINITIONS

ARTICLE 1 Capitalized terms used in these by-laws shall have the following meanings:

"Shares" means the shares of common voting stock of the Company.

"Company" or "Corporation" means Sociedad Minera Cerro Verde S.A.A.

"Capital Expenditures" means any expenditure or commitment which would be capitalized or the expense of which would be deferred in accordance with accrual basis accounting principles generally accepted in Peru.

"Closing Date" means [________________], 2005.

"Equity Securities" means Shares or warrants, options or other rights to acquire Shares or any other securities (debt or otherwise) convertible into or exercisable for Shares.

"Escalated" means, as applied to any dollar amount specified or provided herein, such amount as increased (or decreased) as of the first day of January, 2007 and the first day of each third calendar year thereafter by a percentage equal to the percentage change in the final Producer Price Index for commodities (Base date code: 8200, Series ID: WPU00000000)(as published by the Bureau of Labor Statistics of the United States Department of Labor on http://data/bls.gov/cgi-bin/srgate) for the month of July in the calendar year immediately prior to such first day of January, from such final Index as so published for July, 2004 (which is 147.4). If such Bureau shall cease to publish such Index or shall substantially change the basis on which the same is calculated from that used on the Closing Date, the Board, by a majority vote, including all Qualified Directors, shall designate such other index as shall in its judgment appear most closely to approximate the Producer Price Index for commodities as constituted on the Closing Date. Failing such vote, such other index shall be designated by an independent third party selected by the Board.

"Feasibility Study" means the Cerro Verde Primary Sulfide Feasibility Study, dated May 2004, prepared by Fluor Canada Ltd., as modified by the Project Update, dated September 2004.

"Force Majeure" means any cause or condition beyond the control of the party affected thereby including without limitation any act of God, breakdown or destruction of plant or equipment, shortage of or inability to secure fuel, power, water, materials or labor, inability to secure or shortage of transportation, delay in transportation, strike, lockout or other labor dispute, public protest, civil unrest, war, flood, earthquake, government act or regulation, blockade, riot, accident, lightning, fire, explosion, epidemic, quarantine restriction or any other cause (whether of the kind specified herein or otherwise).

"Market Value" means, as applied to any asset of the Company, the fair market value thereof as determined by a majority vote of the Board, including the affirmative vote of all Qualified Directors, or, failing such vote, by an independent third party selected by the Board.

"Mines" means the mines of the Company existing on the Closing Date and located within the mining concessions owned by the Company on the Closing Date.

"Operator's Agreement" the Operator's Agreement between the Company and Minera Phelps Dodge del Peru S.A.C., dated as of the Closing Date, as amended from time to time, or any substitution therefor pursuant to the terms thereof.

"Participant" means each party to the Shareholders Agreement.

"Product" any copper concentrates, copper precipitates or electrowon copper cathode, molybdenum and any other marketable mineral products including gold and silver, produced by the Company (including at the Sulfide Project) and any copper or other products produced for the Company by others under any toll agreements providing for the treatment of production from the Mines or any Project.

"Project" means any capital program or project commenced after the Closing Date relating to the exploration or exploitation of any of the mining concessions and other mining and exploration rights of the Company and any other rights and liabilities thereafter acquired or assumed by the Company relating thereto.

"Project Capacity" means the aggregate of (i) the actual capability of the Company's concentrator to process copper, molybdenum, silver and gold bearing material generated in Company operations, (ii) the actual capability of the Company's precipitation facilities to process solutions generated in Company operations, (iii) the actual capacity of any Company solvent extraction electrowinning plant(s) to process solutions generated in Company operations, and (iv) the actual capability of any other facility hereafter operated by the Company to process mineral bearing material generated in Company operations; in each case on a substantially continuous basis assuming shutdowns for normal scheduled maintenance and the absence of any uncontrollable circumstance.

"Project Debt" means all indebtedness, including but not limited to Senior Debt and Subordinated Debt, for money borrowed or incurred by the Company to finance the development and completion of any Project and to provide an appropriate amount of working capital for the operation of such Project.

"Senior Project Lenders" means the lenders which become parties to the agreements regarding the financing for the development, completion and operation of any Project that ranks in respect of payment and upon liquidation senior to the Subordinated Debt.

"Shareholders Agreement" the shareholders agreement, dated as of the Closing Date, among SMM Cerro Verde Netherlands B.V., Sumitomo Metal Mining Co., Ltd., Sumitomo Corporation, Summit Global Management B.V., Cyprus Climax Metals Company, Phelps Dodge Corporation, Compania De Minas Buenaventura S.A.A. and the Company, as amended, modified or supplemented from time to time.

"Subordinated Debt" means indebtedness of the Company that ranks upon liquidation junior to any financing to be provided by the any person who is not an affiliate of the Company for the development, completion and operation of any Project (the "Senior Debt") and ranks in respect of payment junior and is subordinated to the Senior Debt in a manner satisfactory to the holders of the Senior Debt.

"Sulfide Project" means the Project to develop a primary sulfide ore body beneath the oxide ore body located within the mining concessions owned by the Company on the Closing Date, which shall be processed into copper concentrate as a final product at new facilities that are to be developed generally as described in the Feasibility Study, with such changes to such facilities as the Board determines, in its good faith reasonable judgment, to be necessary or advisable and which do not substantially alter the basic nature and scope of such facilities.

"Sulfide Project Completion Guarantee" means any completion agreement with or other undertakings to the Senior Project lenders required pursuant to the Sulfide Project Senior Debt Agreements.

"Sulfide Project Debt Agreements" means the definitive agreements providing for the financing of the Sulfide Project Senior Debt.

                                    TITLE II
                   NAME, CORPORATE PURPOSE, TERM AND DOMICILE

ARTICLE 2.- The Company's name is "Sociedad Minera Cerro Verde S.A.A.".

ARTICLE 3.- The purpose of the Company is to engage in all kinds of mining activities without reservation or limitation of any kind including, but not restricted to, that of exploring and exploiting mining claims, smelting, casting and refining minerals and metals.

The Company may also intervene in all kind of acts and enter into all sorts of contracts permitted by law which assist the pursuance of its goals or which otherwise are aimed at improving them or are convenient to the Company's interests.

ARTICLE 4.- The Company's domicile is the city of Lima. However, it may establish branches, agencies or offices at any location within the country or abroad as per Board resolution.

ARTICLE 5.- The corporate term is indefinite. The Company began its activities on June 1, 1993.

                                    TITLE III
                            CAPITAL STOCK AND SHARES

ARTICLE 6.- The Company's capital stock is U.S.$189,030,246.48 (one hundred eighty-nine million, thirty thousand, two hundred forty-six U.S. dollars and forty-eight U.S. cents) represented by 350,056,012 (three hundred and fifty million, fifty-six thousand, twelve) shares with a nominal value of US$0.54 (fifty-four U.S. cents) each, fully subscribed and paid in, all of which have the same rights and prerogatives.

ARTICLE 7. One share entitles its legitimate holder to be a shareholder and to exercise the following rights:

     a) To participate in any distribution of dividends and the net equity on winding up.

     b)   Intervene and vote at any General Shareholders' Meetings.

     c) Supervise, in the manner established by law and the by-laws, the Company's business management.

     d) To be preferred, with the exceptions envisaged by law and article 53 of the by-laws, for the subscription of shares in the event of a capital increase and in any other placing of shares.

     e) To be preferred, with the exceptions and in the manner envisaged by law, for the subscription of convertible bonds or any other convertible securities, which may be converted into shares.

     f) Exercise appraisal rights to have the Company buying back shares in those cases envisaged by the law or the by-laws.

ARTICLE 8.- The shares will be nominative(1) and are indivisible.

The Company will consider as holder of the share whoever appears as such in the Share Registry Book.

In the event that the ownership of any shares is in dispute, whoever appears recorded in the Company as the owner of the shares will be acknowledged as the one able to exercise a shareholder's rights, except in the case of a court order to the contrary.

All of the shares belonging to a shareholder shall be represented by one sole person, except for shares that belong individually to several persons but are registered in the Company under the name of one custodian or depositary, in which case each owner may represent his shares.

If any pledge or right to use and enjoy has been granted over the shares and, as a result thereof, the right to vote has been assigned over part of them, such shares may be represented in accordance with the pledge or usufruct contract, provided that such agreement has been recorded in the Share Registry Book.

The same will apply in the event that a court order mandates that the voting rights attributable to part of the shareholding stake of a shareholder are to be exercised by a person different from such shareholder.

ARTICLE 9- Each share entitles its holder to one vote at the General Shareholders' Meetings, except when dealing with the election of the Board, in which case the provisions of Article 37 of the by-laws will apply.

ARTICLE 10- The shares may be represented by certificates, book entries or any other manner permitted by law.

In case the shares are represented by certificates, the latter will bear the Company's name, its domicile, duration, date of the deed of incorporation and the corresponding Notary Public, any data related to their registration in the Registry, the capital stock amount and the nominal value of each share, the shares represented by the certificate, the class to which it belongs and the rights and obligations inherent to the share, the amount disbursed or an indication that it has been fully paid in, any charges or encumbrances that have been established over the shares as well as the date of its issuance and the certificate's number.

----------
(1) Translation Note: The word nominative under Peruvian law is intended to mean that shares must always express the name of its holder, regardless of whether they are represented by certificates or in book entry form. Bearer Shares are not permitted by Peruvian law.

The share certificates will be signed by one Director and the General Manager or by two Directors.

ARTICLE 11.- The Company will open and maintain a Share Registry Book in which it will set down the creation, issuance and cancellation of shares, whether they are represented by provisional or definitive certificates, successive transfers and the establishment of rights and encumbrances over them, exchanges and splits of shares and agreements between shareholders or between shareholders and any third parties regarding the shares or the exercise of the rights inherent therein with the limitations imposed by law, as well as any other corresponding entries in accordance with these by-laws or the law.

The Share Registry Book shall be kept in a book especially opened for that purpose or in loose sheets, duly legalized or by means of book entries or any other manner permitted by law.

Except in the case of book entries, the entries in the Share Registry Book will be signed by two Directors or by one Director and the General Manager.

ARTICLE 12.- Share transfers, the establishment of rights and encumbrances over them, any exchanges and divisions and whatever agreements which are entered into between the shareholders themselves or between the shareholders and any third parties regarding the shares or the exercise of the rights inherent to them with the restraints imposed by law, shall be notified to the Company for their registration in the Share Registry Book.

ARTICLE 13.- Whenever the shares are represented by certificates, their transfer may be evidenced by delivering to the Company the certificate endorsed in favor of the acquirer or by any other written means. The Company will only accept an endorsement made by whoever appears in its Share Registry Book as the holder of the share or by his representative.

ARTICLE 14.- The acquisition of one or more shares implies that the shareholder accepts the articles of incorporation and the Company's by-laws as well as any resolutions adopted by the Shareholders' Meetings and the Board of Directors, taken in accordance with the law and these By-laws.

The shareholders shall only be liable up to the nominal value of their shares.

ARTICLE 15.- The shares are indivisible. Any co-owners of shares shall appoint one sole person to exercise their shareholders rights by means of a letter with legalized signatures of co-owners representing more than 50% of the rights and shares in co-ownership.

The co-owners shall be jointly and severally liable before the Company for any obligation in connection with their capacity as shareholders.

ARTICLE 16.- In the event of deterioration, destruction, loss or robbery of one or more share certificates, new ones may be issued once the shareholder complies with all legal formalities that, regarding this matter, are in force the moment such a case occurs and all costs related thereto shall be assumed by the shareholder.

                                    TITLE IV
                              CORPORATE GOVERNANCE

                                    CHAPTER I
                               GENERAL PROVISIONS

ARTICLE 17.- The governance of the Company is entrusted to the General Shareholders' Meeting, the Board of Directors and the Management, all of whom shall perform their duties in accordance with these By-laws.

Both the General Shareholders' Meeting and the Board of Directors may meet off the premises of the corporate domicile.

                                   CHAPTER II
                          GENERAL SHAREHOLDERS' MEETING

ARTICLE 18.- The General Shareholders' Meeting is the Company's supreme body. The shareholders gathering in accordance with this chapter constitute the General Shareholders' Meeting. All the shareholders, even dissidents and those who did not take part in the meeting, are subject to the resolutions legitimately adopted by the General Shareholders' Meeting.

ARTICLE 19.- The Shareholders' Meeting may only deal with those matters envisaged in the summons, except in the case envisaged in article 22 of the by-laws and in those cases that are permitted by law.

ARTICLE 20.- The General Shareholders' Meeting is obliged to meet within three months after the fiscal year has ended.

In addition, the Board of Directors may summon a General Shareholders' Meeting in the event that it needs to resolve matters of its competence, such as those referred to in clauses (a) through (e) of Article 41 below, when deemed necessary in the Company's interests or whenever requested to do so through a Notary Public by one or more shareholders who represent at least five percent of the Company's subscribed capital stock with right to vote, expressing in the request the matters to be dealt with. In this last case, the General Shareholders' Meeting shall be summoned by the Board of Directors within fifteen
(15) days following the request.(2)

If such requests were to be denied or the aforementioned deadline had elapsed and no summons had been made, it shall be summoned by the National Supervisory Commission for Companies and Securities.

ARTICLE 21.- The General Shareholders' Meeting must be summoned by the Board of Directors by means of a notice published in the Official Gazette "El Peruano" and in one of the daily newspapers of major circulation in Lima and it must contain an indication of the day, time and place where the meeting will be held and the issues it will deal with.

----------
(2) Translation Note: The use of the word "summon" in the Peruvian legal context of this phrase means that the Board must call the General Shareholders Meeting within 15 days after the request was made, by following the procedure stated in Article 20 (i.e. publishing a notice in a newspaper, etc). It should not be understood to require that the General Shareholders Meeting be held within the 15-day period as such reading would be against Article 20.

The notice shall be published at least twenty five (25) days prior to General Shareholders' Meeting. The date on which the Shareholders will meet in second and third summons, should there be no quorum during the corresponding summons, may also be published in the notification. In this case, no less than three (3) days and no more than ten (10) days shall fall between one and the other summon.

However, if two or more summonses were not published in the same notice, the General Shareholders' Meeting, in second summon, shall be held within thirty
(30) days following the first summon and the third summon within the same period from the second one.

ARTICLE 22.- Notwithstanding what is set forth in the above mentioned articles, the General Shareholders' Meeting will be deemed as duly summoned and validly established when the shareholders representing all of the shares subscribed with right to vote are in attendance and that the attendees unanimously agree to hold the Meeting and deal with all of the issues on the agenda.

ARTICLE 23.- The object of the Annual General Shareholders Meeting is to:

     a) Approve or disapprove the performance of the management as well as the financial statements for the previous fiscal year;

     b)   Decide how to apply any profits obtained, if any;

     c) Regularly appoint the members of the Board of Directors in the manner provided in these by-laws and establish their remunerations, as well as appointing who will act as President and Vice-President of the Board of Directors;

     d)   Annually appoint external auditors, and

     e) Deal with any other matters of competence of the General Shareholders' Meeting and any other issue included in the summoning notice.

ARTICLE 24.- The General Shareholders' Meeting is also entitled to :

     a) Remove the members of the Board of Directors and appoint their replacements, as the case may be;

     b)   Amend the by-laws;

     c)   Increase or decrease capital stock;

     d)   Issue bonds;

     e)   Order special investigations and audits;

     f) Transfer in a single transaction any assets whose total book value exceed 50% of the Company's capital stock;

     g) Agree any transformation, merger, spin-off, reorganization, dissolution and winding up of the Company;

     h) Resolve in any other cases in which the law or the by-laws order its intervention and any other matter of corporate interest, even regarding those matters over which the

          Board of Directors can decide, except when dealing with attributions that correspond only to the Board as mandated by the law or these by-laws.

ARTICLE 25- The holders of shares registered in the Share Registry Book at least ten days prior to the Meeting, or their representatives, have the right to attend the General Shareholders' Meetings.

ARTICLE 26.- The shareholders with right to attend the General Shareholders' Meeting may be represented by some other person. This representation shall be granted in writing and separately for each Meeting, except for powers of attorney granted by public deed and, in any case, the powers of attorney shall be registered no later than 24 hours prior to the time established for the Meeting to be held.

ARTICLE 27.- The quorum will be calculated and established at the beginning of the Meeting. Once it has been verified, the President will declare the Meeting validly installed.

In those General Shareholders Meeting which are summoned to deal with matters that, whether by law or this bylaws, require different quorums for the valid adoption of resolutions in such regard, any shareholder may expressly request that her shares shall not be taken into account to calculate a particular quorum required by law, provided such a request is expressly made at the beginning of the meeting.(3)

The shareholders whose shares join the Meeting after it has been declared validly installed will not be included for establishing the quorum but they will be permitted to exercise their right to vote.

ARTICLE 28.- Except when dealing with issues that are mentioned in the following article and those in which the law or the by-laws require different quorums, for holding the General Shareholders' Meeting in the first summons, shareholders representing no less than half of the shares subscribed with right to vote will be required to attend, and at second and third summonses shareholders representing any number of shares will be sufficient to constitute a quorum.

The resolutions are adopted by absolute majority of subscribed shares with right to vote in attendance.

ARTICLE 29.- When dealing with a capital stock increase or reduction, an amendment of the by-laws, any bond issue, any transfer in a single transaction of any assets whose book value exceeds 50% of the Company's capital stock, transformation, merger, spin off, reorganization, dissolution and winding up of the Company, 50% of the subscribed shares with right to vote are required in the first summons. In the second summons it will suffice that at least 25% of the subscribed shares with right to vote attend and if a quorum is still not reached, the General Shareholders Meeting will be held in a third summon and in which any number of subscribed shares with right to vote shall suffice.

----------
(3) Translation Note: This is a provision which is expressly mandated by law. It is intended to provide shareholders with a mechanism whereby they may elect to have their shares counted as present for the adoption of resolutions dealing with certain matters and, conversely, considered as absent when determining the quorum for the valid discussion and adoption of resolution dealing with other matters. The rationale of this rule is found in the fact that there are certain matters which require a "qualified quorum" (as set forth in Article 28) for its valid adoption (i.e. mergers) and others which require just a "simple quorum" (as set forth in Article
     29) (i.e. dividend distributions).

In the cases mentioned in the preceding paragraph, the resolutions shall be adopted by an absolute majority of the subscribed shares with right to vote represented at the General Shareholders Meeting.

However, when the resolutions related to the issues mentioned in the first paragraph of this article are to be adopted in compliance with a legal mandate, the quorums and majority previously mentioned will not be required.

ARTICLE 30.- As contemplated in article 133 of the General Companies Law No 26887, the right to vote cannot be exercised by a shareholder if he has an interest, whether in his own right or when acting on behalf of a third party, that conflicts with those of the Company. Company Directors, Managers and Proxies may not vote as shareholders when dealing with matters that refer to their liability in any issue.

Nevertheless, shares regarding which there is no right to vote will be counted when it comes to forming the quorum for the Meeting but they will not count when establishing majorities of votes.

ARTICLE 31.- The General Shareholders' Meeting will be chaired by the President of the Board or, in his absence, by the Vice-President of the Board. In the absence of them both, the Meeting will be chaired by the Director who deputizes for the President of the Board and, in his absence, by whichever Director deputizes for the Vice-President. If all of the above regular and deputy Directors are absent, the Meeting will be chaired by whoever it appoints for this purpose.

The Company's General Manager shall act as Secretary and, in his absence, whoever the General Shareholders Meeting appoints. Furthermore, in the event that the General Manager chairs the Meeting, the Secretary will be whoever is appointed as such by the Shareholders Meeting.

ARTICLE 32.- The sessions of General Shareholders' Meetings and the resolutions adopted therein, will be recorded in the Book of Minutes legalized in accordance with the Law or, otherwise, they will be typed in loose sheets and following the procedures established by the regulations in force.

Each of the minutes will keep a record of the day, place and time when the Meeting was held, an indication of whether it was held in first, second or third summons, the names of the persons who acted as President and Secretary, the manner and results of voting, the resolutions adopted and the list of attendees with their domiciles, the number and series of shares with which they attended and a specification of whether they attended on their own right or on behalf of some other shareholder and, as the case may be, evidence that all publications have been made in accordance with the law and these by-laws with an indication of the newspapers and on which dates the notices of the summons have been published.

The minutes may be prepared and approved at the Meeting or after it has been held. When the minutes are approved during the Meeting, a record thereof must be left and they must be signed at least by the President, the Secretary and three shareholders appointed for that purpose.

When the minutes are not approved during the Meeting, the Shareholders will specially appoint at least three shareholders so that, acting together with the President and the Secretary, they can be reviewed, approved and signed within ten (10) days after the Meeting has been held. The minutes shall be available to the shareholders in attendance or their representatives who may record any observations or disagreements by means of a Notary Public's letter.

When, for any reason, the minutes of any Meeting cannot be registered in the corresponding book, a special document will be drawn up and will be opportunely transcribed into the book. In the case envisaged in article 22 of these by-laws, it will be obligatory for all of the shareholders to sign the minutes, unless they had signed the list of attendees and in that list the number of shares that they hold and the different issues to be dealt with on the agenda had been recorded. In this event, it will suffice that the minutes be signed by the President, the Secretary and one shareholder appointed for that purpose. The list of attendees will be considered integral part of the minutes and inseparable from them.

The minutes become legal the moment they are approved.

ARTICLE 33.- The Company must provide information requested, outside meetings, by shareholders who represent at least five percent of the paid in capital stock, provided that they are not confidential matters or issues whose disclosure might harm the Company.

The National Supervisory Commission of Companies and Securities is to decide whether the information is of a reserved or confidential nature in the event of any discrepancy.

                                   CHAPTER III
                              CONCERNING THE BOARD

ARTICLE 34.- The Board shall consist of a minimum of five (5) and a maximum of nine (9) members. The Shareholders Meeting shall determine, prior to any new Board election, the number of members who will be part of the Board, by applying the following rules:

(a) The Board shall be comprised of five (5) members unless otherwise required by the provisions contained herein;

(b) The Board shall be comprised of seven (7) members if any of the shareholders holding at least 16.67% of the Company's share capital immediately after the close of business on the Closing Date holds less than 16.67% but at least 12.51% of the Company's share capital; and

(c) The Board shall be comprised of nine (9) members if any of the shareholders holding at least 16.67% of the Company's share capital immediately after the close of business on the Closing Date holds less than 12.51% but at least 10.01% of the Company's share capital.

The Board shall immediately summon a General Shareholders Meeting after taking notice of a reduction in the participation of any of the shareholders holding at least 16.67% of the Company share capital immediately after the close of business on the Closing Date below the percentage thresholds referred to in (b) and (c) above, so that the Shareholders Meeting can proceed to adjust the new Board size and elect new Board members.

Two deputy Directors may be elected for each Director in accordance with the procedures set forth in Article 37 below. The deputy Directors, which shall be identified as First Deputy and Second Deputy, will act in the event of any impediment or absence of the Director, and the presence at a Board meeting of any of the deputy Directors will suffice to fully and legally prove such absence or impediment. Should both deputy Directors intend to act in the event of any impediment or absence of the Director, the First Deputy shall prevail over the Second Deputy.

Should it be foreseen that both the Director and both deputy Directors will be absent or prevented from attending any Board meeting, such directorship may be represented by a third party by means of a simple letter addressed to the Board. Should both the Director and both deputy Directors be absent or prevented from attending, and the Director and the deputy Directors sent letters to the Board in order to be represented, the letter signed by the Director shall be deemed as valid and prevailing. Also, the letter signed by the First Deputy shall prevail over the letter signed by the Second Deputy.

ARTICLE 35.- The Directors will be elected for a term of 3 years, but they shall remain in office even though their term has expired until new elections are held and the ones chosen accept their appointments.

ARTICLE 36.- Any Director may be removed at any time by the General Shareholders' Meeting.

In the event that a Director's seat is vacated as a result of death, resignation, permanent impossibility of attending Board meetings, removal or any other legal impediment, the vacancy left by a Director will be filled by the deputy Director; if the deputy Director who assumed the seat vacated by the full Director vacates such seat due to any of the causes referred to above or if no deputy Directors had been elected, the other members of the Board will fill the vacancy by an absolute majority of votes of the Directors in attendance including the affirmative vote of all Qualified Directors.

The person or persons elected shall perform their duties until the period for which the person or persons they are replacing has ended.

ARTICLE 37.- The Board must be established with representation of the minority or be unanimously elected.

When the Board is established in representation of the minority, each share will entitle the holder to as many votes as Directors are to be elected and each voter may accumulate his votes in favor of one sole person or distribute them among several. Those who obtain the most votes will be proclaimed Directors.

Any shareholder nominating one director candidate may also nominate two deputy director candidates corresponding to such director candidate. A vote for a director candidate shall also constitute a vote for the corresponding deputy director candidates, if any.

If two or more persons obtain the same number of votes and they cannot join the Board because of the total number of Directors established in the by-laws, lots will be drawn to decide which ones will become Directors.

The elected Board members shall be separated in two different groups. Those Board members who have been elected by a vote of less than 16% of the votes entitled to be cast at the General Shareholders Meeting at which they were duly elected shall belong to the group of "Regular Directors". Conversely, those Board members who have been elected by a vote of at least 16% of the votes entitled to be cast at the General Shareholders Meeting at which they were duly elected shall belong to the group of "Qualified Directors." For purposes of these bylaws, Regular and Qualified Directors shall have the same rights and duties except as otherwise set forth in Articles 40 and 41 of these by-laws.

ARTICLE 38.- Meetings of the Board will be chaired by the President of the Board and, in his absence, by the Vice-President and in the absence of the Vice-President, by the President's deputy Director and in the latter's absence by the Vice-President's deputy Director. In the event that of all of them are absent or if deputy directors had not been elected, whoever the Board decides will chair the meeting.

The General Manager or whoever the Board appoints will act as Secretary.

ARTICLE 39.- The position of Director is remunerated and the Board's remunerations will be established by the General Shareholders' Meeting.

ARTICLE 40.- The Board shall meet every time it is summoned by the President or whoever acts as such or when any of its members or the General Manager requires the President or the acting President to do so. The President (or such other person summoning any Meeting) shall consult the Directors in selecting the place, date, and time of such Meetings, which may be held inside or outside of Peru. The summons will be made at least ten (10) days before the Meeting by notice whose receipt is to be acknowledged. If the President does not make the summons within ten (10) days following the request or in the time envisaged therein, the summons may be made by any of the Directors. In the event that, at least three (3) days prior to a Board meeting, a Director notifies the President (or such other person summoning the Meeting), that he or she will be unable to attend the meeting at the time indicated in such notice, the President (or such other person summoning the Meeting) shall postpone such meeting once for a period of at least three (3) days, as may be necessary to allow such Director to participate.

Notwithstanding the preceding paragraph, the Board will be deemed properly convened if all of the Directors are present and they unanimously agree to hold the meeting and the matters that are to be dealt in it.

Furthermore, (i) the Board may hold virtual meetings using written, electronic or any other media that enable communication and guarantee the authenticity of resolutions, although any Director may oppose to use this procedure and request that the meeting be held in person; and (ii) the Board may adopt any decision and pass any resolution by unanimous written consent, as permitted by article 169 of the General Companies Law No 26887.

Any Director may subject to the consideration of the Board whatever matters which are of interest to the Company.

ARTICLE 41.- The quorum for the Board is half plus one of its members. If the number of Directors is odd, the quorum will be the next immediate whole number over its half. Each Director is entitled to one vote.

All resolutions must be adopted by an absolute majority of votes of the Directors in attendance and, in the event of a draw, the President will cast the deciding vote. However, (i) the actions described below in paragraphs (a) through (l) shall also require the affirmative vote of each Qualified Director and (ii) the actions described below in paragraphs (a) through (e) shall also be submitted to a shareholders' vote if required by law:

(a) any material amendment to the by-laws of the Company (other than any amendment necessary to effect an issuance of Equity Securities that requires only a majority vote pursuant to paragraph (d) below);

(b) any merger, consolidation or amalgamation of the Company with or into any other entity, or any liquidation or dissolution of the Company or initiation of bankruptcy proceedings by the Company;

(c)  any change in the legal form of the Company;

(d) any issuance of Equity Securities, except for any such issuances consummated in accordance with section 10 of the Shareholders Agreement if immediately after such issuance in accordance with section 10 of the Shareholders Agreement (after giving full effect to any conversion or exercise rights) (i) the shareholder holding the majority of the capital stock of the Company as of the Closing Date continues to hold, directly or indirectly, a Respective Share of at least 50% and (ii) no Person except those who were Participants prior to such issuance holds, directly or indirectly a Respective Share of 24.99% or more;

(e) any recommendation that the shareholders approve a change in the policy adopted by the shareholders on dividends and distributions (other than any change adopted to facilitate the financing of Capital Expenditures authorized by the Board pursuant to paragraph (j) below);

(f) any material amendment of the Operator's Agreement, other than amendments required by the Senior Project Lenders;

(g) any sale, lease (as lessor) or other disposition by the Company, (x) in a single transaction or series of related transactions, of any assets (other than Products) having a Market Value at such time in excess of $20 million Escalated, (y) of Company property which contains ore reserves, as classified in the books and records of the Company, or which contains other mineral bearing material believed by the Board to be commercially viable or
     (z) any mining concessions, beneficiation concessions, easements or water rights necessary to operate the Sulfide Project;

(h) the creation by the Company of any mortgage, lien, pledge, charge or other encumbrance on, security interest in, or production payment burdening, any Company property other than (w) in connection with Project Debt or any refinancing thereof, (x) any purchase money mortgage securing indebtedness of less than $10 million Escalated, (y) any non-consensual lien, charge or encumbrance, created in the ordinary course of business, which does not secure indebtedness for borrowed money and will not materially impair the use of such property or (z) in connection with - the financing of Capital Expenditures authorized by the Board in accordance with paragraph (j) below;

(i) any agreement or transaction (or series of related agreements or transactions) between the Company and the shareholder holding the majority of the capital stock of the Company as of the Closing Date or any Affiliate of the shareholder holding the majority of the capital stock of the Company as of the Closing Date (other than any agreement or transaction contemplated by the Shareholders Agreement including those provided for in sections 7.3 or 11.3 of the Shareholders Agreement) involving assets having a Market Value at such time, involving annual rental payments or involving the payment or guaranty by the Company of an amount, in any such case in excess of $3 million Escalated;

(j) any Capital Expenditure or series of Capital Expenditures (or any lease or series of related leases, as lessee) by the Company relating to the same capital program or Project, exceeding (or of assets having a Market Value in excess of) $40 million Escalated, but excluding any such Capital Expenditure (or lease) or series of related Capital Expenditures (or leases) which in the judgment of the Board is necessary or appropriate in order (x) to develop or implement any Project generally in accordance with any final bankable feasibility study, if any, with such changes as the Board determines in its good faith reasonable judgment to be necessary or desirable and which do not substantially alter the basic nature and scope of such Project, (y) to maintain or increase the Project Capacity or expand the facilities of any Mine or Project, or (z) to comply with applicable law;

(k) the decision to cease operation or construction of the Sulfide Project for 180 continuous days or more with no reasonable prospect of resumption (other than as a result of Force Majeure); and

(l) so long as the Sulfide Project Completion Guarantees have not terminated, any amendment to the Sulfide Project Senior Debt Agreements to increase the principal amount due thereunder, to defer the payment of principal or interest on the Sulfide Project Senior Debt, to increase the interest rate applicable thereto or to increase the commitments thereunder.

ARTICLE 42.- The resolutions adopted by the Board shall be recorded in the minutes drawn up in a special book legalized in accordance with the law or on loose sheets in accordance with what is set forth in article 32. When for any circumstance, the minutes cannot be set down in the book or in the corresponding loose sheets, a special document will be drafted and they will be opportunely transcribed.

The minutes will be signed by whoever acted as President and Secretary or by whoever was expressly appointed for that purpose. However, the Board may agree during the meeting that it will be signed by other persons than the President and the Secretary, all of the Directors or certain members of the Board in addition to the President and the Secretary. In any event, the minutes will be signed by those Directors who have shown their willingness at the meeting to do so within 10 business days following the meeting or the resolution, as may correspond.

The minutes shall indicate, if a meeting has been held: the date, time and place of the meeting and the names of those attending. If no meeting has been held: the manner and circumstances in which the resolutions were adopted and, in any event, the matters dealt with, the resolutions adopted and the number of votes as well as whatever other circumstances the Directors wish to record.

ARTICLE 43.- The Board has all the powers of legal representation and management necessary for the administration of the Company within its corporate purpose, with the sole exception of matters that the law or these by-laws attribute to the General Shareholders' Meeting.

Therefore, and although this list is not by any means restricted thereto but merely referential, the Board may take the following actions:

     a)   Summon a General Shareholders' Meeting.

     b) Regulate its own functions and elect its President and Vice-President if the Shareholders have not already done so.

     c) Annually submit to the shareholders, the annual report and the financial statements, recommending how the profits, if any, should be allocated.

     d) Accept the resignation of its members and provide vacancies in the cases provided for by law or these by-laws.

     e) Appoint and remove Managers and, if it deems it convenient or appropriate, any other officers of the Company, determining their obligations and remunerations and granting and revoking their powers of attorney with whatever attributions it deems appropriate. The Board may also appoint representatives, consultants, agents, commissioners and bankers to work for the Company.

     f)   Grant the powers of attorney it may deem convenient.

     g) Decide the initiation, continuation, abandonment or transaction of judicial and/or administrative proceedings.

     h) Enter into all kinds of contracts and commitments of any nature, enter into transactions, deal with all sorts of businesses, submit disputes to arbitration and, although this list is not restrictive but merely referential, encumber and pledge the Company's movable property and real estate, including any mining rights, purchase and give or take in commodatum, lease or sub-lease, as lessor, sub-lessor, lessee or sub-lessee, all kinds of movable property and real estate; give and take in assignment mining rights, enter into option contracts, grant and revoke guarantees and, generally speaking, do whatever is needed or deemed appropriate for complying with the Company's purpose.

     i) Open and close accounts of any type in banking and financial institutions; deposit and withdraw money from the Company's accounts; open and close letters of credit with or without guarantee, agree to overdrafts and upfront credits in commercial account; take out loans; agree and verify all kinds of credit operations, enter into documentary credit contracts; request guarantees; order credits, debits and transfers, hire safe deposit boxes, operate them and cancel them and, in general, perform all kinds of banking and financial operations.

     j) Draw, endorse and protest checks; draw, accept, endorse, be surety, renew, discount and protest bills of exchange, bankers' drafts and promissory notes; endorse bills of lading; obtain, receive and endorse warrants and certificates of deposit and, in general, perform all kinds of operations regarding securities.

     k) Approve any leasing operations that the Company may enter into in connection to its corporate purpose.

     l) In general, manage the Company's operations and financial matters in accordance with the by-laws and the resolutions adopted by the General Shareholders' Meetings as well as supervising how the Company evolves and issuing any internal regulations it may deem necessary.

     m) Perform any other attributions that are expressly or tacitly derived from the by-laws.

Any permanent delegation of one or more of the powers of the Board and the appointment of the Directors who have to exercise such delegation will require, for its validity, two thirds of the votes of the members of the Board in favor of its registration at the Registry.

Rendering accounts and presenting the balance sheets at the Annual General Shareholders' Meeting may not be delegated nor the powers that the latter grants to the Board, unless expressly authorized.

ARTICLE 44.- The following persons may not become Directors :

     a) Anybody who has a lawsuit pending against the Company whilst acting as plaintiff or who is subject to any corporate liability action.

     b) Anybody handling interests that are opposed to those of the Company or who undertake harmful acts against it.

     c)   Unfit or bankrupt individuals.

     d) Public Officers or Servants who are rendering services at public entities whose duties are directly linked to the economic sector in which the Company performs its business, unless they represent the State's participation in such companies, and

     e)   Any other mentioned by the law.

The Board shall decide on these causes and, unless a resignation occurs, it will submit them to the consideration of General Shareholders' Meeting applying what is set forth in article 36 until the Meeting appoints the person who will replace the Director removed from his position.

                                   CHAPTER IV
                                   MANAGEMENT

ARTICLE 45.- The Company shall have one or more Managers who will be appointed by the Board. The Manager may be an individual or a legal entity and in the latter case, it shall appoint an individual to represent it for this purpose.

The Manager may also serve as President of the Board and/or as a Director.

In case more than one Manager is appointed, a General Manager will be appointed, who will have all the powers and attributions provided to the Manager in the by-laws. If that appointment is not expressly made, the sole or first Manager appointed will be considered the General Manager.

The provisions of article 44 of the by-laws are applicable to Managers.

ARTICLE 46.- The General Manager is the executor of all of the Board and General Shareholders Meeting's resolutions and he therefore holds the Company's judicial and administrative representation. The General Manager shall also have such other the powers granted by law and those that in each case are granted by the Board and/or the General Shareholders Meeting.

ARTICLE 47.- In the event of the General Manager's absence or impediment, the Board will appoint another person to replace him until such time as the former returns,

                                     TITLE V
                FINANCIAL STATEMENTS AND DISTRIBUTION OF PROFITS.

ARTICLE 48.- The Board, in accordance with what is set forth by law, must prepare the annual report, the financial statements and a proposal of how the profits, if any, are to be allocated.

ARTICLE 49.- The financial statements will be prepared in accordance with the General Companies Law and in any other legal provisions applicable.

The Board shall procure that the documents mentioned in the previous article are available to the shareholders at the Company's corporate domicile, as from the day following the publication of the summons to the General Shareholders' Meeting.

The Company shall conduct an annual audit by external auditors who are enabled and registered in the Sole Registry of Company Auditors.

ARTICLE 50.- Dividends may only be declared as a result of profits that are actually obtained or from reserves in cash that are freely disposable, provided that the Company's net equity is not less than its paid in capital stock. Interim dividends may also be paid.

ARTICLE 51.- Profits will be allocated in the manner and when determined by the General Shareholders' Meeting, always in accordance with the law.

                                    TITLE VI
       AMENDMENTS TO THE BY-LAWS AND CAPITAL STOCK INCREASES AND DECREASES

ARTICLE 52.- The following is required for any amendment of the by-laws :

     a) Clearly express in any summons to the General Shareholders' Meeting the issues that are to be discussed at such Meeting;

     b) That a resolution be adopted by the General Shareholders Meeting in accordance with article 29 of the by-laws;

     c) That the provisions of Section Five and Title II of Section Seven of Book Two of the General Companies Law be complied with.

ARTICLE 53.- In cases involving capital stock increases as a result of any new contributions, the shareholders are preferentially entitled to subscribe the shares that are created pro rata to each one's shareholding interest in the Company. Shareholders who fall into arrears in the payment of any unpaid par value may not exercise this right and their shares will not be counted when it comes to establishing their pro rata of participation in the preemptive right.

Preemptive rights do not exist in the cases expressly envisaged in the Law or if the requirements provided in article 259 of the General Companies Law are complied with.

The preemptive right is incorporated into a title called a Certificate of Preferential Subscription or by means of book entries, both of which are freely transferable either wholly or partially.

ARTICLE 54.- Any amendment to the by-laws that implies new obligations of a financial nature for the shareholders does not apply to those who did not approve them at the General Shareholders' Meeting or who did so thereafter in a dubious manner.

                                    TITLE VII
                           DISSOLUTION AND WINDING UP

ARTICLE 55.- The Company will proceed to its dissolution and winding up in those cases provided by law and when is decided by the General Shareholders' Meeting summoned for such effect.

ARTICLE 56.- The Company, once it has been dissolved, will keep its legal personality whilst it is being wound up and until its extinction has been recorded in the Registry.

Once dissolution occurs, the General Shareholders' Meeting will appoint the Receivers.

                                   TITLE VIII
                               GENERAL PROVISIONS

ARTICLE 57.- The Company will be represented at General Shareholders' Meetings and/or any assemblies of shareholders of the companies in which it participates, by the President of the Board or, in his absence, by the Vice-President or their respective deputies, if any had been elected.

In the absence of any of them, the Company will be represented by the oldest sitting Director who is neither the President or the Vice-President, the General Manager or whoever the General Shareholders' Meeting or the Board appoints. To prove any absences such as the ones referred to in this article, it will suffice that the person appointed as a replacement to the one absent acts in his place.

ARTICLE 58.- The Company will indemnify, with the maximum amount and in the manner permitted by law, any damage caused to anybody as a result of any criminal, civil, administrative actions or proceedings or those of any other nature and it will assume any defense expenses and those of any other nature related thereto or any threat thereof, when such action or proceedings have their origin in the fact that such a person or his principal is or has been since March 18, 1994, a Director or an official of the Company or has been a Director or an official of another company at the Company's behest.

ARTICLE 59.- For anything not provided for in these by-laws, the Company will be governed by the provisions of the General Companies Law No 26887 and any amendments thereto and extensions thereof.

                                                                       Exhibit 3

================================================================================

                             SHAREHOLDERS AGREEMENT

                                      among

                        SMM CERRO VERDE NETHERLANDS B.V.
                              (a Dutch corporation)

                         SUMITOMO METAL MINING CO., LTD.
                            (a Japanese corporation)

                              SUMITOMO CORPORATION
                            (a Japanese corporation)

                          SUMMIT GLOBAL MANAGEMENT B.V.
                              (a Dutch corporation)

                      COMPANIA DE MINAS BUENAVENTURA S.A.A.
                      (a Peruvian sociedad anonima abierta)

                          CYPRUS CLIMAX METALS COMPANY
                            (a Delaware corporation)

                            PHELPS DODGE CORPORATION
                            (a New York corporation)

                                       and

                       SOCIEDAD MINERA CERRO VERDE S.A.A.
                      (a Peruvian sociedad anonima abierta)

                        Dated as of _______________, 2005

================================================================================

                                Table of Contents

                                                                            Page
                                                                            ----
1.    Definitions........................................................     1

2.    Board of Directors.................................................     6

      2.1     Management Duties..........................................     6
      2.2     Members....................................................     7

3.    Waiver of Distribution Rights......................................     8

4.    Programs and Budgets...............................................     8

5.    Accounting.........................................................     8

      5.1     Books and Records..........................................     8
      5.2     Unaudited Financial Statements.............................     9
      5.3     Audit......................................................     9
      5.4     Fiscal Year................................................     9

6.    Operation of the Mines and any Project.............................     9

      6.1     Operation..................................................     9
      6.2     Secondment of Sumitomo Participant Personnel...............     9
      6.3     No Concentrate Leaching Facility...........................    10

7.    Concentrate Purchase by the Sumitomo Participant and
         the PD Participant..............................................    10

      7.1     Sumitomo Participant's Right to Purchase Pro Rata Share....    10
      7.2     Consideration of Additional Concentrate or other Product
                 Sales to the Sumitomo Participant.......................    11
      7.3     Consideration of Sales to the PD Participant...............    11

8.    Operating Levels...................................................    12

9.    Transfers of Interests; Rights of First Refusal....................    12

      9.1     General Prohibition........................................    12
      9.2     Permitted Encumbrances.....................................    12
      9.3     Sales by Minority Participants.............................    13
      9.4     Sales by the PD Participant................................    14
      9.5     Compliance with Peruvian Tender Offer Rules................    16
      9.6     Separate Sales of Subordinated Debt by the
                 PD Participant..........................................    17
      9.7     Substitution of Participant................................    17
      9.8     Transfer Restriction Extension.............................    17
      9.9     Company Disclaimer of Transfer Restrictions................    18

                             Table of Contents
                                (continued)

                                                                            Page
                                                                            ----
10.   Issuances of Equity Securities and/or Subordinated Debt............    18

      10.1    Issuance of Equity Securities and/or Subordinated Debt
                 for Project Completion..................................    18
      10.2    Additional Issuance of Equity Securities and/or
                 Subordinated Debt.......................................    19

11.   Competition; Business Opportunities; Standstill; Transactions
         with Affiliates and Other Arrangements..........................    20

      11.1    Competition; Business Opportunities........................    20
      11.2    Standstill.................................................    20
      11.3    Transactions with Affiliates...............................    21
      11.4    Use of Proceeds............................................    21
      11.5    Status Reports.............................................    21
      11.6    Approval of Minutes........................................    21
      11.7    Virtual Meetings...........................................    21
      11.8    Estatutos..................................................    21
      11.9    Sulfide Project............................................    22
      11.10   Registration of this Agreement.............................    22
      11.11   Support of Senior Project Debt.............................    22
      11.12   Covenants of PDC, SMM, SC and SGM..........................    22

12.   Confidentiality; Conflicts of Interest.............................    23

13.   Miscellaneous......................................................    24

      13.1    Implied Covenants..........................................    24
      13.2    Notices....................................................    24
      13.3    Entire Agreement...........................................    27
      13.4    Amendments, Waivers, etc...................................    27
      13.5    No Other Arrangements or Agreements........................    27
      13.6    Severability...............................................    27
      13.7    Governing Law..............................................    27
      13.8    Arbitration................................................    28
      13.9    Binding Effect.............................................    29
      13.10   Headings...................................................    29
      13.11   Counterparts...............................................    29
      13.12   Supermajority Voting.......................................    29
      13.13   Conflicts with Estatutos or Peruvian Law...................    29

          SHAREHOLDERS AGREEMENT, dated as of ____, 2005, among SMM CERRO VERDE NETHERLANDS B.V., a Dutch corporation (the "Sumitomo Participant"), SUMITOMO METAL MINING CO., LTD., a Japanese corporation ("SMM"), SUMITOMO CORPORATION, a Japanese corporation ("SC"), SUMMIT GLOBAL MANAGEMENT B.V., a Dutch corporation ("SGM"), CYPRUS CLIMAX METALS COMPANY, a Delaware corporation (the "PD Participant"), PHELPS DODGE CORPORATION, a New York corporation ("PDC"), COMPANIA DE MINAS BUENAVENTURA S.A.A., a Peruvian sociedad anonima abierta ("BVN"), and SOCIEDAD MINERA CERRO VERDE S.A.A., a Peruvian sociedad anonima abierta (the "Company"). Undefined capitalized terms shall have the meanings set forth in the Participation Agreement defined below.

                                   WITNESSETH:

          WHEREAS, the Sumitomo Participant, the PD Participant and BVN, together with certain other entities, are parties to a Participation Agreement, dated as of March 16, 2005 (the "Participation Agreement"), providing for the Sumitomo Participant and BVN to acquire Capital Increase Shares by participating in the General Capital Increase;

          WHEREAS, the Participation Agreement contemplates that the execution and delivery of this Agreement will occur on the Closing Date of the General Capital Increase; and

          WHEREAS, the parties hereto wish to provide for certain matters relating to the governance and ownership of shares of the Company;

          NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements herein set forth, the parties hereto agree as follows:

1. Definitions. The following capitalized terms shall have the following meanings:

          AAA: the meaning given in section 13.8(c).

          Acceptance Notice: the meaning given in section 10.2.

          Additional Participant: any Person which becomes a party to this Agreement and a Participant in accordance with the provisions of section 9 or section 10.

          Adjusted Respective Share: for any Participant, the percentage interest of such Participant in the total number of shares of Common Stock held by the Participants from time to time.

          Affiliate: with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with such Person.

          Agreement: this Shareholders Agreement, as amended, modified or supplemented from time to time.

          Board: the board of directors of the Company.

          Business Day: any day other than (i) a Saturday, Sunday, national holiday in the United States, the Netherlands or the Republic of Peru; (ii) a day on which state or national banking institutions in the State of Arizona or the State of New York or banking institutions in the Netherlands or the Republic of Peru are not open for the conduct of normal banking business; or (iii) a day on which the BVL is not open for the conduct of business.

          BVL: Bolsa de Valores de Lima.

          BVN: the meaning given in the first paragraph of this Agreement.

          Capital Expenditure: any expenditure or commitment which would be capitalized or the expense of which would be deferred in accordance with accrual basis accounting principles generally accepted in Peru.

          CAVALI: Caja de Valores y Liquidaciones de Lima ICLV S.A.

          Claimant: the meaning given in section 13.8(b).

          Common Stock: common voting stock, par value U.S.$0.5409 per share, of the Company.

          Company: the meaning given in the first paragraph of this Agreement.

          Completion Funding Notice: the meaning given in section 10.1.

          Confidential Information: the meaning given in section 12(a).

          Defendant: the meaning given in section 13.8(b).

          Delivery and Processing Expenses: any cost or expense, determined on an accrual basis in accordance with accounting principles generally accepted in Peru, related to the transportation, handling, insurance or processing of Products by the Company after such Products have been loaded on board ship at the port of embarkation from Peru or, if delivery is within Peru, after the purchaser of such Products has assumed the risk of loss.

          Electing Participants: the meaning given in section 10.2.

          Equity Securities: Shares or warrants, options or other rights to acquire Shares or any other securities (debt or otherwise) convertible into or exercisable for Shares.

          Feasibility Study: the Cerro Verde Primary Sulfide Feasibility Study, dated May 2004, prepared by Fluor Canada, Ltd., as modified by the Project Update, dated September 2004.

          General Capital Increase: the meaning given in the fourth recital of the Participation Agreement.

          Issuance Notice: the meaning given in section 10.2.

          Mines: the mines existing as of the date hereof and located within the mining concessions owned by the Company identified in Exhibit 11 to the Participation Agreement.

          Offer Consideration Period: the meaning given in section 9.3(a).

          Offering Participant: the meaning given in section 9.3(a).

          Operating Expense: any operating cost or expense determined on an accrual basis in accordance with accounting principles generally accepted in Peru other than any depreciation, depletion, amortization or other charge with respect to costs or expenses capitalized or deferred in accordance with such accounting principles and other than any cost or expense related to the transportation, handling, insurance or processing of Products after such Products have been loaded on board ship at the port of embarkation from Peru or, if delivery is within Peru, after the purchaser of such Products has assumed the risk of loss.

          Operator: Minera Phelps Dodge del Peru S.A.C., a Peruvian sociedad anonima cerrada and an indirect wholly-owned subsidiary of PDC, which shall act as operator pursuant to the Operator's Agreement, or any entity which shall replace such corporation as operator.

          Operator's Agreement: the Operator's Agreement between the Company and Minera Phelps Dodge del Peru S.A.C., dated the date hereof, as amended from time to time, or any substitution therefor pursuant to the terms thereof.

          Participant Nominees: the meaning given in section 11.6.

          Participants: the PD Participant, the Sumitomo Participant, BVN and any Additional Participant.

          Participation Agreement: the meaning given in the first recital.

          PDC: Phelps Dodge Corporation, a New York corporation.

          PD Mining: Phelps Dodge Mining Company, a division of PDC.

          PD Participant: the meaning given in the first paragraph of this Agreement.

          Person: any individual, corporation, partnership, association, public body, governmental authority or other entity.

          Post-Tender Maximum Purchase Amount: the meaning given in section 9.5(a)(iv).

          Preemptive Right Offering Participant: the meaning given in section 9.3(b).

          Preemptive Rights: the meaning given in section 9.3(a).

          Products: any copper concentrates, copper precipitates or electrowon copper cathode, molybdenum and any other marketable mineral products including gold and silver, produced by the Company (including at the Sulfide Project) and any copper or other products produced for the Company by others under any toll agreements providing for the treatment of production from the Mines or any Project.

          Project: any project commenced after the date hereof relating to the exploration or exploitation of any of the mining concessions and other mining and exploration rights of the Company (including without limitation, the Sulfide Project) and any other rights or liabilities thereafter acquired or assumed by the Company relating thereto.

          Project Capacity: the aggregate of (i) the actual capability of the Company's concentrator to process copper, molybdenum, silver and gold bearing material generated in Company operations, (ii) the actual capability of the Company's precipitation facilities to process solutions generated in Company operations, (iii) the actual capacity of any Company solvent extraction electrowinning plant(s) to process solutions generated in Company operations, and (iv) the actual capability of any other facility hereafter operated by the Company to process mineral bearing material generated in Company operations; in each case on a substantially continuous basis assuming shutdowns for normal scheduled maintenance and the absence of any uncontrollable circumstance.

          Project Debt: all indebtedness, including but not limited to Senior Project Debt and Subordinated Debt, for money borrowed or incurred by the Company to finance the development and completion of any Project and to provide an appropriate amount of working capital for the operation of such Project.

          Project Debt Agreements: the definitive agreements providing for the Project Debt.

          Purchaser: the meaning given in section 10.1.

          Purchasing Participant: the meaning given in section 9.5.

          PWC: PricewaterhouseCoopers.

          Respective Share: for any Participant, the percentage interest of such Participant in the total number of shares of Common Stock outstanding from time to time.

          Sale Acceptance Notice: the meaning given in section 9.3(a).

          SC: Sumitomo Corporation, a Japanese corporation.

          Senior Project Debt: financing for the development, completion and operation of any Project that ranks in respect of payment and upon liquidation senior to the Subordinated Debt.

          Senior Project Debt Agreements: the definitive agreements providing for the Senior Project Debt.

          Senior Project Lenders: the lenders which become parties to the Senior Project Debt Agreements.

          SGM: Summit Global Management B.V., a Dutch corporation.

          Shares: shares of capital stock in the Company.

          SMM: Sumitomo Metal Mining Co., Ltd., a Japanese corporation.

          SMM Concentrate Agreement: the concentrate sales agreement between the Company and SMM dated the date hereof.

          Sponsor Finance Company: any wholly-owned, directly or indirectly, subsidiary of PDC, BVN or the Sumitomo Participant Parents which holds notes evidencing Subordinated Debt.

          Stability Agreement: the Agreement for Investment Promotion Measures and Guarantees, dated February 13, 1998, between the Company and the Government of Peru acting through the Central Reserve Bank of Peru.

          Subject Offering Participant: the meaning given in section 9.5(iii).

          Subject Securities: the meaning given in section 9.5(i).

          Subordinated Debt: indebtedness of the Company (including but not limited to indebtedness owing to Sponsor Finance Companies, the Participants or their respective Affiliates) that ranks upon liquidation junior to the Senior Project Debt and ranks in respect of payment junior and is subordinated to the Senior Project Debt in a manner satisfactory to the holders of the Senior Project Debt.

          Sulfide Project: the project to develop a primary sulfide ore body beneath the oxide ore body located within the mining concessions owned by Cerro Verde identified in Exhibit 11 to the Participation Agreement, which shall be processed into copper concentrate as a final product at new facilities that are to be developed generally as described in the Feasibility Study, with such changes to such facilities as the Board determines, in its good faith reasonable judgment, to be necessary or advisable and which do not substantially alter the basic nature and scope of such facilities.

          Sulfide Project Senior Debt Agreements: the meaning given in section 11.11.

          Sumitomo Participant: the meaning given in the first paragraph of this Agreement.

          Sumitomo Participant Parents: SCHN, SMM and SC.

          Tender Offer: the meaning given in section 9.5.

          Ultimate Parent: the meaning given in section 9.2.

2. Board of Directors.

          2.1 Management Duties. Except for such matters as shall be reserved for shareholders of the Company by Peruvian law, the business of the Company shall be managed under the direction of the Board. In this connection, without limiting the generality of the foregoing, the Board shall (i) control and supervise the Operator and the activities of the employees, independent contractors and agents of the Operator used in connection with the Mines and any Project, (ii) consider and approve any toll agreements under which the Company would produce products for others, (iii) consider and approve the annual programs and budgets of the Company and any intermediate or long-term plans of the Company, and amendments thereto, (iv) recommend the financial statements of the Company to be approved by the shareholders of the Company at the annual meeting of shareholders, (v) recommend the independent auditors for the Company, who shall be selected by the shareholders of the Company at the annual meeting of shareholders, and (vi) authorize such actions as it may deem necessary or appropriate in connection with, and discuss other matters of importance relating to, the Company.

          2.2 Members. At any time that the shareholders of the Company are permitted by Peruvian law to nominate individuals for election as members of the Board, the PD Participant shall nominate three director candidates and two deputy director candidates for each such director candidate, the Sumitomo Participant shall nominate one director candidate and two deputy director candidates for such director candidate, and BVN shall nominate one director candidate and two deputy director candidates for such director candidate; provided that in the event that the Sumitomo Participant or BVN owns a Respective Share of less than 16.67% and more than 12.51% and the size of the Board is expanded to seven members as contemplated by Article 34 of the estatutos of the Company or otherwise, the PD Participant shall nominate up to five director candidates and two deputy director candidates for each such director candidate, the Sumitomo Participant shall nominate one director candidate and two deputy director candidates for such director candidate and BVN shall nominate one director candidate and two deputy director candidates for such director candidate; provided further, that in the event that the Sumitomo Participant or BVN owns a Respective Share of less than 12.51% and more than 10.01% and the size of the Board is expanded to nine members as contemplated by
Article 34 of the estatutos of the Company or otherwise, the PD Participant shall nominate up to seven director candidates and two deputy director candidates for each such director candidate, the Sumitomo Participant shall nominate one director candidate and two deputy director candidates for such director candidate and BVN shall nominate one director candidate and two deputy director candidates for such director candidate; provided further, that if the Board is expanded to nine members as contemplated by Article 34 of the estatutos of the Company or otherwise, whichever of the Sumitomo Participant and BVN owns a larger Representative Share may, if the PD Participant agrees that it owns a sufficient number of shares to cause the election of two directors, nominate up to two director candidates and two deputy director candidates for each such director candidate. At each election, each of the PD Participant, the Sumitomo Participant and BVN shall cast all of its votes for its respective nominees to the Board. The parties hereto acknowledge and agree that a purpose of this section 2.2 is to enable each of the Sumitomo Participant and BVN to elect at least one member of the Board as long as it holds a Respective Share of at least 10.01%.

3. Waiver of Distribution Rights.

          Each of the PD Participant, BVN and the Sumitomo Participant hereby waives its rights under Article 231 of the Peruvian Corporate Law (Law. No. 26887).

4. Programs and Budgets.

          Not later than March 31 of each year, the Board shall meet to consider and approve, with or without modification, a program and budget for the Company for the current year and any intermediate or long-term plans for periods in excess of one year. The program and budget and any such intermediate or long-term plans shall be furnished with the agenda for the meeting at which they are to be considered. The annual program and budget shall include, on a quarterly basis:

          (i) specified operating levels and itemized estimates of Products to be produced;

          (ii) an itemized budget specifying, separately, estimated revenues, Operating Expenses, Delivery and Processing Expenses and Capital Expenditures of the Company;

          (iii) the details of any development or capital programs; and

          (iv) such other matters as may be determined from time to time by the Board.

The members of the Board shall be furnished with a monthly breakdown of the foregoing matters for the remainder of the then current year on or prior to March 1 of each year. Any program and budget approved by the Board or monthly breakdown thereof may be revised, supplemented or amended from time to time by the Board. Any proposed revision, supplement or amendment shall be furnished with the agenda for the meeting at which it is to be considered.

5. Accounting.

          5.1 Books and Records. The Company shall keep or cause to be kept books and records, in each case in accordance with accounting practices generally accepted in Peru, so as accurately to record all receipts of funds from or for the account of the Company and disbursements thereof and all Operating Expenses, Delivery and Processing Expenses and Capital Expenditures incurred by the Company. All books and records maintained pursuant to this section shall be open to the inspection and examination of, or made available to, the directors, officers, accountants, consultants or representatives of any Participant at the locations where such books, records and information are kept in the ordinary course of business at such reasonable times as may be specified in reasonable prior written notice to the Company.

          5.2 Unaudited Financial Statements. The unaudited annual financial statements shall be prepared and delivered to the Board on or before February 15 of each year. The unaudited quarterly financial statements shall be prepared and delivered to the Board within 45 days of the end of each fiscal quarter.

          5.3 Audit. The annual financial statements of the Company shall be examined and certified by the firm of PWC or such other accounting firm of international standing selected from time to time by the shareholders of the Company at the annual meeting of shareholders. The audited financial statements shall be prepared and delivered to the Board within sixty (60) days of the end of the fiscal year of the Company. The Board shall recommend that the shareholders of the Company approve, at least annually, audited financial statements of the Company, showing, separately, revenues, Operating Expenses, Delivery and Processing Expenses and Capital Expenditures.

          5.4 Fiscal Year. The fiscal year of the Company shall be the calendar year.

6. Operation of the Mines and any Project.

          6.1 Operation. Minera Phelps Dodge del Peru S.A.C., an indirect subsidiary of PDC, shall act as Operator of the Mines and any Project pursuant to the Operator's Agreement. Pursuant to such Agreement, the Operator shall use all reasonable efforts to furnish to the Company such supervisory and technical personnel as are contemplated by the plans adopted from time to time by the Board. Substantially all of the personnel involved in the operation of the Mines and any Project, including without limitation, the exploration, mining, milling, leaching, crushing, grinding, transportation, accounting and administrative activities of the Company, shall be employed directly by the Company, but shall be subject to the direction of the Operator. Except as set forth in section 6.2, neither the Operator nor the Company shall be obligated to employ any representative of the Sumitomo Participant or BVN. Representatives of the Sumitomo Participant, BVN, and their respective Affiliates, however, shall have the right at any time, at their own expense and risk and upon reasonable advance written notice to the Operator, to observe the Sulfide Project's construction, development and operation and the Company's other operations and to inspect the Company's premises, books and records during usual business hours.

          6.2 Secondment of Sumitomo Participant Personnel. The PD Participant shall cause either the Company or the Operator to, and either the Company or the Operator shall, employ, at all times and for reasonable compensation, two individuals designated by the Sumitomo Participant and approved by the Operator, which approval shall not be unreasonably withheld. While so employed, such individuals shall be subject to the supervision of the Operator.

          6.3 No Concentrate Leaching Facility.

          (a) Cerro Verde shall not construct, own or operate a copper concentrate leaching facility or similar facility designed to produce copper from copper concentrate.

          (b) Notwithstanding the foregoing, PDC or any of its Affiliates (other than Cerro Verde) may construct, own or operate copper concentrate leaching facilities and, subject to section 11.3 of this Agreement and Articles 41(i) and 41(g) of the estatutos of the Company, Cerro Verde may enter into agreements or other arrangements of any type with PDC or any of its Affiliates regarding any such facilities; provided that Cerro Verde shall give prior written notice to the Sumitomo Participant of any sale, lease (as lessor) or other disposition by Cerro Verde of any mining concessions, beneficiation concessions, easements or water rights in connection with such copper concentrate leaching facility.

7. Concentrate Purchase by the Sumitomo Participant and the PD Participant.

          7.1 Sumitomo Participant's Right to Purchase Pro Rata Share. Cerro Verde acknowledges that, subject to the terms and conditions of the SMM Concentrate Agreement, it has agreed to sell to SMM and any Affiliate designated by it, and SMM has agreed to purchase from Cerro Verde, 50% of the copper concentrates produced by Cerro Verde for a term of ten years; provided that if the Sumitomo Participant fails to provide funding for any new Project involving production of copper concentrates or any expansion of Project Capacity at the Sulfide Project as contemplated in any Completion Funding Notice or Issuance Notice, such production amount for purposes of this calculation shall exclude increases in production resulting from such new Project or expansion of Project Capacity. After the termination of the SMM Concentrate Sales Agreement, the Sumitomo Participant (and any Affiliate it designates which is acceptable to the Company, including SMM, which the Company hereby agrees is an acceptable designated Affiliate) shall purchase from the Company, each year an amount of the Company's concentrate equal to: (a) the estimated total production for such year for (i) the Sulfide Project and (ii) so long as the Sumitomo Participant has provided its share of funding for any Project involving production of copper concentrates or any expansion of Project Capacity at the Sulfide Project as contemplated in the applicable Completion Funding Notice or Issuance Notice, any such new Project or expansion of the Project Capacity at the Sulfide Project, in each case as reflected in the Company's internal budgets and plans multiplied by
(b) the Sumitomo Participant's Respective Share at the date on which the contract for such sale and purchase is entered into. The contracts for such transactions shall be in the form then being used by the Company for international concentrate sale arrangements of similar duration. The term of each such contract shall be designated by the Company but shall be at least one year and not more than ten years. Such contracts shall contain arms'-length market provisions calculated so as reasonably to reflect the then current market for the sale of copper concentrate having similar characteristics in comparable international transactions under agreements of similar duration, and to facilitate the assignment of such contracts to lenders to the Company. If by the expiration date of any such contract, the Company and the Sumitomo Participant shall not have reached agreement on the terms and provisions of a successor contract, then the issues in dispute shall be submitted by the parties to arbitration pursuant to section 13.8 of this Agreement. Pending the issuance of the arbitrators' decision, the parties shall continue to sell and purchase concentrate on the same basis as provided for in the expired contract. Upon issuance of the arbitrators' decision, such decision shall be given effect retroactively to the expiration date of such contract. Notwithstanding the foregoing, in the event that following the termination of the SMM Concentrate Sales Agreement the Sumitomo Participant or any Affiliate participates as a purchaser in concentrate sale arrangements tied to import credit financing being provided to the Company, the amount of Company concentrate which the Company shall be required to sell and the Sumitomo Participant shall be required to purchase pursuant to this section 7.1 shall be reduced by the aggregate amount of concentrate covered by such concentrate sale arrangement (including the portion being purchased by parties other than the Sumitomo Participant or its Affiliate).

          7.2 Consideration of Additional Concentrate or other Product Sales to the Sumitomo Participant. In the event that the Sumitomo Participant wishes to purchase on an arm's-length market basis more concentrate than it is entitled to purchase under section 7.1. above or any other Product, the Company will consider in good faith any offers from the Sumitomo Participant to purchase such additional concentrate or other Product. In connection with its consideration of any such offers to purchase additional concentrate or other Product, the Company intends to deal with the Sumitomo Participant on a basis consistent with that on which the Company deals with other prospective third-party purchasers.

          7.3 Consideration of Sales to the PD Participant. In the event that the PD Participant (or any Affiliate it designates which is acceptable to the Company) wishes to purchase on an arm's-length market basis Company Product, the Company will consider in good faith any offers from the PD Participant (or such Affiliate) to purchase such Product. In connection with its consideration of any such offers to purchase Product, the Company intends to deal with the PD Participant on a basis consistent with that on which the Company deals with other prospective third party purchasers. If the Company elects to sell such Product to the PD Participant (or such Affiliate), the contracts for such transactions shall be in the form then being used by the Company for international sale arrangements of similar duration, provided that contracts for the sale of such Product for delivery to the United States shall, if applicable, include price provisions that are based upon COMEX or LME quotations and account for any excess expense or savings, as the case may be, arising from the difference in charges for shipment of such Product to U.S. Gulf Coast ports and charges for shipping such Product to Japanese main ports by in effect fully passing along such excess expense or savings, as the case may be, to the purchaser. The term of each such contract shall be designated by the Company but shall be at least one year and not more than ten years. Such contracts shall contain arm's length market provisions (including, if applicable, price provisions that are based upon COMEX or LME quotations and account for relative freight charges for sales to the United States) calculated so as reasonably to reflect the then current market for the sale of such Product having similar characteristics in comparable international transactions under agreements of similar duration, and, if applicable, to facilitate the assignment of such contracts to lenders to the Company. The terms and conditions of such contracts shall be no more favorable, nor any less favorable, than the terms and conditions of the Company's sale contract with SMM or the Sumitomo Participant, if any, then in effect for such Product except that, if applicable, the PD Participant's or its designated Affiliate's contract shall provide for price provisions that are based upon COMEX or LME quotations and account for relative freight charges for sales to the United States.

8. Operating Levels. Operating levels shall be determined by the Board. The Board shall have the right, for any cause or reason, (a) to reduce or increase the level of any Company operation or to shut down any such operation altogether, or (b) to start up any such operation that may be shut down.

9. Transfers of Interests; Rights of First Refusal.

          9.1 General Prohibition. Except as permitted by or provided for in this Agreement, as required pursuant to the Project Debt Agreements or in a transaction involving only one or more of its Affiliates, no Participant shall sell, assign, convey or otherwise dispose of, or directly or indirectly mortgage, pledge or otherwise create or suffer to exist a lien, charge or other encumbrance or security interest in any of its Equity Securities or Subordinated Debt that it or any Affiliate (including any Sponsor Finance Company) holds. Each Participant shall cause any of its Affiliates (including any Sponsor Finance Company) that holds any Subordinated Debt not to sell, assign, convey or otherwise dispose of, or directly or indirectly mortgage, pledge or otherwise create or suffer to exist a lien, charge or other encumbrance or security interest in any Subordinated Debt except as permitted by or provided for in this Agreement or as required pursuant to the Project Debt Agreements. Any sale, assignment, conveyance or other disposition, mortgage, lien, charge, encumbrance, or security interest permitted by or provided for in this Agreement shall be made in accordance with applicable law and with any applicable provisions of the Project Debt Agreements.

          9.2 Permitted Encumbrances. Each Participant that is ultimately controlled by another Person (such person being the "Ultimate Parent") may grant or permit to exist any mortgage, lien, pledge, charge or encumbrance on, or other security interest in any of its Equity Securities or Subordinated Debt that it or any Affiliate (including any Sponsor Finance Company) holds, but only to secure any obligation so long as the performance of each such obligation has been and continues to be irrevocably guaranteed to the obligee by the Ultimate Parent of such Participant (for the avoidance of doubt, as of the date hereof, only the PD Participant and the Sumitomo Participant have an Ultimate Parent, PDC in the case of the PD Participant, SC and SMM in the case of the Sumitomo Participant).

          9.3 Sales by Minority Participants. (a) Joint Sales of Equity Securities and Subordinated Debt. Should any Participant (other than the PD Participant) wish to sell any of its Equity Securities (other than preemptive rights or certificates representing preemptive rights issued by the Company in connection with a general capital increase under Article 53 of the estatutos of the Company or otherwise ("Preemptive Rights")), Subordinated Debt that it or any Affiliate (including any Sponsor Finance Company) holds and its corresponding rights under this Agreement (the "Offering Participant") it must first obtain a bona fide offer for all such Equity Securities, Subordinated Debt and rights and give to each of the other Participants written notice identifying the offeree and describing the price and each of the terms and conditions of such bona fide offer and offering to sell all such Equity Securities, Subordinated Debt and rights to all such Participants at the same price and on the same terms and conditions. If none of the Participants accepts such offer in writing within 45 days of such notice (such 45-day period, the "Offer Consideration Period"), then the Offering Participant shall be free to sell all such Equity Securities, Subordinated Debt and rights to such offeree at such price and on such terms at any time within six months of the last day of the Offer Consideration Period. If one Participant accepts such offer in writing (such acceptance, a "Sale Acceptance Notice"), within the Offer Consideration Period, then such Participant and the Offering Participant shall consummate such transaction, subject to section 9.5, as promptly as is reasonably practicable but in any event not more than six months after the date of such acceptance. If more than one Participant submits a Sale Acceptance Notice within the Offer Consideration Period, then each such accepting Participant shall purchase, subject to section 9.5, a pro rata portion of such Equity Securities, Subordinated Debt and rights determined in proportion to their Adjusted Respective Shares. No such Sale Acceptance Notice shall be effective unless it applies to all such Equity Securities, Subordinated Debt and rights offered by the Offering Participant.

          (b) Should any Participant (other than the PD Participant) wish to sell any Preemptive Rights (a "Preemptive Right Offering Participant") to be granted pursuant to a general capital increase of the Company, it must first obtain a bona fide offer for all such Preemptive Rights and give to each of the other Participants written notice identifying the offeree and describing the price and each of the terms and conditions of such bona fide offer at least ten days prior to the termination of the first round of subscription required under Peruvian law, and offering to sell all such

Preemptive Rights to all such Participants at the same price and on the same terms and conditions.

          (i) If none of the Participants submits a Sale Acceptance Notice within seven days of the notice identifying the offeree, then the Preemptive Right Offering Participant shall be free to sell such Preemptive Rights to such offeree at such price and on such terms prior to the termination of the first round of subscription required under Peruvian law.

          (ii) If one of the Participants submits a Sale Acceptance Notice within seven days of the notice identifying the offeree, then such Participant and the Preemptive Right Offering Participant shall consummate such transaction, subject to section 9.5, as promptly as is reasonably practicable prior to the termination of the first round of subscription required under Peruvian law. If more than one Participant submits a Sale Acceptance Notice within such seven-day period, then each of such accepting Participants shall, subject to section 9.5, so purchase a pro rata portion of such Preemptive Rights determined in proportion to their Adjusted Respective Shares prior to the termination of the first round of subscription required under Peruvian law.

          (iii) No acceptance of an offer in clause (i) or (ii) above shall be effective unless it applies to all such Preemptive Rights offered by the Preemptive Right Offering Participant.

          (iv) In the event that the duration of the first round of subscription required under Peruvian law changes subsequent to the date hereof, the Participants shall adjust the advance notice and acceptance requirements set forth in this section 9.3(b) in a manner that reflects and is consistent with such changes and achieves substantially similar economic results as the terms set forth herein on the date hereof.

          (c) Separate Sales of Equity Securities and Subordinated Debt. Any Participant (other than the PD Participant) may sell its Equity Securities or Subordinated Debt separately and to different offerees, provided that (i) such sale complies with the requirements of section 9.3(a) and, if applicable, 9.5 hereof, and (ii) with respect to any separate sale of Subordinated Debt, such sale is discussed in good faith with the other Participants prior to such sale.

          9.4 Sales by the PD Participant. (a) Should the PD Participant wish to sell any of its Equity Securities (other than Preemptive Rights), Subordinated Debt that it or any Affiliate (including any Sponsor Finance Company) holds and its corresponding rights under this Agreement, it must first obtain a bona fide offer for all such Equity Securities, Subordinated Debt and rights and give to each of the other Participants written notice identifying the offeree and describing the price and each of the terms and conditions of such bona fide offer and offering to sell all such Equity Securities, Subordinated Debt and rights to all such Participants at the same price and on the same terms and conditions. If none of the Participants submits a Sale Acceptance Notice during the Offer Consideration Period, then the PD Participant shall be free to sell all such Equity Securities, Subordinated Debt and rights to such offeree at such price and on such terms at any time within six months of the last day of such Offer Consideration Period. If one Participant accepts such offer in writing within 45 days of such notice, then such Participant and the PD Participant shall consummate such transaction, subject to section 9.5, as promptly as is reasonably practicable but in any event not more than six months after the date of such acceptance. If more than one Participant accepts such offer in writing within such Offer Consideration Period, then each such accepting Participant shall purchase, subject to section 9.5, a pro rata portion of such Equity Securities, Subordinated Debt and rights determined in proportion to their Adjusted Respective Shares. No such acceptance shall be effective unless it applies to all such Equity Securities, Subordinated Debt and rights offered by the PD Participant.

          (b) Should the PD Participant wish to sell any Preemptive Rights to be granted pursuant to a general capital increase of the Company, it must first obtain a bona fide offer for all such Preemptive Rights and give to each of the other Participants written notice identifying the offeree and describing the price and each of the terms and conditions of such bona fide offer at least ten days prior to the termination of the first round of subscription required under Peruvian law, and offering to sell all such Preemptive Rights to all such Participants at the same price and on the same terms and conditions.

          (i) If none of the Participants submits a Sale Acceptance Notice within seven days of the notice identifying the offeree, then the Preemptive Right Offering Participant shall be free to sell such Preemptive Rights to such offeree at such price and on such terms prior to the termination of the first round of subscription required under Peruvian law.

          (ii) If one of the Participants submits a Sale Acceptance Notice within seven days of the notice identifying the offeree, then such Participant and the Preemptive Right Offering Participant shall consummate such transaction, subject to section 9.5, as promptly as is reasonably practicable prior to the termination of the first round of subscription required under Peruvian law. If more than one Participant submits a Sale Acceptance Notice within such seven-day period, then each of such accepting Participants shall, subject to section 9.5, so purchase a pro rata portion of such Preemptive Rights determined in proportion to their Adjusted Respective Shares prior to the termination of the first round of subscription required under Peruvian law.

          (iii) No acceptance of an offer in clause (i) or (ii) above shall be effective unless it applies to all such Preemptive Rights offered by the Preemptive Right Offering Participant.

          (iv) In the event that the duration of the first round of subscription required under Peruvian law changes subsequent to the date hereof, the Participants shall adjust the advance notice and acceptance requirements set forth in this section 9.4(b) in a manner that reflects and is consistent with such changes and achieves substantially similar economic results as the terms set forth herein on the date hereof.

          9.5 Compliance with Peruvian Tender Offer Rules. To the extent that a purchase by a Participant which has delivered a Sale Acceptance Notice in accordance with section 9.3 or 9.4 (a "Purchasing Participant") of Equity Securities or Preemptive Rights would result in such Purchasing Participant being required, under applicable Peruvian law or regulations, to make any such purchase pursuant to a public tender offer or similar process ("Tender Offer"), then:

          (i) the purchases of such Equity Securities or Preemptive Rights, as the case may be, the purchase of which would be subject to the Tender Offer requirement (the "Subject Securities") shall be made in accordance with this section 9.5 in lieu of section 9.3 or 9.4, as the case may be;

          (ii) the Purchasing Participant shall implement and launch a Tender Offer for a number of Equity Securities or Preemptive Rights, as the case may be, equal to the number of the Subject Securities or such higher number as may be required under applicable Peruvian law or regulations, at a price, and on the terms and conditions, not less favorable to holders as those that would apply to the Subject Securities if they were being purchased under section 9.3 or 9.4;

          (iii) the Offering Participant or Preemptive Right Offering Participant, as the case may be (the "Subject Offering Participant"), shall tender in the Tender Offer the Subject Securities;

          (iv) to the extent permitted under Peruvian law, the Subject Offering Participant shall reimburse the Purchasing Participant to the extent that the Purchasing Participant purchases Subject Securities in the Tender Offer at a price that is greater than the price that would apply to the Subject Securities if they were being purchased under section 9.3 or 9.4;

          (v) to the extent that the Purchasing Participant purchases in the Tender Offer less than 100% of the Subject Securities from the Subject Offering Participant, the Purchasing Participant shall, from time to time, as promptly as possible, and to the extent permitted, under applicable Peruvian law and regulations, purchase Subject Securities from the Subject Offering Participant, at a price, and on the terms and conditions, that would apply to the Subject Securities if they were being purchased under section 9.3 or 9.4, until such time as such Purchasing Participant shall have purchased 100% of the Subject Securities; and

          (vi) no Participant other than the Subject Offering Participant shall tender any Equity Securities or Preemptive Rights in the Tender Offer;

          9.6 Separate Sales of Subordinated Debt by the PD Participant. The PD Participant may sell its Equity Securities or Subordinated Debt separately and to different offerees, provided that (i) such sale complies with the requirements of section 9.4 and, if applicable, section 9.5 hereof, and (ii) with respect to any separate sale of Subordinated Debt, such sale is discussed in good faith with BVN and the Sumitomo Participant prior to such sale.

          9.7 Substitution of Participant. No transfer of Equity Securities and the corresponding rights under this Agreement pursuant to section 9.3, 9.4, 9.5, or 9.6 shall be effective until (a) (i) the transferee has delivered to the Company and all Participants a written instrument reasonably satisfactory to counsel for the Company whereby it assumes all liabilities and obligations of the transferor as a Participant hereunder theretofore and thereafter incurred pursuant to this Agreement attributable to the Equity Securities, Subordinated Debt and the corresponding rights under this Agreement transferred to it, and
(ii) the Ultimate Parent of the transferee has entered into a principals agreement with the ultimate parents of the other Participants substantially in the form of sections 6.1, 6.2 and 6.3 of the Participation Agreement, together in each case with such evidence and counsel opinions as counsel for such other Participants may reasonably request, confirming the due authorization, execution and enforceability of such instruments; and (b) the transferee has received all consents of third Persons necessary for compliance with the terms of this Agreement. Upon such transfer becoming effective, the transferee shall become a Participant and a party to this Agreement, the Respective Share of the transferor shall be reduced accordingly, and the transferor shall be relieved of future (but not any then existing) liabilities and obligations as a Participant hereunder attributable to the Respective Share of the transferee. A purchaser that acquires only Subordinated Debt pursuant to section 9.3, 9.4, 9.5 or 9.6 shall not become a Participant but shall execute and deliver an agreement to all Participants reasonably satisfactory to counsel for such Participants whereby such purchaser agrees that subsequent sales, if any, of Subordinated Debt held by such purchaser shall be made in compliance with the limitations provided in this Agreement.

          9.8 Transfer Restriction Extension. Each of the PD Participant, the Sumitomo Participant and BVN shall take all necessary action to maintain the validity and effectiveness of the transfer restrictions in sections 9.1 through
9.7 for the maximum period permitted by Peruvian law, including without limitation, executing any agreements necessary to extend the terms of sections
9.1 through 9.7 hereof.

          9.9 Company Disclaimer of Transfer Restrictions. The Company is not bound by, and expressly disclaims any responsibility for enforcing, the transfer restrictions of sections 9.1 through 9.8. Notwithstanding the foregoing, each of BVN, the PD Participant and the Sumitomo Participant hereby authorizes the Company to register this Agreement and any Senior Project Debt Agreement that contains a transfer restriction with CAVALI or the settlement and clearance house where the Common Stock is registered.

10. Issuances of Equity Securities and/or Subordinated Debt.

          10.1 Issuance of Equity Securities and/or Subordinated Debt for Project Completion. In the event the Board shall unanimously determine (and with respect to the issuance of Equity Securities, the holder or holders of a majority of the outstanding capital stock of the Company shall approve) (a) that the Company should issue Equity Securities and/or Subordinated Debt to finance the development, implementation or completion of a Project or (b) that additional Equity Securities and/or Subordinated Debt must be issued by the Company in order to permit the Company to draw down the full amount of debt available under the Senior Project Debt Agreements, the Board shall fix (and if required by Peruvian law, the holder or holders of a majority of the outstanding capital stock of the Company shall approve) the subscription price and other terms of such Equity Securities and/or, in the case of Subordinated Debt, the principal amount, interest and other terms and cause the Company to give each Participant notice of the Company's intention to issue such Equity Securities and/or Subordinated Debt to each Participant in an amount in proportion to its Respective Share and of the anticipated material terms thereof (such notice, the "Completion Funding Notice") at least 20 days prior to the issuance of such Equity Securities and/or Subordinated Debt. The terms and purchase price of the securities offered to one Participant shall be comparable to those offered to the other Participants (after taking into account the Participants' different Respective Shares). Each Participant shall have the obligation pursuant to the terms of the Completion Funding Notice (i) to purchase such portion of such Equity Securities as may be necessary for such Participant to maintain its Respective Share (after giving full effect to the issuance of such Equity Securities and to any conversion or exercise right provided by such Equity Securities or any other Equity Securities previously issued) and (ii) to purchase a percentage of such Subordinated Debt equal to such Participant's Respective Share.

          If any Participant shall fail to purchase, or shall purchase less than its Respective Share of such Equity Securities described above and/or Subordinated Debt, the Company may (but shall not be required to) sell the Equity Securities and/or Subordinated Debt that such Participant would have been entitled to purchase to any third Person or Persons (including without limitation any other Participant) selected by the Board (a "Purchaser") in accordance with Peruvian law, at a closing to be held within six months of the Completion Funding Notice at such time and place as the Board may determine, on terms not materially more favorable to the Purchaser than those set forth in the Completion Funding Notice. At such closing, the Company shall also sell to each Participant, and each Participant shall purchase, the Equity Securities and/or Subordinated Debt specified in such Participant's Acceptance Notice. At such closing, (a) each Purchaser of Equity Securities from the Company, together with the Company and all the Participants, shall execute and deliver an amendment to this Agreement whereby the Purchaser shall become a party to this Agreement entitled to all of the rights and subject to all of the obligations of a Participant hereunder, (b) to the extent required under Peruvian law, each Purchaser of Equity Securities, together with the requisite number of Participants as provided in the Company estatutos shall execute and deliver an amendment to such estatutos to reflect the new capital structure of the Company and (c) upon the consummation of such closing with respect to Equity Securities, the Respective Share and Adjusted Respective Share of each of the Participants shall be adjusted accordingly.

          10.2 Additional Issuance of Equity Securities and/or Subordinated Debt. In the event a majority, but not 100%, of the Board shall determine (and with respect to the issuance of Equity Securities the holder or holders of a majority of the outstanding capital stock of the Company shall approve) that the Company should issue Equity Securities and/or Subordinated Debt, the Board shall fix (and if required by Peruvian law the holder or holders of a majority of the outstanding capital stock of the Company shall approve) the subscription price and other terms of such Equity Securities and/or, in the case of Subordinated Debt, principal amount, interest and other terms and cause the Company to give each Participant notice of its intention to issue such Equity Securities and/or Subordinated Debt to each Participant in an amount in proportion to its Respective Share and of the anticipated material terms thereof (the "Issuance Notice"). The terms and purchase price of the securities offered to one Participant shall be comparable to those offered to the other Participants (after taking into account the Participants' different Respective Shares). Each Participant shall have the right (but not the obligation) to purchase up to such portion (or any lesser amount) of (i) such Equity Securities as may be necessary for such Participant to maintain its Respective Share (after giving full effect to the issuance of such Equity Securities and to any conversion or exercise right provided by such Equity Securities or any other Equity Securities previously issued) and/or (ii) such Subordinated Debt which expressed as a percentage of all Subordinated Debt being offered, is equal to such Participant's Respective Share. In order to exercise such right, a Participant must give notice (the "Acceptance Notice") to the Company within 20 days of the Issuance Notice specifying the portion of such Equity Securities and/or Subordinated Debt it wishes to purchase (all such Participants giving such notice being referred to as "Electing Participants"). All such Acceptance Notices shall be irrevocable and binding on the Electing Participant for six months from the date of the Issuance Notice. If any Participant shall fail to give an Acceptance Notice within such twenty-day period, shall give an Acceptance Notice within such period but elect to purchase less than all of the Equity Securities and/or Subordinated Debt to which it is entitled, or shall fail to purchase the Equity Securities and/or Subordinated Debt specified in the Acceptance Notice on a timely basis, the Company may, to the extent permitted under Peruvian law, (but shall not be required to) sell the Equity Securities and/or Subordinated Debt that such Participant would have been entitled to purchase to any Purchaser or Purchasers, at a closing to be held within six months of the Issuance Notice at such time and place as the Board may determine, on terms not materially more favorable to the Purchaser or Purchasers than those set forth in the Issuance Notice. At such closing, the Company shall also sell to each Electing Participant, and each Electing Participant shall purchase, the Equity Securities and/or Subordinated Debt specified in such Electing Participant's Acceptance Notice. At such closing, (a) each Purchaser of Equity Securities from the Company, together with the Company and all the Participants, shall execute and deliver an amendment to this Agreement whereby the Purchaser shall become a party to this Agreement entitled to all of the rights and subject to all of the obligations of a Participant hereunder, (b) to the extent required under Peruvian law, each Purchaser of Equity Securities, together with the requisite number of Participants as provided in the Company estatutos, shall execute and deliver an amendment to such estatutos to reflect the new capital structure of the Company and (c) upon the consummation of such closing with respect to Equity Securities, the Respective Share and Adjusted Respective Share of each of the Participants shall be adjusted accordingly.

11. Competition; Business Opportunities; Standstill; Transactions with Affiliates and Other Arrangements.

          11.1 Competition; Business Opportunities. Subject to section 12, nothing in this Agreement shall prevent any Affiliate of any Participant, at any time and without notice to or agreement by any Participant, from entering into or continuing any business, whether or not competitive with the Company, or acquiring or exploiting any mining rights, whether or not in the vicinity of any property owned by the Company, and none of the Affiliates of any Participants shall have any obligation to offer business or other opportunities to the Company or any other Participant.

          11.2 Standstill. Except as contemplated in this Agreement, no Participant (other than the PD Participant) or any Affiliate of any Participant (other than the PD Participant), will (or will assist or encourage others to), directly or indirectly, acquire or agree, offer, seek or propose to acquire, ownership (including, without limitation, beneficial ownership as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of any voting stock of the Company, or any subsidiary or division thereof or successor to the Company, or any rights or options to acquire such ownership from a third party or otherwise, such that after such acquisition, (i) the Sumitomo Participant and its Affiliates would beneficially own a Respective Share in excess of 24.99% of the then outstanding voting stock of the Company, or (ii) BVN and its Affiliates would beneficially own in excess of 20.1% of the then outstanding voting stock of the Company.

          11.3 Transactions with Affiliates. All transactions between any Participant or any of its Affiliates and the Company shall be on commercially reasonable terms that are at least as favorable to the Company as those which might be obtained in an arm's-length transaction with a Person that is not a shareholder or a Participant.

          11.4 Use of Proceeds. Unless the Board unanimously determines otherwise, the PD Participant shall cause the Company to, and the Company shall, use the proceeds from the General Capital Increase paid by the Sumitomo Participant solely for financing the design, engineering, development, permitting, procurement, construction, pre-stripping, test production, commissioning and other works, services, start-up costs and working capital in connection with the Sulfide Project.

          11.5 Status Reports. Prior to final completion of the Sulfide Project as set forth in the Project Debt Agreements, the Company and the PD Participant shall provide the Sumitomo Participant and BVN with copies of any periodic status reports provided to the Senior Lenders regarding the development of the Sulfide Project pursuant to the terms of the Project Debt Agreements at the time such reports are provided to the Senior Lenders and, subject to section 12 hereof, such other information as the Sumitomo Participant and BVN may reasonably request.

          11.6 Approval of Minutes. The Participants shall take all actions necessary to ensure that Participants holding a Respective Share greater than 10.00% shall each nominate one representative (together, the "Participant Nominees") to approve and sign the minutes of any General Shareholders Meeting in accordance with Article 32 of the estatutos of the Company. At each General Shareholders Meeting, each Participant shall cast its votes in favor of the Participant Nominees.

          11.7 Virtual Meetings. The Participants shall take all action necessary to cause their nominees to the Board to not oppose the use of virtual meetings as contemplated in Article 40 of the estatutos of the Company.

          11.8 Estatutos. Unless approved by the Board in accordance with the procedures set forth in Article 41 of the estatutos of the Company, the Participants shall not vote or take any action to (i) amend or modify Article 34, 37 or 41 of the estatutos of the Company (or the defined terms used therein); (ii) approve any action which has not been approved pursuant to a vote under Article 41(a) through (e) of the estatutos of the Company; or (iii) pursuant to Article 36 of the estatutos of the Company, remove a director or deputy director elected pursuant to section 2.2 of this Agreement. The parties hereto acknowledge and agree that money damages will be the sole remedy for any breach of this section 11.8 and that the Company and any Participant shall not have the right to specific performance and/or injunctive relief to enforce the provisions of this section 11.8.

          11.9 Sulfide Project. The PD Participant shall cause the Company to, and the Company shall, use all reasonable efforts to develop the Sulfide Project generally as described in the Feasibility Study, with such changes as the Board determines, in its good faith reasonable judgment, to be necessary or advisable and which do not substantially alter the basic nature and scope of such facilities.

          11.10 Registration of this Agreement. The Company shall cause this Agreement to be registered in its Share Registration Book (Libro de Matricula de Acciones) immediately after execution hereof.

          11.11 Support of Senior Project Debt. It is an important objective of all of the parties hereto that the Company enter into Senior Project Debt Agreements regarding the financing of the Sulfide Project (the "Sulfide Project Senior Debt Agreements"), and the parties hereto agree to work diligently to cause the Company to use all reasonable efforts to enter into the Sulfide Project Senior Debt Agreements. PDC will enter into, and will cause the PD Participant to enter into, at or prior to the initial closing under the Sulfide Project Senior Debt Agreements, any completion agreement with or other undertakings to the Senior Project Lenders required pursuant to the Sulfide Project Senior Debt Agreements. SMM, SC, and SGM each will enter into, and each will cause the Sumitomo Participant to enter into, at or prior to the initial closing under the Sulfide Project Senior Debt Agreements, any completion agreement with or other undertakings to the Senior Project Lenders; provided that any such completion agreement (i) will terminate upon termination of the completion agreement or other undertakings provided by PDC and the PD Participant to the Senior Project Lenders pursuant to the Sulfide Project Senior Debt Agreements, and (ii) will not include any restrictive financial covenants with respect to SMM, SC, SGM or the Sumitomo Participant. BVN will enter into, at or prior to the initial closing under the Sulfide Project Senior Debt Agreements, any completion agreement with or other undertaking to the Senior Project Lenders required pursuant to the Sulfide Project Senior Debt Agreements. Each party's obligations pursuant to any such completion agreement or other undertakings shall be several and in proportion to such party's Adjusted Respective Share.

          11.12 Covenants of PDC, SMM, SC and SGM. (a) PDC shall cause (i) the PD Participant to duly and punctually perform all its obligations under this Agreement and the estatutos of the Company and (ii) the Operator to duly and punctually perform all its obligations under the Operator's Agreement.

          (b) SMM, SC and SGM shall cause the Sumitomo Participant to duly and punctually perform its obligations under this Agreement and the estatutos of the Company.

12. Confidentiality; Conflicts of Interest.

          (a) Each Participant shall hold all information concerning the Company and the operations of any other Participant not otherwise generally available to the public through no act or omission of such Participant ("Confidential Information") in strict confidence and shall not use or disclose such information without the prior written consent of each Participant affected to anyone other than directors, officers, employees, accountants, consultants and representatives of such Participant and its Affiliates, provided that any such third party shall first execute a confidentiality agreement with each Participant containing provisions substantially equivalent to this section 12 or such Participant shall, and shall cause each of its Affiliates to, use best efforts to ensure that any such third party holds such information in strict confidence as contemplated by this section 12. Each Participant shall, and shall cause each of its Affiliates to, use best efforts to ensure that other third parties will not gain access to any Confidential Information through any act or omission on its part. Notwithstanding the foregoing, (i) in connection with the conduct of the business or operations of the Company, the development or financing of the Sulfide Project or the possible sale of newly issued shares of capital stock of the Company, PDC, the Company and their respective Affiliates may disclose Confidential Information not involving information about any Participant (other than an Affiliate of PDC) without notice to the Participants,
(ii) BVN, SMM, SC, the Sumitomo Participant and their respective Affiliates may disclose Confidential Information not involving information about PDC, or the PD Participant or BVN to any Japanese corporation engaged in copper concentrate smelting that expresses an interest in the purchase or treatment of Company concentrates, provided that prior to making any such disclosure pursuant to this clause (ii) such party shall give written notice (identifying the third party being provided the Confidential Information and describing the general nature of such disclosure) to and secure the written consent of the PD Participant, (iii) any Participant may disclose Confidential Information to a prospective purchaser of any of its Shares and its corresponding rights under this Agreement, provided such purchaser first executes a confidentiality agreement in form and substance reasonably satisfactory to each other Participant, and (iv) any Participant or any Affiliate thereof may disclose Confidential Information to any governmental agency or the export-import bank or development authority of the home country of the ultimate parent of such Participant if it believes in good faith that such disclosure is required by applicable law, by governmental policy in such home country or by policy of such export-import bank or development authority, provided that prior to making any such disclosure pursuant to this clause (iv) such Participant shall, unless prohibited by such governmental agency, give written notice (identifying such agency and describing the general nature of such disclosure) to, and consult with, each other Participant.

          (b) Each of the parties hereto agrees that Confidential Information concerning the Company, the Mines or a Project should not be disclosed to any such party or their Affiliates where because of a potential conflict of interest between such party (or Affiliates) and the Company, the Mines or a Project, such disclosure could reasonably be expected to affect detrimentally, directly or indirectly, the Company, the Mines or a Project. Accordingly, each party hereto may decline, in its sole discretion, to provide such Confidential Information to any party where it has a good faith belief that disclosure may involve such a potential conflict of interest.

13. Miscellaneous.

          13.1 Implied Covenants. There are no implied covenants in this Agreement other than those of good faith and fair dealing.

          13.2 Notices. Any notice, advice, election, request, order, demand or other direction required or permitted to be given under this Agreement shall be in writing and in the English language, and (unless some other mode of giving the same is specified or accepted in writing by the recipient) shall be effective (a) when personally delivered during normal business hours to the addressee at the address designated for such delivery, (b) on the date of receipt specified in any return receipt if it shall have been deposited in the mails, certified or registered with return receipt requested and postage thereon fully prepaid, addressed to such address or (c) on the day it shall have been given by facsimile transmission (with written confirmation of receipt) to such address, whichever of the foregoing shall first occur. Until otherwise specified by notice, the addresses for any such notice, advice, election, request, order, demand or other direction shall be:

          if to the Sumitomo Participant, to it at:

          SMM Cerro Verde Netherlands B.V.
          c/o Sumitomo Metal Mining Co., Ltd.
          11-3, 5-Chome, Shimbashi
          Minato-ku, Tokyo 105
          Japan
          Attention: General Manager, Mineral
          Resources Division
          Telecopier: (81)-3-3436-7997

          with a copy to:

          Sumitomo Metal Mining America Inc.
          Corresponsalia En Chile
          Roger de Flor 2950, Piso 5
          Las Condes, Santiago, Chile
          Attention: General Manager
          Telecopier: (56)-2-362-9289

          Sumitomo Corporation Del Peru S.A.
          Jr. San Martin No. 864 Ofi. 701
          Miraflores, Lima, Peru
          Attention: President
          Telecopier: (51)-1-447-0506

          if to SMM, to it at:

          Sumitomo Metal Mining Co., Ltd.
          11-3, 5-Chome, Shimbashi
          Minato-ku, Tokyo 105
          Japan
          Attention: General Manager, Mineral
          Resources Division
          Telecopier (Fax): (81)-3-3436-7997

          if to SC, to it at:

          Sumitomo Corporation
          1-8-11, Harumi
          Chuo-ku, Tokyo 104-8610
          Japan
          Attention: General Manager, Nonferrous Metals and Raw Materials Department
          Telecopier (Fax): (81)-3-5166-6423

          if to SGM, to it at:

          c/o Sumitomo Corporation
          1-8-11, Harumi
          Chuo-ku, Tokyo 104-8610
          Japan
          Attention: General Manager, Nonferrous Metals and Raw Materials Department
          Telecopier (Fax): (81)-3-5166-6423

          if to the PD Participant, to it at:

          Cyprus Climax Metals Company
          c/o Phelps Dodge Mining Company
          One N. Central Avenue
          Phoenix, Arizona  85004
          Attention: President
          Telephone: (602) 366-8100
          Telecopier: (602) 366-7383
          with a copy to:

          Phelps Dodge Corporation
          One N. Central Avenue
          Phoenix, Arizona  85004
          Attention: General Counsel
          Telephone: (602) 366-8100
          Telecopier: (602) 366-7383

          if to BVN, to it at:

          Cia. De Minas Buenaventura S.A.A.
          Carlos Villaran 790
          Urb, Santa Catalina, Lima 13, Peru
          Attention: President
          Telecopier: (51)-1-471-7349

          if to PDC, to it at:

          Phelps Dodge Corporation
          One N. Central Avenue
          Phoenix, Arizona 85004
          Attention: General Counsel
          Telephone: (602) 366-8100
          Telecopier: (602) 366-7383

          if to the Company, to it at:

          Sociedad Minera Cerro Verde S.A.A.
          Av. Alfonso Ugarte #304
          Cercado, Arequipa, Peru
          Attention: General Manager
          Telecopier (Fax): 054-28-33-76

          if to the Operator, to it at:

          Minera Phelps Dodge del Peru S.A.C.
          Av. Camino Real 348
          Torre El Pilar, Piso 14
          San Isidro, Lima
          Attention: General Manager
          Telecopier (Fax): (51)-1-422-2787

Whenever pursuant to any provision of this Agreement notice, advice, election, request, order, demand or other direction is to be given to any Participant, or the Board, a copy thereof shall also be given to each Participant and the Operator.

          13.3 Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior oral and written discussions and understandings.

          13.4 Amendments, Waivers, etc. This Agreement may not be amended or modified except by a written instrument signed by all of the parties hereto. No party hereto shall be bound by any waiver of any provision hereof unless such waiver is set forth in a written instrument signed by each of the parties hereto. Except as otherwise provided in this Agreement, failure on the part of any party hereto to exercise any right hereunder or to insist upon strict compliance by any other party hereto with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such right, term, covenant or condition. No provision of this Agreement shall be construed to be a waiver by any of the parties hereto of any rights or remedies such party may have against any other party for failure to comply with the provisions of this Agreement and, except as provided in section 13.8 or otherwise provided in this Agreement, no remedy or right herein conferred is intended to be exclusive of any other remedy or right, but every such remedy or right shall be cumulative and shall be in addition to every other remedy or right herein conferred or now or hereafter existing at law or in equity.

          13.5 No Other Arrangements or Agreements. Each Participant hereby represents and warrants to the Company and to each other Participant that, except for this Agreement and the Participation Agreement, it has not entered into or agreed to be bound by any other arrangements or agreements of any kind with any other party with respect to Equity Securities, including, but not limited to, arrangements or agreements with respect to the acquisition or disposition of Equity Securities or any interest therein or the voting of shares of Common Stock (whether or not such agreements and arrangements are with the Company or any of its subsidiaries, or other Participants) and each Participant agrees that, except as expressly permitted under this Agreement, it will not enter into any such other arrangements or agreements with respect to the voting of shares of Common Stock (whether or not such agreements and arrangements are with the Company or any of its subsidiaries, or other Participants).

          13.6 Severability. If any provision of this Agreement or the application of any provision hereof to any party hereto or set of circumstances is held invalid, the remainder of this Agreement and the application of such provision to any other party or set of circumstances shall not be affected unless the provisions held invalid shall substantially impair the benefits of the remaining portions of this Agreement.

          13.7 Governing Law. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of New York, without giving effect to the conflict of laws rules thereof to the extent they are not mandatorily applicable by statute and would require or permit the application of the laws of another jurisdiction.

          13.8 Arbitration. (a) Any dispute, controversy or claim arising out of or relating to this Agreement or the subject matter of this Agreement, or the breach, termination, or invalidity hereof, shall be settled by arbitration in accordance with the UNCITRAL Arbitration Rules in effect on the date such dispute, controversy, claim, breach, termination or invalidity arises. The arbitration shall be the sole and exclusive forum for resolution of the dispute, controversy or claim and the award shall be final and binding to the extent permitted by law. Judgment thereon may be entered by any court having jurisdiction.

          (b) There shall be three arbitrators, each of whom shall be disinterested in the dispute, controversy or claim and shall have no connection with any party to this Agreement or any of their Affiliates. The party to this Agreement initiating arbitration ("Claimant") and the party to this Agreement named as defendant ("Defendant") shall each name an arbitrator, as provided in
Article 7 of the UNCITRAL Arbitration Rules specified above. In the event that more than two parties to this Agreement are involved in the arbitration, the parties to this Agreement shall compose themselves into two sides for purposes of arbitration, and the Claimant and Defendant holding, directly or through its Affiliates, the largest Respective Share shall each nominate an arbitrator for all Claimants or Defendants, as the case may be. The two arbitrators so chosen shall select a third arbitrator.

          (c) Should the services of an appointment or administering authority be necessary, the appointment or administering authority shall be the American Arbitration Association ("AAA"). If any party to this Agreement entitled to name an arbitrator should abstain from doing so, the AAA shall appoint such arbitrator, unless the abstaining party is one of two or more Claimants or Defendants, in which case the Claimant or Defendant, as the case may be, holding, directly or through its Affiliates, the next largest Respective Share shall nominate the arbitrator. No party to this Agreement shall require the AAA to (but the AAA may) designate as arbitrator a person of a nationality other than the nationalities of the parties to this Agreement involved in the arbitration.

          (d) In the event that more than two parties to this Agreement are involved in the arbitration and such parties are unable to compose themselves into two sides, at the request of any such party the administering authority shall make any arrangements (including without limitation, determining the composition of two sides for the purposes of arbitration or designating the members of the arbitral tribunal) necessary to effect the resolution of the dispute by a means fair to each of the disputing parties to this Agreement, and the administering authority's decision as to such arrangements shall be final and binding.

          (e) The place of arbitration shall be New York, New York. The arbitration shall be conducted in the English language and any foreign language documents presented at such arbitration shall be accompanied by an English translation thereof. The arbitrators shall apply the law of the State of New York.

          (f) The parties to this Agreement consent that the United States District Courts for the Southern District of New York and the District of Arizona shall have jurisdiction with respect to all aspects of the enforcement of the arbitration provisions of this Agreement.

          13.9 Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns hereunder; provided however, that the Company is not bound by, and expressly disclaims any responsibility for enforcing, the provisions in section 9 or section 11.8.

          13.10 Headings. The section headings contained in this Agreement are for convenience only and are not a part of this Agreement.

          13.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original; such counterparts together shall constitute but one Agreement.

          13.12 Supermajority Voting. Each party to this Agreement acknowledges that Article 41 of the estatutos of the Company adopted as of the date hereof provides for supermajority voting with respect to certain matters identified therein. In addition, each party to this Agreement agrees that it shall cause the Company and each member of the Board that it nominates to comply with, and to take all such actions necessary or advisable to ensure the continued enforceability of Article 41 of the estatutos of the Company adopted as of the date hereof.

          13.13 Conflicts with Estatutos or Peruvian Law. In the event of any conflict between the meaning or interpretation of any term of this Agreement and any term of the estatutos of the Company or Peruvian Company Law, any such conflicting meaning or interpretation of, the terms of this Agreement shall not be binding on the Company.

                      [End of Text; Signature Pages Follow]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

                                        SMM CERRO VERDE NETHERLANDS B.V.


                                        By
                                           -------------------------------------
                                           Name:
                                           Title:


                                        SUMITOMO METAL MINING CO., LTD.


                                        By
                                           -------------------------------------
                                           Name:
                                           Title:


                                        SUMITOMO CORPORATION


                                        By
                                           -------------------------------------
                                           Name:
                                           Title:


                                        SUMMIT GLOBAL MANAGEMENT B.V.


                                        By
                                           -------------------------------------
                                           Name:
                                           Title:

                                        CYPRUS CLIMAX METALS COMPANY


                                        By
                                           -------------------------------------
                                           Name:
                                           Title:


                                        PHELPS DODGE CORPORATION


                                        By
                                           -------------------------------------
                                           Name:
                                           Title:


                                        SOCIEDAD MINERA CERRO VERDE S.A.A.


                                        By
                                           -------------------------------------
                                           Name:
                                           Title:

                                        COMPANIA DE MINAS BUENAVENTURA S.A.A.


                                        By
                                           -------------------------------------
                                           Name:
                                           Title:

                                    SCHEDULES

                                     to the

                             PARTICIPATION AGREEMENT

                                      among

                        SUMITOMO METAL MINING CO., LTD.,

                              SUMITOMO CORPORATION

                          SUMMIT GLOBAL MANAGEMENT B.V.

                        SMM CERRO VERDE NETHERLANDS B.V.

                      COMPANIA DE MINAS BUENAVENTURA S.A.A.

                            PHELPS DODGE CORPORATION

                          CYPRUS AMAX MINERALS COMPANY

                              CYPRUS METALS COMPANY

                          CYPRUS CLIMAX METALS COMPANY

                                       and

                       SOCIEDAD MINERA CERRO VERDE S.A.A.

                           Dated as of March 16, 2005

                                      INDEX

Schedule A             Mining Concessions
Schedule 5.1(c)(ii)    Compliance with Other Instruments and Laws
Schedule 5.1(c)(iii)   Government Authorizations, Permits and Licenses
Schedule 5.1(d)        Environmental Matters
Schedule 5.1(e)        Taxes
Schedule 5.1(f)        Labor Matters
Schedule 5.1(g)(ii)    Legal Proceedings; Competing Claims
Schedule 5.1(i)        Financial Statements
Schedule 5.1(l)        Absence of Changes and Events
Schedule 5.1(m)        Title to Assets, Mining and Beneficiation Concessions and
                       Other Rights
Schedule 5.1(n)        Related Party Transactions and Commitments

                                  INTRODUCTION

     These schedules (the "Schedules") are being furnished by Phelps Dodge Corporation, a New York corporation ("PDC"), Cyprus Amax Minerals Company, a Delaware corporation ("CAMC"), Cyprus Metals Company, a Delaware corporation ("CMC"), Cyprus Climax Metals Company, a Delaware corporation (the "PD Participant" and together with PDC, CAMC, and CMC, the "PD Parties") and Sociedad Minera Cerro Verde S.A.A., a sociedad anonima abierta organized under the laws of the Republic of Peru ("Cerro Verde"), in connection with the execution and delivery of the Participation Agreement (the "Agreement"), dated as of March 16, 2005, among Sumitomo Metal Mining Co., Ltd., a Japanese corporation ("SMM"), Sumitomo Corporation, a Japanese corporation ("SC"), Summit Global Management B.V., a Dutch corporation ("SGN"), Compania de Minas Buenaventura S.A.A., a Peruvian sociedad anonima abierta ("BVN"), the PD Parties and Cerro Verde. Unless the context otherwise requires, capitalized terms used in these Schedules without definition are defined in the Agreement.

     The Schedules are qualified in their entirety by reference to specific provisions of the Agreement, and are not intended to, and do not, constitute any representation or warranty of the Company or the PD Parties, except as and to the extent expressly set forth in the Agreement.

     The fact that any item of information is contained herein shall not be construed as an admission of liability under law, or to mean that such information is required by the Agreement to be disclosed herein, or to mean that such information is material. Such information shall not be used as a basis for interpreting the term "material", "materially", "materiality" or "Material Adverse Effect", or any similar qualification in the Agreement. Matters reflected in these Schedules are not necessarily limited to matters required by the Agreement to be reflected herein. Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature.

     The section headings, subheadings, schedule descriptions and cross-references in these Schedules are for convenience of reference only and shall not be deemed to alter or affect the express description of these Schedules as set forth in the Agreement.

     These Schedules, and the information contained herein, are in all events subject to the terms of Sections 9.1 and 9.2 of the Agreement.

                                   SCHEDULE A

                               MINING CONCESSIONS

1.

ITEM       CONCESSION        APPLICATION DATE   APPROVAL DATE
----   -------------------   ----------------   -------------
  1      CERROVERDE 1,2,3                         16-Dec-91
  2    PLANTA DE BENEFICIO                        20-Dec-91
  3       TAMBOQUEMADO1           8-Oct-93        31-Mar-98
  4         TIABAYA-04           20-Apr-94        21-Nov-95
  5         TIABAYA-05           20-Apr-94        24-Nov-95
  6         TIABAYA-06           20-Apr-94        30-May-95
  7         TIABAYA-10           20-Apr-94        23-Oct-95
  8         TIABAYA-12           20-Apr-94        31-Aug-95
  9         TIABAYA-14           20-Apr-94        30-Nov-94
 10         TIABAYA-16           20-Apr-94        30-Nov-94
 11         TIABAYA-21           20-Apr-94        23-Nov-94
 12         TIABAYA-22           20-Apr-94        30-Nov-94
 13         TIABAYA-23           20-Apr-94        30-Nov-94
 14         TIABAYA-24           20-Apr-94        29-Nov-94
 15         TIABAYA-25           18-Apr-95        17-Jul-95
 16         TIABAYA-26           18-Apr-95        18-Jul-95
 17         TIABAYA-27           18-Apr-95        29-Sep-95
 18         TIABAYA-28           18-Apr-95        18-Jul-95
 19         TIABAYA-29           18-Apr-95        30-Jun-95
 20         TIABAYA-30           18-Apr-95        18-Jul-95
 21         TIABAYA-31           18-Apr-95        18-Jul-95
 22         TIABAYA-32           18-Apr-95        17-Jul-95
 23         TIABAYA-33           24-Apr-95        17-Jul-95
 24         TIABAYA-34            2-May-95        30-Nov-95
 25         TIABAYA-37           28-Mar-95        28-Feb-97
 26         TIABAYA-47           21-Jul-97        25-Mar-97
 27         TIABAYA-48           28-Feb-95        28-Feb-97
 28         TIABAYA-52           31-Jul-96        30-Apr-98
 29         TIABAYA-53           14-Aug-96        30-Jan-98
 30         TIABAYA-54           21-Aug-96        29-Aug-97
 31         TIABAYA-67           22-Oct-99         5-Apr-00
 32         TIABAYA-87            2-May-01        16-Aug-01
 33         TIABAYA-91            3-Mar-03        27-Aug-03
 34         TIABAYA-92            3-Mar-03         9-Oct-03
 35         TIABAYA-93            3-Mar-03        25-Aug-03
 36         TIABAYA-95            1-Jun-04        24-Aug-04
 37         CHRISTMAS 1          12-Dec-03         4-Aug-04

2. See Schedule 5.1(m) ("Title to Assets, Mining and Beneficiation Concessions and Other Rights").

                               SCHEDULE 5.1(C)(II)

                   COMPLIANCE WITH OTHER INSTRUMENTS AND LAWS

1. Pursuant to a letter dated February 17, 2005, SUNAT informed Cerro Verde that, if it were subject to the new mining royalty tax, the deadline for the payment of such tax was February 28, 2005.

2. SUNAT has posted royalty tax payment information to Cerro Verde's taxpayer account, which is accessible to Cerro Verde through a portal on SUNAT's website (www.sunat.gob.pe).

3. See Schedules 5.1(d) ("Environmental Matters"); 5.1(e) ("Taxes"); 5.1(f) ("Labor Matters"); and 5.1(g)(ii) ("Legal Proceedings; Competing Claims").

                              SCHEDULE 5.1(C)(III)

                 GOVERNMENT AUTHORIZATIONS, PERMITS AND LICENSES

1. Operating Permit for the Sulfide Project from the Ministry of Energy and Mines. The Ministry of Energy and Mines will only issue this permit after it completes its inspection of the Sulfide Project after construction has been completed.

2. Approval of modifications to the Mining Operation Certificate issued by the General Mining Director of the Ministry of Energy and Mines to authorize increased use of explosives by Cerro Verde in connection with the operation of the Sulfide Project.

3. Approval by the General Management of Control of Security Services, Arms Control, Munitions and Civil Use of Explosives of the Interior Ministry (DICSCAMEC) for the increased use of explosives in connection with the operation of the Sulfide Project.

4. Approval by DICSCAMEC of the use of explosives in connection with the construction of the Sulfide Project.

5. Approval of the Closure Plan for the Mines and the Sulfide Project by the Ministry of Energy and Mines. Current legislation requires that Cerro Verde submit a plan regarding the Sulfide Project for approval by September 26, 2005. However, the Ministry of Energy and Mines has not yet promulgated regulations regarding such Closure Plans and consequently such deadline may be extended.

6. License from the Ministry of Transportation and Communications for Cerro Verde's use of radio frequencies in connection with the Sulfide Project.

7. Approval of the Agriculture Department and Regional Direction of Agriculture in Arequipa for Cerro Verde's plan to expand the capacity of its water supply infrastructure in connection with the Sulfide Project. A construction permit from the municipality of Uchumayo may also be required.

8. Water Use License from the Technical Administration of the River Chili District granting Cerro Verde additional water rights necessary for the Sulfide Project.(1)

----------
(1) Supreme Decree N(o) 003-2004-AG dated January 28, 2004, signed by the Agriculture Ministry, has granted Cerro Verde such water rights. Once the construction of the Pillones Project is completed, Cerro Verde will commence an administrative procedure to obtain this license from the Technical Administration of the River Chili District.

9. Permit from the Regional Health Direction of the Health Ministry in Arequipa for the operation of a new first aid center for the Sulfide Project.

10. Approval by the General Direction of Environmental Energetic Affairs under the Ministry of Energy and Mines of the Environmental Impact Study for the construction of a 220- kv transmission line.

11. Approval by the Ministry of Energy and Mines for the construction of a 220-kv transmission line.

12. Approval of the Environmental Impact Study for the expansion of the Matarani Port.

13. Approval of an amendment to the Environmental Impact Study for the Sulfide Project, which was approved by the Mining Environmental Direction of the Ministry of Energy and Mines, regarding the transport of concentrates by train to the Matarani port. In the event that additional modifications to the Sulfide Project as contemplated in the Feasibility Study are made, approval of additional modifications to the Environmental Impact Study may be required.

14. Permit by the District Municipality of Yarabamba granting Cerro Verde the right to extract materials to produce concrete and other construction materials in connection with the construction of the Sulfide Project.

15. Approval by the Hydrocarbons General Management of the Ministry of Mines and OSINERG for the modification of Cerro Verde's liquid fuel usage permit to allow Cerro Verde to use liquid fuels for the operation of the Sulfide Project.

16. Licenses from the General Direction of Environmental Health under Ministry of Health (DIGESA) regarding the waste water quality standards set forth in Executive Order N 17552 and corresponding administrative regulations.(2)

----------
(2) These licenses will only be required if Cerro Verde loses the appeal described in Schedule 5.1(d) ("Environmental Matters").

                                 SCHEDULE 5.1(D)

                              ENVIRONMENTAL MATTERS

1. On December 17, 2004, Cerro Verde received a notice from the Health General Direction (DIGESA) demanding that Cerro Verde modify its waste water treatment system to comply with the water quality standards set forth in Executive Order N 17552 and corresponding administrative regulations. On January 10, 2005, Cerro Verde appealed this notice on the grounds that Executive Order No. 17552 establishes water quality standards for agricultural uses of waste water (i.e., water use for animal consumption and for vegetables for human consumption), and waste water at Cerro Verde is not used for such purposes. Cerro Verde reuses its waste water for industrial processing, which is separately regulated by the Ministry of Energy and Mines.(3)

----------
(3) Cerro Verde currently estimates that the cost of constructing water treatment facilities to comply with the notice would be approximately U.S.$50,000, and that the operating costs of such facilities would be approximately U.S.$10,000 per year.

                                 SCHEDULE 5.1(E)

                                      TAXES

1. When the Tax Stability Agreement was signed in February 1998, the prevailing tax regime required Cerro Verde to pay a contribution to the National Habitation Fund (FONAVI) equal to 9% of employee wages. In December 1999, the FONAVI tax was replaced by an Extraordinary Solidarity Tax (EIS), which Cerro Verde paid. With the abolishment of the EIS on December 1, 2004, Cerro Verde's obligation to pay the FONAVI tax was reinstated. However, from December 1, 2004, Cerro Verde inadvertently made payments at the rates established by the EIS. Cerro Verde estimates that the tax liability for this inadvertent underpayment of the FONAVI from December 2004 through February 2005 is approximately U.S.$213,000, including penalties and interest.

2. On October 27, 2004, the Tax Administration assessed a fine of S/1,920 (approx. U.S.$581) against Cerro Verde for late submission of a customs form, the Exclusive Information Declaration (DUIM). Cerro Verde has appealed this assessment.

3. From March 2000 to approximately March 2004, the Company inadvertently paid a 9% customs duty rather than the 15% duty that was in force when the Stability Agreement was signed. This error was discovered during an internal review. The total amount of the underpayment was approximately U.S.$3.5 million and the total amount of the penalties and interest paid to SUNAT in 2004 was approximately U.S.$2.5 million.

4.   See Schedule 5.1(c)(ii) ("Compliance with Other Instruments and Laws").

                                 SCHEDULE 5.1(F)

                                  LABOR MATTERS

1. BONY MANUEL ALVAREZ GRANDA. On April 13, 2004, Mr. Bony Manuel Alvarez Granda, a Cerro Verde worker, was dismissed for intoxication during working hours. As required under Peruvian labor law, Cerro Verde deposited into a designated bank account approximately U.S.$2,955, representing the amount of social benefits to which Cerro Verde believes Mr. Granda was entitled upon dismissal, and presented proof of such deposit to Arequipa's Second Court. Mr. Granda has requested the receipt of this social benefit amount. However, because he had also filed the two cases described below regarding his dismissal, the court has not granted him the social benefits claimed, pending the outcome of these two cases. On June 23, 2004, Mr. Granda filed a lawsuit against Cerro Verde in Arequipa's Third Court, claiming that Cerro Verde miscalculated the severance payment, unpaid wages and corresponding social benefits to which he was entitled by approximately U.S.$36,994. A hearing was initially scheduled for January 25, 2005 but was suspended for want of a necessary third party. In addition, on May 13, 2004, Mr. Granda filed in Arequipa's Sixth Court a constitutional claim seeking reinstatement. The Sixth Court dismissed this case on the grounds that a plaintiff may not file simultaneous claims in labor court and civil court. He appealed the decision with the Third Civil Appellate Court on October 1, 2004, and the appellate court upheld the trial court's decision on February 22, 2005. It is Cerro Verde's understanding that Mr. Granda has appealed the appellate decision before the Constitutional Court, but Cerro Verde has not received formal notice of such an appeal.

2. FLORENCIO COLMENARES POZO. On December 17, 2003, Mr. Florencio Colmenares Pozo was dismissed for stealing copper product. As required under Peruvian labor law, Cerro Verde deposited into a designated bank account approximately U.S.$615, representing the amount of social benefits to which Cerro Verde believes Mr. Pozo was entitled upon dismissal, and presented proof of such deposit to Arequipa's Fourth Court. Mr. Pozo requested the receipt of this social benefit amount. However, because Mr. Pozo also filed the following case regarding his dismissal, the court has not yet granted him the social benefit claimed, pending the outcome of the other case. On March 26, 2004, Mr. Pozo filed a lawsuit against Cerro Verde in Arequipa's Fourth Court for unpaid wages and corresponding social benefits totaling approximately U.S.$17,878. The court hearing was initially scheduled for February 22, 2005 but was postponed because Mr. Pozo failed to appear.

3. PEDRO LEON FUENTES SALAS. On May 14, 2004, Mr. Pedro Leon Fuentes Salas was dismissed for making false statements to claim certain welfare benefits to which he was not otherwise entitled. As required under Peruvian labor law, Cerro Verde deposited into a designated bank account approximately U.S.$2,302, representing the amount of social benefits to which Cerro Verde believes Mr. Salas was entitled upon dismissal, and presented proof of such deposit to Arequipa's Second Court. Mr. Salas has requested the receipt of this social benefit amount. However, because Mr. Salas had also filed the following case regarding his dismissal, the court has not yet granted him the social benefit claimed, pending the outcome of this other case. On October 4, 2004, Mr. Salas filed a constitutional claim against Cerro Verde in Arequipa's Sixth Civil Court, seeking reinstatement. The court dismissed this case on the grounds that the plaintiff cannot file simultaneous claims in labour court and civil court. Mr. Salas appealed the decision with the Third Civil Appellate Court on January 11, 2005. So far, no date has been scheduled by the court for the hearing.

4. MIGUEL ANGEL CHAVEZ ALVAREZ. On May 31, 2004, Mr. Miguel Angel Chavez Alvarez was dismissed for making false statements to claim certain welfare benefits to which he was not otherwise entitled. As required under Peruvian labor law, Cerro Verde deposited into a designated bank account approximately U.S.$1,218, representing the amount of social benefits to which Cerro Verde believes Mr. Alvarez was entitled upon dismissal, and presented proof of such deposit to Arequipa's Third Court. Mr. Alvarez has requested for the receipt of the social benefit, and the court granted his request as of September 21, 2004.

5. VICTOR ZAPANA FLORES. On October 6, 2004, Mr. Victor Zapana Flores was dismissed for being intoxicated while working. As required under Peruvian labor law, Cerro Verde deposited into a designated bank account approximately U.S.$678, representing the amount of social benefits to which Cerro Verde believes Mr. Flores was entitled upon dismissal, and presented proof of such deposit to Arequipa's Fourth Labor Court. Mr. Flores has requested the receipt of the social benefit, and the court granted Mr. Flores's request as of November 8, 2004.

6. ROLANDO RIVERA. Cerro Verde recently learned through an internal review of its records that it inadvertently failed to pay to Rolando Rivera, an employee expected to retire by the end of March 2005, a salary increase required pursuant to the Private Pension Fund (AFP). The salary increase, interest and other expenses attributable to this claim total approximately U.S.$33,700. Cerro Verde intends to pay Mr. Rivera this amount by the end of March 2005, upon his retirement and execution of a release agreement with Cerro Verde.

7. Law No 27942 and related administrative regulations, approved by Supreme Decree No 010-2003-MIMDES, required employers to implement procedures to protect employees from sexual harassment by March 2004. Cerro Verde did not timely implement the procedures required under these regulations. Cerro Verde intends to implement such procedures in March 2005.

                               SCHEDULE 5.1(G)(II)

                       LEGAL PROCEEDINGS; COMPETING CLAIMS

1. JUAN NAVARRO MENDOZA (387-04 AND 383-04) AND OTHERS. On December 3, 2003, Juan Navarro Mendoza and a group of approximately 20 farmers submitted an application with the Special Land Titulation Project (PETT) to purchase approximately 105,000 hectares of land located in the Tiabaya 67 mining concession. Under Peruvian law, PETT is authorized to sell available land, provided that such sale will not interfere with any third party's right. Cerro Verde was granted title to the Tiabaya 67 mining concession in 2000 and this mining concession is recorded with INACC. PETT is currently reviewing the farmers' application. Cerro Verde has challenged this application and has submitted to PETT documentation to establish its prior claim to this land. Cerro Verde has also initiated a criminal trespass claim to require that the farmers vacate the property.

2. MINERA PENOLES. In the fall of 2004, Minera Penoles published a request for mining concessions Yarabamba 2 and Yarabamba 3, which partially overlapped with Cerro Verde's mining concessions for Cerro Verde 1,2,3 (99.90 hectares) and Tiabaya 87 (4.30 hectares). On October 22, 2004, Cerro Verde purchased at auction the small portion of the claim for Yarabamba 3 that, while surrounded by the Cerro Verde 1,2,3 claim, was on land not covered by Cerro Verde 1,2,3.

     INACC resolutions regarding Minera Penoles' claims for Yarabamba 3 (issued on December 3, 2004) and Yarabamba 2 (issued on December 15, 2004) recognized Cerro Verde's prior right of the Cerro Verde 1,2,3 and Tiabaya 87 concessions, and Cerro Verde's right to the portion of Yarabamba 3 purchased at auction.

3. ASOCIACION CASA - TALLER VIRGEN DE LA CANDELARIA. On March 23, 1988, the Regional Direction of Energy in Arequipa granted Cerro Verde a right of use over 151 hectares of land located in Congata, Uchumayo called "Franja de Conducciones." In accordance with its right of use, Cerro Verde has a water pipeline and electricity and phone cables running through this area. In 2004, the Asociacion Casa - Taller Virgen de la Candelaria, composed of inhabitants of the Pueblo Joven El Nazareno, began preparing land in Franja de Conducciones for housing development. Cerro Verde instituted a criminal trespass claim against the Association and after several meetings between Cerro Verde and representatives of the Association, the Association has ceased construction preparations in the area. The area has been declared unfit for human habitation by the local Civil Defense agency in Arequipa.

4. NESTOR CARI. Mr. Nestor Cari is a former worker of a Cerro Verde contractor. Mr. Cari has sued Cerro Verde and Ruben Miranda, a Cerro Verde employee, for damages in connection with the loss of Mr. Cari's leg below the knee in a workplace accident on April 19, 2003. In January, 2005, Mr. Cari was awarded approximately U.S.$6,100 in damages. Both Mr. Miranda and Cerro Verde have appealed the ruling because the original judgment did not consider a contributory negligence claim.

5. SOCIAL SECURITY (ESSALUD AND ONP). In 1996, ESSALUD conducted an inspection of Cerro Verde's compliance with health and pension plan regulations. In connection with that review, ESSALUD found that Cerro Verde had incorrectly calculated health and pension plan benefits from 1993 to 1995 and held Cerro Verde liable for over approximately U.S.$150,000 with respect to health benefits and approximately U.S.$55,708.86 in connection with pension plan benefits. Cerro Verde appealed both calculations. The health plan claims were resolved in the Company's favor in January 2005. Cerro Verde's appeal regarding the pension benefit calculation before the National Pension Organization has been transferred to the Tax Tribunal and has been pending before the Tax Tribunal for over two years.

6. MINISTRY OF ENERGY AND MINES. On September 5, 2003, the Ministry of Energy and Mines fined Cerro Verde approximately U.S.$19,018.40 (Decision No 198-2003MEM/DGM) due to the discovery in a 2003 Security and Health Inspection of two broken locks on fuse boxes in a truck maintenance shop and the driving of a Cerro Verde contractor without a Cerro Verde driving permit. Cerro Verde appealed this fine and the Decision was declared invalid by the Mining Council on June 16, 2004. Nevertheless, on September 23, 2004, Cerro Verde received a report from an auditing company hired by Ministry of Energy and Mines attempting to collect for this claim. Cerro Verde appealed this action on September 29, 2004.

7. MUNICIPALIDAD DE UCHUMAYO. On December 2004, the municipality of Uchumayo assessed a tax charge of approximately U.S.$39,569.16 and a fine of approximately U.S.$7,959.04 against Cerro Verde for real property taxes in 2000, 2001, 2002, 2003 and 2004. On December 14, 2004, Cerro Verde appealed both the real property tax and the fine before the Tax Tribunal because the property tax was improperly assessed against property. In 2002, Cerro Verde's appeal of a similar claim for property taxes in 1998 was resolved in Cerro Verde's favor by the Municipality of Arequipa, that according to the laws at that time was entitled to resolve the issue as the appellate institution.

8. See Schedule 5.1(m) ("Title to Assets, Mining and Beneficiation Concessions and Other Rights").

                                 SCHEDULE 5.1(I)

                              FINANCIAL STATEMENTS

                                   [Attached]

SOCIEDAD MINERA CERRO VERDE S.A.A.

ESTADOS FINANCIEROS
31 DE DICIEMBRE DEL 2004 Y 31 DE DICIEMBRE DEL 2003

SOCIEDAD MINERA CERRO VERDE S.A.A.

ESTADOS FINANCIEROS
31 DE DICIEMBRE DEL 2004 Y 31 DE DICIEMBRE DEL 2003

CONTENIDO

Dictamen de los auditores independientes

Balance general

Estado de ganancias y perdidas

Estado de cambios en el patrimonio neto

Estado de flujos de efectivo

Notas a los estados financieros

S/. = Nuevo sol
US$ = Dolar estadounidense

(PRICEWATERHOUSECOOPERS LOGO)                              (80 anos en el Peru)

                                        DONGO-SORIA GAVEGLIO Y ASOCIADOS
                                        SOCIEDAD CIVIL
                                        FIRMA MIEMBRO DE PRICEWATERHOUSECOOPERS
                                        Av. Canaval y Moreyra 380
                                        Lima 27, Peru
                                        Apartado 1434-2869
                                        Telfs.:(51 1)211-6500 411-5800
                                        Fax :(51 1)442-6522 211-6565

DICTAMEN DE LOS AUDITORES INDEPENDIENTES

2 de febrero del 2005

A los senores Accionistas
SOCIEDAD MINERA CERRO VERDE S.A.A.

Hemos auditado los balances generales adjuntos de SOCIEDAD MINERA CERRO VERDE S.A.A. al 31 de diciembre del 2004 y al 31 de diciembre del 2003 y los correspondientes estados de ganancias y perdidas, de cambios en el patrimonio neto y de flujos de efectivo por los anos terminados en esas fechas, expresados en dolares estadounidenses. La preparacion de dichos estados financieros es responsabilidad de la Gerencia de la Compania. Nuestra responsabilidad consiste en emitir una opinion sobre estos estados financieros basada en las auditorias que efectuamos.

Nuestras auditorias fueron efectuadas de acuerdo con normas de auditoria generalmente aceptadas en el Peru. Tales normas requieren que planifiquemos y realicemos nuestro trabajo con la finalidad de obtener una seguridad razonable de que los estados financieros no contienen errores importantes. Una auditoria comprende el examen, basado en comprobaciones selectivas, de las evidencias que respaldan los importes y las divulgaciones expuestas en los estados financieros. Una auditoria tambien comprende la evaluacion de los principios de contabilidad aplicados y de las estimaciones significativas efectuadas por la Gerencia de la Compania, asi como una evaluacion de la presentacion general de los estados financieros. Consideramos que las auditorias efectuadas constituyen una base razonable para fundamentar nuestra opinion.

En nuestra opinion, los estados financieros antes indicados presentan razonablemente, en todos sus aspectos significativos, la situacion financiera de SOCIEDAD MINERA CERRO VERDE S.A.A. al 31 de diciembre del 2004 y al 31 de diciembre del 2003, los resultados de sus operaciones y sus flujos de efectivo por los anos terminados en esas fechas, de acuerdo con principios de contabilidad generalmente aceptados en el Peru.


(DONGO-SORIA GAVEGLIO Y ASOCIADOS)

Refrendado por


/s/ Luis W. Montero                  (socio)
-------------------------------------
Luis W. Montero
Contador Publico Colegiado
Matricula No. 17729

                                        Inscrita en la Partida N. 11028527
                                        Registro de Personas juridicas de Lima
                                        Capital pagado S/. 1,035,000.00

SOCIEDAD MINERA CERRO VERDE S.A.A.

BALANCE GENERAL (NOTAS 1 Y, 2)

ACTIVO

                                                 AL 31 DE DICIEMBRE DEL
                                                 ----------------------
                                                      2004      2003
                                                    -------   -------
                                                     US$000    US$000
ACTIVO CORRIENTE
Caja y bancos                                         8,628    28,670
                                                    -------   -------
Inversiones disponibles para la venta (Nota 3)      148,544        --
                                                    -------   -------
Cuentas por cobrar comerciales:
Empresas afiliadas (Nota 4)                           8,848    10,546
Terceros                                                175       131
                                                    -------   -------
                                                      9,023    10,677
Credito fiscal por recuperar                            431       278
Diversas                                                326       378
                                                    -------   -------
                                                      9,780    11,333
                                                    -------   -------
Existencias (Nota 5)                                 25,344    21,642
                                                    -------   -------
Gastos pagados por anticipado                           100       259
                                                    -------   -------
Total del activo corriente                          192,396    61,904

EXISTENCIAS (NOTA 5)                                  3,570     3,175

INMUEBLES, MAQUINARIA Y
EQUIPO, NETO (NOTA 6)                               149,805   153,943

GASTOS DE DESARROLLO
DE MINA (NOTA 7)                                     16,186    17,942

OTROS ACTIVOS                                         2,086     1,983
                                                    -------   -------
                                                    364,043   238,947
                                                    =======   =======

PASIVO Y PATRIMONIO NETO

                                              AL 31 DE DICIEMBRE DEL
                                              ----------------------
                                                   2004      2003
                                                 -------   -------
                                                  US$000    US$000
PASIVO CORRIENTE
Cuentas por pagar comerciales                     13,565     6,402
Empresas afiliadas (Nota 4)                          806       357
Tributos por pagar                                30,128         7
Remuneraciones y beneficios
   sociales por pagar                              8,226     1,270
Cuentas por pagar diversas                         1,514       547
                                                 -------   -------
Total del pasivo corriente                        54,239     8,583
                                                 -------   -------
OTROS PASIVOS A LARGO PLAZO

Provision para remediacion y cierre de mina        4,681     4,014
Impuesto a la renta y participacion de los
   trabajadores diferidos (Nota 8)                38,480    32,127
                                                 -------   -------
                                                  43,161    36,141
                                                 -------   -------

INGRESOS DIFERIDOS                                 1,032     1,275
                                                 -------   -------
PATRIMONIO NETO (NOTA 10)
Capital social                                   122,747   122,747
Capital adicional                                    194       194
Reserva legal                                      9,056     4,728
Resultados acumulados                            133,614    65,279
                                                 -------   -------
                                                 265,611   192,948
                                                 -------   -------
SITUACION TRIBUTARIA (NOTA 11)

                                                 -------   -------
                                                 364,043   238,947
                                                 =======   =======

Las notas que se acompanan forman parte de los estados financieros.

SOCIEDAD MINERA CERRO VERDE S.A.A.

ESTADO DE GANANCIAS Y PERDIDAS (NOTAS 1 Y 2)

                                                            POR EL ANO TERMINADO
                                                           EL 31 DE DICIEMBRE DEL
                                                         -------------------------
                                                             2004          2003
                                                         -----------   -----------
                                                            US$000        US$000
Ventas netas                                                 260,782       156,724
Costo de ventas (Nota 12)                                   (119,482)     (103,962)
                                                         -----------   -----------
Utilidad bruta                                               141,300        52,762
                                                         -----------   -----------
Gastos de ventas                                              (1,089)         (601)
                                                         -----------   -----------
Utilidad de operacion                                        140,211        52,161
                                                         -----------   -----------
Otros (gastos) ingresos:
Gastos financieros, neto (Nota 13)                              (827)       (2,151)
Gastos de exploracion                                             --           (75)
Varios, neto                                                     (31)        6,939
                                                         -----------   -----------
                                                                (858)        4,713
                                                         -----------   -----------
Utilidad antes de participacion de los trabajadores e
   impuesto a la renta                                       139,353        56,874
Participacion de los trabajadores:
- Corriente (Nota 9)                                         (10,075)           --
- Diferido (Nota 8)                                           (1,427)       (2,726)
Impuesto a la renta:
- Corriente (Nota 11-b)                                      (35,262)       (1,795)
- Diferido (Nota 8)                                           (4,926)       (9,078)
                                                         -----------   -----------
Utilidad neta del ano                                         87,663        43,275
                                                         ===========   ===========

Utilidad por accion (Nota 14)                            US$   0.386   US$   0.190
                                                         ===========   ===========

Las notas que se acompanan forman parte de los estados financieros.

SOCIEDAD MINERA CERRO VERDE S.A.A.

ESTADO DE CAMBIOS EN EL PATRIMONIO NETO (NOTA 10)
POR LOS ANOS TERMINADOS EL 31 DE DICIEMBRE DEL 2004
Y EL 31 DE DICIEMBRE DEL 2003

                                           CAPITAL    CAPITAL    RESERVA   RESULTADOS
                                            SOCIAL   ADICIONAL    LEGAL    ACUMULADOS    TOTAL
                                           -------   ---------   -------   ----------   -------
                                            US$000     US$000     US$000     US$000      US$000
Saldos al 1 de enero del 2003              122,941       --        3,213     22,839     148,993
Transferencia al capital adicional            (194)     194           --         --          --
Transferencia a la reserva legal                --       --        1,515     (1,515)         --
Ajuste por remediacion y cierre de mina         --       --           --         92          92
Cancelacion del contrato de cobertura
  de intereses, neto de su efecto
  tributario                                    --       --                     588         588
Utilidad neta del ano                           --       --           --     43,275      43,275
                                           -------      ---        -----    -------     -------
Saldos al 31 de diciembre del 2003         122,747      194        4,728     65,279     192,948
Transferencia a la reserva legal                --       --        4,328     (4,328)         --
Distribucion de dividendos                      --       --           --    (15,000)    (15,000)
Utilidad neta del ano                           --       --           --     87,663      87,663
                                           -------      ---        -----    -------     -------
Saldos al 31 de diciembre del 2004         122,747      194        9,056    133,614     265,611
                                           =======      ===        =====    =======     =======

Las notas que se acompanan forman parte de los estados financieros.

SOCIEDAD MINERA CERRO VERDE S.A.A.

ESTADO DE FLUJOS DE EFECTIVO (NOTAS 2 Y 16)

                                                       POR EL ANO TERMINADO
                                                      EL 31 DE DICIEMBRE DEL
                                                      ----------------------
                                                          2004      2003
                                                        -------   -------
                                                         US$000    US$000
FLUJOS DE EFECTIVO DE LAS ACTIVIDADES DE OPERACION
Utilidad neta del ano                                    87,663    43,275
Ajustes al resultado neto que no afectan los
flujos de efectivo de las actividades de operacion:
Depreciacion                                             20,824    18,503
Amortizacion de gastos de desarrollo de mina              1,756     1,733
Provision para remediacion y cierre de mina                 379       501
Amortizacion de otros activos                               185        --
Ajuste por remediacion y cierre de mina                      --     1,983
Impuesto a la renta y participation de los
   trabajadores diferidos                                 6,353    11,804
Aumento (disminucion) en el flujo de operaciones
   por variaciones netas en activos y pasivos:
Cuentas por cobrar comerciales                            1,654    (2,864)
Otras cuentas por cobrar                                   (101)      830
Existencias                                              (4,097)  (10,017)
Gastos pagados por anticipado y otros activos               159    (1,141)
Cuentas por pagar comerciales                             7,163     1,316
Tributos por pagar                                       30,121        (7)
Remuneraciones y beneficios sociales                      6,956       236
Cuentas por pagar diversas                                1,416      (536)
Ingresos diferidos                                         (243)     (243)
                                                        -------   -------
Efectivo neto provisto por las actividades
   de operacion                                         160,188    65,373
                                                        -------   -------

FLUJOS DE EFECTIVO DE LAS ACTIVIDADES DE INVERSION
Inversiones en obras en curso                           (16,772)   (5,146)
Ingresos por venta de maquinaria y equipo
   y/o ajustes                                               86        --
                                                        -------   -------
Efectivo neto aplicado a las actividades
   de inversion                                         (16,686)   (5,146)
                                                        -------   -------

FLUJOS DE EFECTIVO DE LAS ACTIVIDADES
   DE FINANCIAMIENTO
Prestamos bancarios, neto                                    --   (33,000)
Pago de dividendos                                      (15,000)       --
                                                        -------   -------
Efectivo neto aplicado a las actividades
   de financiamiento                                    (15,000)  (33,000)
                                                        -------   -------
Aumento neto del efectivo y equivalente de efectivo     128,502    27,227
Saldo del efectivo y equivalente de efectivo
   al inicio del ano                                     28,670     1,443
                                                        -------   -------
Saldo del efectivo y equivalente de efectivo
   al final del ano                                     157,172    28,670
                                                        =======   =======

Las notas que se acompanan forman parte de los estados financieros.

SOCIEDAD MINERA CERRO VERDE S.A.A.

NOTAS A LOS ESTADOS FINANCIEROS
31 DE DICIEMBRE DEL 2004 Y 31 DE DICIEMBRE DEL 2003

1    ACTIVIDAD ECONOMICA

     SOCIEDAD MINERA CERRO VERDE S.A.A. (en adelante la Compania), subsidiaria de Cyprus Climax Metals Co. (Cyprus) propietaria del 82.48% de las acciones representativas de su capital social, se constituyo en el Peru el 20 de agosto de 1993 como resultado de la division de Empresa Minera del Peru (Minero Peru) encontrandose sus actividades reguladas por la Ley General de Mineria. Su domicilio legal es Av. Alfonso Ugarte No.304 - Arequipa. Su actividad principal es la extraccion, produccion y comercializacion de cobre en sus yacimientos ubicados al suroeste de la ciudad de Arequipa. La Compania cotiza sus acciones en la Bolsa de Valores de Lima.

     El personal empleado por la Compania para desarrollar sus actividades al 31 de diciembre del 2004 ascendio a 665 funcionarios y empleados (603 al 31 de diciembre del 2003).

     Los estados financieros al 31 de diciembre del 2004 seran presentados a consideracion de la Junta General de Accionistas en los plazos establecidos por ley. En opinion de la Gerencia y el Directorio de la Compania, estos estados financieros seran aprobados sin modificaciones. Los estados fmancieros al 31 de diciembre del 2003 fueron aprobados por la Junta General de Accionistas del 14 de abril del 2004.

     PLANTA DE SULFUROS

     El 27 de setiembre del 2004, a traves de la Resolucion Directoral 438-2004-MEM/AAM emitida por el Ministerio de Energia y Minas, se aprobo el Estudio de Impacto Ambiental del Proyecto Sulfuros Primarios. El 6 de octubre del 2004 el Directorio de Phelps Dodge Corporation, principal accionista de Cyprus, aprobo la construccion de la Planta de Sulfuros Primarios. El 28 de octubre del 2004 la Compania recibio la notificacion del Ministerio de Energia aprobando el proyecto.

     La inversion en este proyecto se estima en US$850 millones y sera financiado con recursos propios y con financiamiento de terceros. Se estima que la construccion de la Planta se llevara a cabo en dos anos, y se espera alcanzar los maximos niveles de produccion en el primer semestre del 2007. La produccion de cobre fino en promedio alcanza 90,000 TM al ano, y se estima que la inversion en este proyecto incrementara la produccion a 260,000 TM por ano.

     Al 31 de diciembre del 2004, la Compania ha suscrito compromisos con proveedores de equipos y de servicios por un monto de aproximadamente US$40 millones.

Pagina 2


2    PRINCIPIOS Y PRACTICAS CONTABLES

     Los estados financieros se preparan de acuerdo con las disposiciones legales sobre la materia y los principios de contabilidad generalmente aceptados en el Peru. Los principios de contabilidad comprenden sustancialmente a las Normas Internacionales de Informacion Financiera
     (NIIF) las que incorporan a las Normas Internacionales de Contabilidad
     (NIC) oficializadas a traves de resoluciones emitidas por el Consejo Normativo de Contabilidad. A la fecha de los estados financieros, el Consejo Normativo de Contabilidad ha oficializado la aplicacion de las NIC de la 1 a la 41 y los pronunciamientos del 1 al 33 del Comite de Interpretaciones (SIC).

     Los principios y practicas contables mas importantes que han sido aplicados en el registro de las operaciones y la preparacion de los estados financieros son los siguientes:

     a) Preparacion de estados financieros -

     De acuerdo con lo permitido por el Articulo 87 del Codigo Tributario los registros contables de la Compania son mantenidos en dolares estadounidenses, que corresponde a su moneda de medicion, dado que la mayoria de sus transacciones son pactadas, cobradas y pagadas en esa moneda. Las transacciones efectuadas en nuevos soles son expresadas al tipo de cambio vigente de la fecha en que se realizan.

     b) Uso de estimaciones contables -

     El proceso de preparacion de los estados financieros requiere que la Gerencia de la Compania lleve a cabo estimaciones y supuestos para la determinacion de los saldos de los activos y pasivos, el monto de las contingencias y el reconocimiento de los ingresos y gastos. En el caso que estas estimaciones y supuestos variaran como resultado de cambios en las premisas en las que se sustentaron, los correspondientes saldos de los estados financieros se corrigen en la fecha en la que el cambio en las estimaciones y supuestos se produce. Las principales estimaciones relacionadas con los estados financieros se refieren a la depreciacion de los bienes del activo fijo, la amortizacion de los gastos de desarrollo de mina, provisiones para obsolescencia de materiales y suministros, para remediacion y cierre de mina y el impuesto a la renta y la participation de los trabajadores (corrientes y diferidos).

     c) Instrumentos financieros -

     Los instrumentos financieros corresponden a los contratos que dan lugar, simultaneamente, a un activo financiero en una empresa y a un pasivo financiero o a un instrumento de capital en otra empresa. En el caso de la Compania, los instrumentos financieros corresponden a los depositos en entidades financieras, inversiones, cuentas por cobrar, cuentas por pagar, y hasta el 2003, a instrumentos derivados que corresponden a contratos de cobertura de tasas de interes.

     Las inversiones que se mantendran por un periodo de tiempo indefinido, que pueden ser vendidas por necesidades de liquidez o cambios en las tasas de interes, se clasifican como disponibles para la venta; estas inversiones se muestran como activos no corrientes a menos que la Gerencia tenga

Pagina 3


     intencion expresa de mantener la inversion por menos de 12 meses contados desde la fecha del balance general o a menos que sea necesario venderlas para aumentar el capital operativo de la Compania, en cuyo caso se mostraran como activos corrientes. La Gerencia determina la clasificacion de sus inversiones en la fecha de su compra y evalua tal clasificacion periodicamente.

     Las compras y ventas de inversiones se reconocen en la fecha de la negociacion, que corresponde a la fecha en la que la Compania se compromete a comprar o vender el activo. El costo de adquisicion incluye los costos inherentes de la transaccion. Las inversiones disponibles para la venta son subsecuentemente registradas a su valor razonable. Las ganancias y perdidas realizadas y no realizadas que surgen de cambios en el valor razonable de inversiones disponibles para la venta se incluyen en los resultados del periodo en el que se originan.

     El valor razonable es el monto por el que un activo puede ser intercambiado entre un comprador y un vendedor debidamente informados, o puede ser cancelada una obligacion, entre un deudor y un acreedor con suficiente informacion, bajo los terminos de una transaccion de libre competencia. En este sentido, en opinion de la Gerencia, los valores en libros de los instrumentos financieros al 31 de diciembre del 2004 y al 31 de diciembre del 2003 no difieren significativamente de sus valores razonables. Las politicas contables sobre el reconocimiento y valuacion de estas partidas se revelan en las respectivas politicas contables descritas en esta Nota.

     d) Cuentas por cobrar comerciales -

     Los saldos de las cuentas por cobrar comerciales se registran a su valor nominal, neto del estimado de cuentas incobrables determinado sobre la base de la revision periodica de los saldos pendientes de cobro que considera, entre otros factores, la antiguedad de los saldos por cobrar y la viabilidad de su cobranza. Las cuentas incobrables se castigan cuando se identifican como tales.

     e) Existencias -

     Las existencias se valorizan al costo de produccion o adquisicion o a su valor neto de realizacion, el que resulte menor. La valuacion de las existencias se determina a traves de los metodos de ultimas entradas - primeras salidas (productos terminados y en proceso) y promedio (materiales y suministros). El costo de extraccion de mineral que incluye materiales, mano de obra, otros costos directos y gastos generales de produccion y excluye los gastos de financiamiento, es asignado a los productos terminados (catodos de cobre) y a los productos en proceso.

     El valor neto de realizacion de las existencias es el precio de venta estimado en el curso normal de las operaciones del negocio, menos los costos necesarios para terminar su produccion y los gastos de ventas. El costo de las existencias por recibir ha sido determinado segun el metodo de identificacion especifica.

Pagina 4


     f) Inmuebles, maquinaria y equipo -

     Los inmuebles, maquinaria y equipo se registran al costo, excepto por los activos adquiridos por Cyprus que se registran a su valor de transferencia menos una provision registrada para reducir su valor en libros a su valor recuperable estimado.

     Los gastos de mantenimiento y reparacion son cargados al costo de produccion cuando se incurren y las renovaciones y mejoras se capitalizan. Cuando el valor en libros es mayor que su valor recuperable estimado es inmediatamente reducido a su valor recuperable. El costo y la depreciacion acumulada de los activos vendidos o retirados se eliminan de sus respectivas cuentas y la utilidad o perdida relacionados con activos permanentes se afecta al saldo de la depreciacion acumulada y los relacionados con activos moviles se afecta a resultados.

     La depreciacion de los inmuebles, maquinaria y equipo se calcula por el metodo de unidades producidas en funcion de la vida util de la mina en el caso de los activos permanentes y por el metodo de linea recta en el caso de los activos moviles. Las tasas anuales de depreciacion utilizadas para los activos moviles fluctuan entre 5% y 33%.

     g) Gastos de desarrollo de mina -

     Los gastos de desarrollo de los asientos mineros que, de acuerdo con estimaciones de la Gerencia, se estima beneficiaran la produccion en el futuro se capitalizan. Los gastos de exploracion de proyectos cuyos resultados en el futuro son inciertos se cargan a los resultados cuando se incurren. Los costos de desbroce incurridos hasta el 31 de diciembre de 1999 en la preparacion de la mina se muestran en el rubro gastos de preparacion de mina del balance general y se amortizan en funcion del mineral extraido. Los costos de desbroce incurridos a partir del ano 2000 se cargan al costo de produccion.

     h) Deterioro de activos -

     En el caso de ocurrencia de eventos o cambios economicos que indiquen que el valor en libros de los activos de vida util prolongada se ha deteriorado, la Compania estima su valor recuperable y si es necesario reconoce una perdida por deterioro con cargo a los resultados del ejercicio. Esta perdida es el monto en el que el valor en libros del activo es reducido a su valor recuperable. El valor recuperable de los activos corresponde al mayor valor entre el monto neto que se obtendria de su venta y su valor en uso. El valor de venta neto corresponde al monto que se obtendria de la venta del activo en una transaccion cerrada entre partes no relacionadas, el precio de referencia en un mercado activo o el de transacciones similares recientes. El valor en uso corresponde al valor presente de los flujos futuros estimados que se obtendrian del uso continuo del activo y de su disposicion final al termino de su vida util.

     Los supuestos en que se basan los estimados de flujos futuros estan sujetos a riesgos e incertidumbres. Cualquier diferencia entre los supuestos y las condiciones de mercado y/o el

Pagina 5


     desempeno de la Compania podrian tener un efecto importante en la situacion financiera y los resultados de sus operaciones.

     i) Impuesto a la renta -

     El impuesto a la corriente se registra de acuerdo con la legislacion vigente (Nota 11).

     El impuesto a la renta diferido se registra por el metodo del pasivo reconociendo el efecto de las diferencias temporales que surgen entre la base tributaria de los activos y pasivos y su saldo en los estados financieros, aplicando la legislacion y la tasa de impuesto promulgadas o sustancialmente promulgadas. Las principales diferencias temporales se resumen en la Nota 8.

     Impuestos diferidos activos solo se reconocen en la medida que sea probable que se dispondra de utilidades gravables futuras contra las que se pueda utilizar estos beneficios tributarios.

     j) Provisiones -

     Las provisiones se reconocen cuando la Compania tiene una obligacion presente legal o asumida como resultado de hechos pasados, es probable que se requiera de la aplicacion de recursos para cancelar la obligacion y es posible estimar su monto confiablemente.

     La Compania estima el valor presente de su obligacion futura por remediacion y cierre de mina (pasivo por remediacion o "PPR"), e incrementa el valor en libros del activo (activo por remediacion o "APR") a retirarse en el futuro, el mismo que se muestra en el rubro Otros activos en el balance general. Posteriormente, el APR se atribuye a los resultados en el plazo de vida util de los activos que le dieron origen y es ajustado para reflejar los cambios que pudieran resultar por el paso del tiempo y de revisiones de, ya sea, la fecha de ocurrencia o el monto del valor presente originalmente estimados.

     k) Creditos tributarios por programas de reinversion -

     El beneficio tributario por programas de reinversion (Nota 11-c) se reconoce en el ejercicio en el que se restringen las utilidades, como una reduccion del impuesto a la renta a pagar.

     1) Reconocimiento de ingresos por venta -

     Los ingresos por venta de mineral se reconocen en el momento de entrega del mineral al transportista designado por el cliente, momento en el que se transfieren al cliente los riesgos y beneficios inherentes a la propiedad del mineral.

Pagina 6


     m) Contingencias -

     Los pasivos contingentes no se reconocen en los estados financieros y se exponen en notas a los estados financieros a menos que su ocurrencia sea remota. Los activos contingentes no se reconocen en los estados financieros y se revelan solo si es probable su realizacion.

     n) Efectivo y equivalentes de efectivo -

     Para propositos del estado de flujos de efectivo, el efectivo y equivalentes de efectivo comprenden el efectivo disponible, depositos a la vista en bancos y otras inversiones altamente liquidas de corto plazo.

     o) Nuevos pronunciamientos contables -

     A la fecha el Comite de Normas Internacionales de Contabilidad (IASB por sus siglas en ingles) ha completado el proceso de revision de las Normas Internacionales de Contabilidad, proceso que se conoce como el "Proyecto de Mejora" y ha emitido nuevas normas contables. Todas las revisiones de las NIC existentes y las nuevas NIIF emitidas (seis) tienen vigencia a nivel internacional a partir del 1 de enero de 2005; con excepcion de la NIIF 6 cuya vigencia es a partir del 1 de enero del 2006. A la fecha estas normas no han sido aprobadas en el Peru por el Consejo Normativo de Contabilidad. La Gerencia esta evaluando el impacto que significara la adopcion de las NIC revisadas y las nuevas NIIF emitidas en los estados financieros de la Compania.

     Como parte del proyecto de mejora de las NIC llevado a cabo, quince NIC fueron revisadas con el objetivo de reducir o eliminar procedimientos alternativos, redundancias y conflictos entre las normas, para tratar con ciertos aspectos de convergencia, sustancialmente con las normas norteamericanas, e introducir otras mejoras.

     Las NIC modificadas por el proyecto se detallan a continuacion:

     - NIC 1 (revisada en el 2003) afecta la presentacion del interes minoritario y otras revelaciones.

     - NIC 2 (revisada en el 2003) elimina el metodo de valuacion de ultimas entradas - primeras salidas.

     -    NIC 8, 10, 16, 17, 21, 24, 27, 28, 31, 32, 33, y 40 (revisadas en el
          2003) y la NIC 39 (revisada en el 2004) no contienen cambios importantes.

     En adicion como parte de la revision de las normas relativas a combinaciones de negocios, que resulto en la emision del NIIF 3, las NIC 36 y 38 tambien fueron revisadas.

Pagina 7


     Las NIIF emitidas se detallan a continuacion:

     NIIF 2 - Pagos en Base a Acciones: NIIF 3 - Combinacion de Negocios; NIIF 4
     - Contratos de Seguro; NIIF 5 - Activos no Corrientes Mantenidos para la Venta y Operaciones Discontinuas y la NIIF 6 - Exploracion y Evaluacion de Recursos Minerales

3    INVERSIONES DISPONIBLES PARA LA VENTA

     Al 31 de diciembre del 2004 este rubro comprende inversiones en Bonos del Tesoro Norteamericano que devengan un interes anual a una tasa variable. Estas inversiones se mantendran por tiempo indefinido y pueden ser vendidas cuando lo requiera la Compania. Estas inversiones se clasifican como activos corrientes dado que la Gerencia estima venderlas para aumentar el capital operativo de la Compania. El valor en libros de estas inversiones corresponde a su valor razonable a la fecha de los estados financieros. Estos bonos han devengado intereses por US$591,000 que se incluyen en la cuenta de gastos financieros, neto en el estado de ganancias y perdidas.

4    EMPRESAS AFILIADAS

     El movimiento de las cuentas por cobrar y por pagar con empresas afiliadas por el ano 2004 es el siguiente:

                                          SALDO                               SALDO
                                         INICIAL   ADICIONES   DEDUCCIONES    FINAL
                                         -------   ---------   -----------   ------
                                          US$000     US$000       US$000     US$000
Por cobrar -
   Phelps Dodge Sales Company (PDSC)      10,546     161,383    (163,081)     8,848
                                          ======     =======    ========      =====
Por pagar -
Phelps Dodge Corporation                     306       3,796      (3,333)       769
Phelps Dodge Sales Company                    34         137        (138)        33
Sociedad Minera El Abra S.A.                  --          16         (12)         4
Compania Contractual Minera Candelaria        17          --         (17)        --
Phelps Dodge Mining Services                  --         626        (626)        --
                                          ------     -------    --------      -----
                                             357       4,575      (4,126)       806
                                          ======     =======    ========      =====

     Las cuentas por cobrar estan referidas a ventas de catodos de cobre. Estos saldos son considerados de vencimiento corriente, no devengan intereses y no tienen garantias especificas.

     En el ano 2004, la Compania vendio catodos de cobre a PDSC por aproximadamente US$161,383,000 (US$115,347,000 en el 2003) y le pago comisiones por US$137,000 (US$158,000 en el 2003).

     Las cuentas por pagar se originan por operaciones relacionadas principalmente con la prestacion de servicios y reembolsos de gastos. Estos saldos son de vencimiento corriente, no devengan intereses y no tienen garantias especificas.

Pagina 8


5    EXISTENCIAS

     Al 31 de diciembre este rubro comprende:

                                      2004     2003
                                     ------   ------
                                     US$000   US$000
Catodos de cobre                      2,401    3,076
Producto en proceso                  13,621    9,428
Materiales y suministros             13,712   15,802
Existencias por recibir                 554      664
                                     ------   ------
                                     30,288   28,970
Provision por obsolescencia de
   materiales y suministros          (1,374)  (4.153)
                                     ------   ------
                                     28,914   24,817
Productos en proceso a largo plazo   (3,570)  (3,175)
                                     ------   ------
                                     25,344   21,642
                                     ======   ======

     De acuerdo con estimaciones efectuadas por la Gerencia, el monto de la provision para obsolescencia de materiales y suministros es suficiente sobre la base de la relacion entre su consumo futuro proyectado en el proceso productivo y su rotacion.

6    INMUEBLES, MAQUINARIA Y EQUIPO

     El movimiento de la cuenta inrnuebles, maquinaria y equipo y el de su correspondiente depreciacion acumulada, por el ano terminado el 31 de diciembre del 2004, es el siguiente:

                                              ADICIONES
                                              AL COSTO/     DEDUC-
                                    SALDO    APLICADAS A   CIONES Y   TRANSFE-    SALDO
                                   INICIAL   RESULTADOS     AJUSTES    RENCIAS    FINAL
                                   -------   -----------   --------   --------   -------
                                    US$000      US$000      US$000     US$000     US$000
Costo -
Terrenos                             1,475          --        (51)         --      1,424
Edificios y otras construcciones    37,408          --       (121)        377     37,664
Maquinaria y equipo                275,000          --        (26)      4,914    279,888
Unidades de transporte               4,244          --        (18)        321      4,547
Muebles y enseres                      196          --         --          --        196
Equipos diversos                     4,030          --       (100)        477      4,407
Obras en curso                       2,526      16,772         --      (6,089)    13,209
Provision por comparacion
con el valor de mercado            (23,851)         --         49          --    (23,802
                                   -------      ------       ----      ------    -------
Van:                               301,028          --         --          --    317,533
                                   =======      ======       ====      ======    =======

Pagina 9


                                              ADICIONES
                                              Al COSTO/     DEDUC-
                                    SALDO    APLICADAS A   CIONES Y   TRANSFE-    SALDO
                                   INICIAL    RESULTADOS    AJUSTES    RENCIAS    FINAL
                                   -------   -----------   --------   --------   -------
                                    US$000      US$000      US$000     US$000     US$000
Vienen:                            301,028          --         --        --      317,533
                                   -------      ======        ===       ===      -------
Depreciacion acumulada -
Edificios y otras construcciones    10,212       1,741        (56)       --       11,897
Maquinaria y equipo                129,894      18,440        (32)       --      148,302
Unidades de transporte               3,551         286        (18)       --        3,819
Muebles y enseres                      105          19         --        --          124
Equipos diversos                     3,323         338        (75)       --        3,586
                                   -------      ------       ----       ---      -------
                                   147,085      20,824       (181)       --      167,728
                                   =======      ======       ====       ===      =======
Costo neto                         153,943                                       149,805
                                   =======                                       =======

7    GASTOS DE DESARROLLO DE MINA

     El movimiento de la cuenta gastos de desarrollo de mina y el de su correspondiente amortizacion acumulada, por el ano terminado el 31 de diciembre del 2004, es el siguiente:

                                           ADICIONES
                                           AL COSTO/
                                 SALDO    APLICADAS A    SALDO
                                INICIAL    RESULTADOS    FINAL
                                ------    -----------   ------
                                 US$000      US$000     US$000
Costo -
Gastos de desarrollo             11,982         --      11,982
Gastos de preparacion de mina    14,158         --      14,158
                                 ------      -----      ------
                                 26,140         --      26,140
                                 ------      =====      ------
Amortizacion acumulada -
Gastos de desarrollo y
Gastos de preparacion de mina     8,198      1,756       9,954
                                 ------      -----      ------
Costo neto                       17,942      1,756      16,186
                                 ======      =====      ======

     Los gastos de desarrollo corresponden a los costos incurridos en la confirmacion de las reservas minables en los tajos Santa Rosa y Cerro Verde. Los gastos de preparacion de mina se refieren a los costos de desbroce incurridos hasta el 31 de diciembre de 1999 en la preparacion del tajo Cerro Verde para continuar su explotacion determinado en funcion de las reservas estimadas de mineral.

Pagina 10


     La amortizacion de estos gastos se calcula por el metodo de unidades producidas.

8    IMPUESTO A LA RENTA Y PARTICIPACION DE LOS TRABAJADORES DIFERIDO

     a) Al 31 de diciembre el impuesto a la renta y la participacion de los trabajadores diferido resulta de las siguientes partidas temporales:

                                                           2004      2003
                                                         -------   -------
                                                          US$000    US$000
Deudor:
Provision para obsolescencia de existencias               (1,374)   (4,153)
Diferencia en metodo de valorizacion de existencias       (9,907)  (14,825)
Provision para cierre de mina                             (4,681)   (4,014)
Provision por contratos de cobertura de intereses             --      (913)
                                                         -------   -------
                                                         (15,962)  (23,905)
                                                         -------   -------
Acreedor:
Diferencia en metodo de depreciacion                     110,116    98,898
Gastos de desbroce diferidos                              11,852    13,269
Gastos de desarrollo de mina                               2,086     1,983
                                                         -------   -------
                                                         124,054   114,150
                                                         -------   -------
                                                         108,092    90,245
                                                         =======   =======

Tasa de la participacion de los trabajadores (8%) y
   del impuesto a la renta (30%)                            35.6%     35.6%
                                                         =======   =======

Total del impuesto diferido acreedor al final del ano     38,480    32,127
Total del impuesto diferido acreedor al inicio del ano   (32,127)  (19,998)
                                                         -------   -------
Efecto total del ano                                      (6,353)  (12,129)
Efecto en el patrimonio                                       --       325
                                                         -------   -------
Cargo a resultados del ano                                (6,353)  (11,804)
                                                         =======   =======

     b) El impuesto a la renta y participacion de los trabajadores diferidos se discrimina en:

                                     2004     2003
                                    ------   ------
                                    US$000   US$000
Participacion de los trabajadores    8,647    7,220
Impuesto a la renta                 29,833   24,907
                                    ------   ------
                                    38,480   32,127
                                    ======   ======

Pagina 11


9    PARTICIPACION DE LOS TRABAJADORES

     De acuerdo con la legislacion vigente, la participacion de los trabajadores en las utilidades de la Compania es el 8% de la renta anual antes de impuestos. Esta participacion es considerada como gasto deducible de la Compania para la determinacion del impuesto a la renta.

10   PATRIMONIO NETO

     a) Capital -

     Al 31 de diciembre del 2004 y 2003 el capital autorizado, suscrito y pagado de acuerdo con los estatutos de la Compania y sus modificaciones esta representado por 227,309,099 acciones comunes. Segun el acuerdo de accionistas del 11 de julio del 2003 se acordo denominar el valor nominal de las acciones en dolares estadounidenses en US$0.54 por accion. La cotizacion bursatil de estas acciones al 31 de diciembre del 2004 fue de US$3.96 por accion y su frecuencia de negociacion de 100%.

     Al 31 de diciembre del 2004, la estructura societaria del capital de la Compania es la siguiente:

                                              PORCENTAJE
PORCENTAJE DE PARTICIPACION    NUMERO DE       TOTAL DE
   INDIVIDUAL DEL CAPITAL     ACCIONISTAS   PARTICIPACION
---------------------------   -----------   -------------
Hasta 1.00                        943             8.35
De 1.01 al 10.00                    1             9.17
De 80.01 a 90.00                    1            82.48
                                  ---           ------
                                  945           100.00
                                  ===           ======

     b) Capital adicional -

     Al 31 de diciembre del 2004 y 2003 esta cuenta comprende el diferencial resultante por la conversion del valor nominal de las acciones representativas del capital social a dolares estadounidenses.

     c) Reserva legal -

     De acuerdo con la Ley General de Sociedades, la reserva legal se constituye con la transferencia del 10% de la utilidad neta anual hasta alcanzar un monto equivalente al 20% del capital pagado. En ausencia de utilidades no distribuidas o de reservas de libre disposicion, la reserva legal debera ser aplicada a la compensacion de perdidas, debiendo ser repuesta con las utilidades de ejercicios posteriores. Esta reserva puede ser capitalizada siendo igualmente obligatoria su reposicion.

Pagina 12


     d) Resultados acumulados -

     En virtud de los contratos de estabilidad tributaria suscritos con el Estado Peruano (Nota 11-a), la Compania esta autorizada a transferir al exterior, en divisas libremente convertibles, el integro de sus capitales y dividendos registrados en el organismo nacional competente. Asimismo, los dividendos y cualquier otra forma de distribucion de utilidades no constituyen renta gravable para efectos del impuesto a la renta.

     Al 31 de diciembre del 2004 esta cuenta incluye US$4.9 millones que seran transferidos en el 2005 a una cuenta especial en el patrimonio neto denominada utilidades restringidas. Este monto corresponde a la inversion sobre la que se calculo el credito contra el impuesto a la renta del ano 2004 en aplicacion del Programa de Reinversion por el periodo de octubre del 2004 a febrero del 2007 (Nota 11-c).

     En adicion, esta cuenta incluye US$8.8 millones correspondiente a la utilidad del ano 2004 que sera transferido a la reserva legal en el 2005.

11   SITUACION TRIBUTARIA

     a) El 16 de marzo de 1994 la Compania suscribio un contrato de garantias y medidas de promocion a la inversion, mediante el cual se otorga ciertas garantias a la Compania entre las que se encuentra la estabilidad en el regimen tributario vigente en la fecha de aprobacion del plan de inversion de la Compania. El 4 de noviembre de 1994 la Compania cumplio con las condiciones de dicho contrato y recibio la aprobacion del Gobierno en diciembre de 1994.

          En adicion, el 13 de febrero de 1998 la Compania suscribio un contrato con las mismas caracteristicas del anterior con relacion a una inversion de US$224,980,000, recibiendo la aprobacion del Gobierno en noviembre de 1998. De acuerdo con los terminos del contrato, el plazo de duracion de la estabilidad del regimen tributario se extiende por un periodo de 15 anos contados a partir del 1 de enero de 1999.

     b) La Gerencia considera que ha determinado la materia imponible bajo el regimen general del impuesto a la renta de acuerdo con la legislacion tributaria vigente en la fecha del contrato antes mencionado, la que exige agregar y deducir al resultado antes de impuestos y participaciones, las partidas que la referida legislacion reconoce como gravables y no gravables, respectivamente.

          Al 31 de diciembre del 2004 y 2003 la tasa del impuesto a la renta es de 30%. En adicion al regimen general, la empresa esta sujeta al impuesto minimo a la renta equivalente al 2% del total de sus activos netos de depreciaciones y amortizaciones. El impuesto cargado a resultados del ano 2003 corresponde al mayor entre el impuesto a la renta del regimen general y el impuesto minimo a la renta. En el ano 2003 el impuesto a la renta corresponde al regimen del impuesto minimo.

Pagina 13


          Al 31 de diciembre del 2004 la materia imponible ha sido determinada como sigue:

                                                           US$000
                                                           -------
Utilidad antes de participaciones e impuesto a la renta    139,353
                                                           -------
Mas:
Amortizacion de otros activos                                1,417
Provision para cierre de mina                                  379
Gastos no deducibles                                         5,987
Otras adiciones                                                185
                                                           -------
                                                             7,968
                                                           -------
Menos:
Depreciacion a la tasa del 20%                             (11,203)
Ajuste de inventarios en proceso y productos terminados     (5,230)
Provision para desvalorizacion de existencias               (2,779)
Otras deducciones                                           (2,172)
                                                           -------
                                                           (21,384)
                                                           -------
Sub-total                                                  125,937
Participacion de los trabajadores                          (10,074)
                                                           -------
                                                           115,863
Reinversion de utilidades (Nota 10-d)                       (4,917)
                                                           -------
                                                           110,946
                                                           -------
Impuesto a la renta                                         33,283
Impuesto de anos anteriores y otros ajustes                  1,979
                                                           -------
Total acreditado en resultados                              35,262
                                                           =======

          Al 31 de diciembre del 2004 el impuesto a la renta sobre la utilidad antes de impuestos difiere del monto teorico que hubiera resultado de aplicar la tasa del impuesto a los ingresos de la Compania, como sigue:

                                                            US$000
                                                           -------
Utilidad antes de impuestos                                139,353
                                                           -------
Impuesto calculado aplicando la tasa de 30%                 41,806
Gastos no deducibles                                         1,796
Gastos deducibles                                             (332)
Reinversion de utilidades                                   (1,475)
Participacion de los trabajadores                           (3,586)
                                                           -------
Impuesto a la renta del ano (corriente y diferido)          38,209
                                                           =======

Pagina 14


          Al 31 de diciembre del 2003 no se ha efectuado esta conciliacion debido a que en dicho ano el impuesto minimo resulto mayor que el impuesto a la renta del regimen general.

     c) De acuerdo con el Decreto Supremo N 07-94-EF, la Compania puede obtener un beneficio tributario (credito por reinversion) aplicando las utilidades no distribuidas a programas de inversion orientados a lograr un incremento de los niveles de produccion (Programa de Reinversion). Los creditos por reinversion equivalen al 80% del monto invertido y son obtenidos mediante solicitud y aprobados por el Ministerio de Energia y Minas.

          Con fechas 3 de setiembre y 25 octubre del 2004 la Compania remitio para la aprobacion del Ministerio de Energia y Minas el Programa de Reinversion por el periodo de octubre del 2004 a febrero del 2007 por US$800,030,000 relacionado con las obras e infraestructura para la construccion de una planta concentradora para procesar adicionalmente 108,000 TM/dia de mineral de sulfuros primarios para producir concentrado de cobre, lo que se incrementara la capacidad de 39,000 TM/dia a 147,000 TM/dia de mineral de cobre.

          El 9 diciembre del 2004, a traves de la Resolucion Ministerial No. 510-2004-MEM/DM, el Ministerio de Energia y Minas aprobo el Programa de Reinversion solicitado por la Compania con cargo a utilidades no distribuidas por el periodo antes indicado.

          En aplicacion de este programa, durante el ano 2004 la Compania reconocio un beneficio de US$4.9 millones correspondientes a las utilidades de dicho ano con cargo a la materia imponible que genero un menor impuesto de US$1.5 millones.

     d) La Administracion Tributaria tiene la facultad de revisar y, de ser el caso, corregir el impuesto a la renta determinado por la Compania en los cuatro ultimos anos, contados a partir de la presentacion de la declaracion jurada del impuesto correspondiente (anos abiertos a fiscalizacion).

          En el caso del impuesto a la renta, los anos 1999 al 2003 inclusive, estan sujetos a fiscalizacion. En el caso del Impuesto General a las Ventas el periodo sujeto a fiscalizacion corresponde al comprendido entre diciembre de 1999 y diciembre del 2003. Debido a que pueden producirse diferencias en la interpretacion por parte de la Administracion Tributaria sobre las normas aplicables a la Compania, no es posible anticipar a la fecha si se produciran pasivos tributarios adicionales como resultado de eventuales revisiones. Cualquier impuesto adicional, moras, recargos e intereses, si se produjeran, seran reconocidos en los resultados del ano en el que la diferencia de criterios con la Administracion Tributaria se resuelva. La Gerencia y sus asesores legales estiman que no surgiran pasivos de importancia como resultado de estas posibles revisiones.

Pagina 15


12   COSTO DE VENTAS

     El costo de ventas por los anos terminados el 31 de diciembre comprende:

                                               2004      2003
                                             -------   -------
                                              US$000    US$000
Inventario inicial de productos terminados     3,076     2,372
Consumo de materias primas e insumos          46,684    39,101
Mano de obra directa                          14,979    13,362
Depreciacion y amortizacion                   22,765    20,396
Otros costos                                  38,572    31,807
Variacion de productos en proceso             (4,193)       --
Inventario final de productos terminados      (2,401)   (3,076)
                                             -------   -------
                                             119,482   103,962
                                             =======   =======

13   GASTOS FINANCIEROS, NETO

     Los gastos financieros, neto por los anos terminados el 31 de diciembre comprenden:

                                              2004     2003
                                             ------   ------
                                             US$000   US$000
Intereses por prestamos bancarios                --     (942)
Intereses por contratos de cobertura de
tasas de interes                                 --     (845)
Intereses por depositos bancarios             1,148      142
Otros gastos financieros                     (1,975)    (506)
                                             ------   ------
                                               (827)  (2,151)
                                             ======   ======

14   UTILIDAD POR ACCION

     La utilidad por accion basica por cada accion comun ha sido determinada de la siguiente manera:

                                                  2004             2003
                                             --------------   --------------
Utilidad atribuible                          US$ 87,663,000   US$ 43,275,000
                                             ==============   ==============
Promedio ponderado de acciones en
   circulacion                                  227,309,099      227,309,099
                                             ==============   ==============

Utilidad basica por accion                   US$      0.386   US$      0.190
                                             ==============   ==============

     La utilidad basica por accion es calculada dividiendo la utilidad neta entre el promedio ponderado de las acciones comunes en circulacion a la fecha de los estados financieros.

Pagina 16


15   ADMINISTRACION DE RIESGOS FINANCIEROS

     Factores de riesgo financiero

     Las actividades de la Compania la exponen a ciertos riesgos financieros, que incluyen los efectos de las variaciones en los precios de mercado de los minerales, variaciones en los tipos de cambio y en las tasas de interes. Al 31 de diciembre del 2004 la Compania no mantiene este tipo de contratos de cobertura a estos riesgos. Por otro lado, como parte de Phelps Dodge Mining Company, ciertos riesgos financieros como variacion de precios y riesgo de cambio son cubiertos a nivel del grupo tomado en su conjunto.

     i) Riesgo de tipo de cambio

     La Compania opera principalmente en dolares estadounidenses y registra sus operaciones en dicha moneda. Sus ventas, compras y gastos operativos son sustancialmente efectuados en dicha moneda, reduciendo asi el riesgo de verse afectada por las variaciones en los tipos de cambio en relacion con el nuevo sol peruano.

     ii) Concentracion de ventas y riesgo crediticio

     La Compania realiza ventas a una afiliada del exterior y companias locales no relacionadas. Las ventas por concentracion geografica son las siguientes:

                   2004      2003
                 -------   -------
                  US$000    US$000
Norteamerica     161,383   115,347
Ventas locales    99,399    41,377
                 -------   -------
                 260,782   156,724
                 =======   =======

     La Compania ha establecido politicas para asegurar que la venta de bienes y servicios se efectuan a clientes con adecuada historia de credito,

     iii) Riesgo de liquidez

     La administracion prudente del riesgo de liquidez implica mantener suficiente efectivo y equivalentes de efectivo, la disponibilidad de financiamiento a traves de una adecuada cantidad de fuentes de credito comprometidas y la capacidad de cerrar posiciones en el mercado.

16   INFORMACION SOBRE FLUJOS DE EFECTIVO

     El estado de flujos de efectivo proporciona informacion sobre los cambios en el efectivo. Los flujos de efectivo de las actividades de operacion incluyen pagos/cobros de intereses y pago del impuesto a la renta como sigue:

Pagina 17


                              2004     2003
                             ------   ------
                             US$000   US$000
Intereses pagados             1,975    1,833
Intereses recibidos           1,148      142
Impuesto a la renta           3,278    1,393

17   RESERVAS DE MINERAL (NO AUDITADO)

     Al 31 de diciembre, las reservas probadas de mineral de la Compania, medidas en miles de toneladas metricas secas son:

                                                      LEYES
                                                   -----------
MINERAL                         2004       2003    2004   2003
-------                      ---------   -------   ----   ----
Minerales para lixiviacion     351,214   236,552   0.45   0.54
Minerales para molienda      1,295,528   420,959   0.49   0.61

     Asimismo, la produccion en toneladas metricas netas ha sido la siguiente:

PRODUCCION    2004     2003
----------   ------   ------
Catodos      88,502   87,336

     Precio promedio por tonelada metrica seca:

             2004    2003
             -----   -----
              US$     US$
Catodos      2,868   1,807

                                 SCHEDULE 5.1(L)

                          ABSENCE OF CHANGES AND EVENTS

1. See Schedules 5.1(c)(ii) ("Compliance with Other Instruments and Laws"); and 5.1(e) ("Taxes").

                                 SCHEDULE 5.1(M)

     TITLE TO ASSETS, MINING AND BENEFICIATION CONCESSIONS AND OTHER RIGHTS

1. The following concessions are held by Minera Phelps Dodge del Peru S.A.C. and have been leased to Cerro Verde pursuant to an oral agreement. Procedures have been implemented to transfer the concessions listed in items 1, 2 and 4 below to Cerro Verde.

ITEM   CONCESSION   APPLICATION DATE   APPROVAL DATE
----   ----------   ----------------   -------------
  1    TIABAYA-90       19-Jun-02        18-Nov-02
  2    TIABAYA-94       24-Jul-03        10-Dec-03
  3    TIABAYA-96        1-Jun-04         2-Mar-05
  4    CHRISTMAS         3-Mar-03        25-Jul-03

2. See Schedules 5.1(g)(ii) ("Legal Proceedings; Competing Claims"); and 5.1(c)(iii) ("Government Authorization, Permits and Licenses").

                                 SCHEDULE 5.1(N)

                   RELATED PARTY TRANSACTIONS AND COMMITMENTS

1. Supply Agreement by and between Phelps Dodge Sales Company and Cerro Verde effective as of January 1, 2005.

2. Technical Services Agreement between Phelps Dodge Mining Services, Inc. and Cerro Verde effective as of January 2, 2001.

3. Amendment No. 1 to Technical Services Agreement between Phelps Dodge Mining Services, Inc. and Cerro Verde effective as of January 2, 2004.

4. Technical Services Agreement between Cerro Verde and Cyprus Climax Metals Company effective as of January 1, 1998.(4)

     Each of the above agreements will continue following the Final Closing.

----------
(4) Cerro Verde pays approximately U.S.$1.285M under this agreement, with PD receiving $900,000 after the application of Peruvian withholding taxes.